SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12
JABIL CIRCUIT, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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JABIL CIRCUIT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on January 20, 2011

TO THE STOCKHOLDERS:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Jabil Circuit, Inc., a Delaware corporation (“Jabil”), will be held on Thursday, January 20, 2011, at 10:00 a.m., local time, in the Sunset Ballroom at the Renaissance Vinoy Golf Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704 for the following purposes:
     1. To elect eight directors to serve for the ensuing year or until their successors are duly elected and qualified;
     2. To ratify the appointment of Ernst & Young LLP as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2011;
     3. To approve the Jabil Circuit, Inc. 2011 Stock Award and Incentive Plan;
     4. To approve the amendment and restatement of the Jabil Circuit, Inc. Short-Term Incentive Plan;
     5. To approve the Jabil Circuit, Inc. 2011 Employee Stock Purchase Plan; and
     6. To transact such other business as may properly come before the Annual Meeting, including any adjournment thereof.
     Only stockholders of record at the close of business on November 23, 2010 are entitled to notice of, and to vote at, the Annual Meeting.
     You have the option to receive future proxy materials electronically via the Internet. You may choose to do so by following the instructions contained in this mailing. Offering electronic delivery of future annual reports and proxy statements is not only cost-effective for Jabil but is also friendlier to the environment.
     All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote your shares using one of the following methods: (1) vote through the Internet at the website shown on the proxy card; or (2) mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you elected to receive the 2010 proxy materials over the Internet, you will not receive a paper proxy card and you should vote online, unless you cancel your enrollment or we discontinue the availability of our proxy materials on the Internet. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD.

FOR THE BOARD OF DIRECTORS OF JABIL CIRCUIT, INC.
Robert L. Paver General Counsel and Secretary
St. Petersburg, Florida
December 13, 2010
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to be Held on January 20, 2011
The Proxy Statement and Annual Report to Stockholders are available at
http://jbl.client.shareholder.com/annuals.cfm
Information on our website, other than this Proxy Statement, is not a part of this Proxy Statement.

JABIL CIRCUIT, INC.

PROXY STATEMENT

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR VOTE VIA THE INTERNET.
JABIL CIRCUIT, INC.

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
January 20, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING
General
The enclosed proxy is solicited on behalf of Jabil Circuit, Inc., a Delaware corporation (except where the context otherwise requires, references herein to “Jabil,” “we,” “our” or “us” mean Jabil Circuit, Inc. together with its subsidiaries), for use at the Annual Meeting of Stockholders to be held on Thursday, January 20, 2011, at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held in the Sunset Ballroom at the Renaissance Vinoy Golf Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704. Jabil’s principal executive office is located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, and its telephone number at that location is (727) 577-9749.
These proxy solicitation materials, together with Jabil’s 2010 Annual Report to Stockholders, were mailed on or about December 13, 2010 to all stockholders entitled to vote at the Annual Meeting.
Record Date and Measurement Date
Stockholders of record at the close of business on November 23, 2010 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. As of November 1, 2010 (the “Measurement Date”), 217,982,606 shares of Jabil’s common stock were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of Jabil’s common stock, see “Share Ownership by Principal Stockholders and Management” in the “Beneficial Ownership” section. The closing sales price of Jabil’s common stock on the New York Stock Exchange (“NYSE”) on the Measurement Date was $14.91 per share.
Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Jabil’s Secretary a written notice of revocation or a duly executed proxy bearing a later date (or voting via the Internet at a later date) or by attending the Annual Meeting and voting in person.
Voting and Solicitation
Each stockholder is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.
The cost of soliciting proxies will be borne by Jabil. In addition, Jabil may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of Jabil’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter or facsimile. While we have not chosen at this time to engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation, should we do so, we will bear all costs of such solicitation of proxies. We anticipate that if we retain the services of a proxy solicitor, we would pay that firm customary fees for those services, which we believe would not be significant.
Quorum; Abstentions; Broker Non-Votes
A majority of the shares of Jabil common stock outstanding on the Record Date must be present or represented at the Annual Meeting in order to have a quorum for the transaction of business. Shares on which an abstention, a withheld vote or a broker non-vote has occurred will be counted as present for purposes of determining the presence of a quorum.
Our Bylaws provide that the election of our directors in uncontested elections is based on a majority voting standard. In contested director elections, the plurality standard will apply. In Proposal 1, we have nominated eight directors for election at the Annual Meeting, and because we did not receive advance notice under our Bylaws of any stockholder nominees for directors, the 2010 election of directors is an uncontested election. To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, he or she shall promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board of Directors will endeavor to act on the recommendation within 90 days following the recommendation. For additional information regarding the majority voting standard, see “Majority Voting for Directors.”
The approval of Proposals 3 and 5 require the affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on each such Proposal, and that the total votes cast on each such Proposal constitute at least a majority of the shares that are present and entitled to be voted on each such specific Proposal (and that the total number of shares that cast votes one way or another on the Proposal represent at least a majority of the shares entitled to vote one way or another on the Proposal). Because broker non-votes are not shares entitled to vote, they will have no effect on the approval of Proposals 3 and 5. Abstentions, however, are entitled to vote, so they will have an effect on the approval of Proposals 3 and 5. The approval of Proposals 2, 4 and 6 requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on each such specific Proposal. Abstentions and broker non-votes will have no effect on the approval of Proposals 2, 4 and 6. If you own shares through a broker, you must instruct your broker how to vote in order for your vote to be counted.
Voting Results
Votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Voting Electronically via the Internet
For Shares Directly Registered in the Name of the Stockholder. Stockholders with shares registered directly with Computershare Investor Services (“Computershare”), Jabil’s transfer agent, may vote by mailing in the proxy or via the Internet at the following address on the World Wide Web: www.investorvote.com/JBL. Specific instructions to be followed by any registered stockholder interested in voting via the Internet are set forth on the enclosed proxy card. Votes submitted via the Internet by a registered stockholder must be received by 11:59 p.m. (Eastern Time) on January 19, 2011.
For Shares Registered in the Name of a Brokerage or Bank. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. This program is different from the program provided by Computershare for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you may have already been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (Eastern Time) on January 19, 2011. Voting in such a manner via the Internet will not affect your right to decide how your shares are voted should you decide to attend the Annual Meeting.
General Information. These Internet voting procedures, which comply with Delaware law, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that stockholders’ votes have been recorded properly. Stockholders voting via the Internet through either of these voting procedures should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholders. Also, please be aware that Jabil is not involved in the operation of either of these Internet voting procedures and cannot take responsibility for any access or Internet service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.
You may elect to receive future notices of meetings, proxy materials and annual reports electronically via the Internet, if then made available by Jabil. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. If you have not yet enrolled in Jabil’s Internet delivery program, we strongly encourage you to do so as it is a cost-effective way for Jabil to send you the proxy statement and annual report materials. Participation instructions are set forth on the enclosed proxy card. When next year’s proxy statement and annual report materials are available, you may be sent an e-mail telling you how to access them electronically. Please note, however, that the Securities and Exchange Commission (the “SEC”) has enacted rules regarding the electronic distribution of proxy materials on websites, as opposed to being mailed, and we may decide to change our procedures for the distribution of our proxy materials by next year.
If you elect to access these materials via the Internet, you may still request paper copies by contacting your brokerage firm, bank or Jabil. Your participation in the new Internet program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time.
Deadline for Receipt of Stockholder Proposals
Proposals of stockholders of Jabil that are intended to be presented by such stockholders at Jabil’s 2010 Annual Meeting of Stockholders must be submitted and comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must be received by Jabil no later than August 15, 2011 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting. In addition, our Bylaws provide that, for any stockholder proposal or director nomination to be properly presented at the 2011 Annual Meeting of Stockholders, whether or not also submitted for inclusion in our proxy statement, our Secretary must receive notice of the matter not less than 120 days prior to December 13, 2011, which will be August 15, 2011. Further, the proxy solicited by the Board of Directors for the 2011 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal or director nomination presented at that meeting, unless Jabil is provided with written notice of such proposal by August 15, 2011. Any proposals or director nominations must be mailed to our principal executive offices located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, Attention: Secretary. Each notice of director nomination must be accompanied by the information required for director nominations as set forth under the “Selection of Nominees for the Board of Directors” section. A nomination or proposal that does not supply adequate information about the nominee or proposal, and the stockholder making the nomination or proposal, or that does not comply with our Bylaws, will be disregarded.
Fiscal Year End
Jabil’s fiscal year ends on August 31.

BENEFICIAL OWNERSHIP
Share Ownership by Principal Stockholders and Management
The following table sets forth the beneficial ownership of common stock of Jabil as of the Measurement Date by: (i) each of Jabil’s directors and nominees for director; (ii) each of the named executive officers listed in the Summary Compensation Table; (iii) all current directors and executive officers of Jabil as a group; and (iv) each person known by Jabil to own beneficially more than five percent of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire beneficial ownership within 60 days of the Measurement Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of 217,982,606 shares of Jabil’s common stock were issued and outstanding as of the Measurement Date.

	Number of	Percent
Directors, Named Executive Officers and Principal Stockholders	Shares(1)(2)	of Total

Principal Stockholders:
William D. Morean(3)(4)(5)	15,060,222	6.9%
c/o Jabil Circuit, Inc. 10560 Dr. Martin Luther King, Jr. Street North St. Petersburg, Florida 33716
Audrey M. Petersen(3)(6)	12,656,914	5.8%
c/o Jabil Circuit, Inc. 10560 Dr. Martin Luther King, Jr. Street North St. Petersburg, Florida 33716
Wellington Management Company, LLP(7)	13,163,038	6.0%
75 State Street Boston, Massachusetts 02109
Directors(5):
Thomas A. Sansone(8)	3,576,867	1.6%
Timothy L. Main(9)	1,730,005	1.0%
Frank A. Newman(10)	146,225	*
Lawrence J. Murphy(11)	136,225	*
Steven A. Raymund(12)	144,045	*
Mel S. Lavitt(13)	112,225	*
Kathleen A. Walters(14)	54,225	*
David M. Stout	12,000	*
Named Executive Officers:
Mark T. Mondello(15)	1,132,840	*
William D. Muir, Jr.(16)	626,679	*
John P. Lovato(17)	579,462	*
Forbes I.J. Alexander(18)	548,673	*
All current directors and executive officers as a group (17 persons)(19)	26,324,456	11.2%

*	Less than one percent.

(1)	This column does not include any shares subject to stock appreciation rights (“SARs”) held by Jabil’s executive officers. As of the Measurement Date, Jabil’s executive officers held a total of 910,347 SARs, of which 852,341 have vested as of the Measurement Date or will have vested within 60 days of the Measurement Date. Upon exercise of a SAR, the holder will receive the number of shares of Jabil’s common stock that has a total value which is equivalent to the difference between the exercise price of the SAR and the fair market value of Jabil’s common stock on the date of exercise. As of the Measurement Date, the fair market value of Jabil’s common stock (based on its closing sales price on the NYSE) was $14.91 per share, which is lower than the exercise price of all of the SARs held by Jabil’s executive officers on the Measurement Date. Thus, as of the Measurement Date, none of the SARs held by Jabil’s executive officers were exercisable. If Jabil’s stock price increases to $21.56, then certain of these SARs could become exercisable within 60 days of the Measurement Date.

(2)	Some or all of the directors and executive officers hold their respective shares in brokerage accounts that contain standard language that can be triggered any time such individual buys securities on margin. As a result of such arrangements, all of the shares owned by our directors and named executive officers may be deemed to be pledged.

(3)	Includes 10,966,102 shares held by the William E. Morean Residual Trust, as to which Mr. William D. Morean and Ms. Audrey M. Petersen (Mr. Morean’s mother) share voting and dispositive power as members of the Management Committee created under the Trust.

(4)	Includes (i) 129,140 shares held by Eagle’s Wing Foundation, a private charitable foundation of which Mr. Morean is a director and with respect to which Mr. Morean may be deemed to have shared voting and dispositive power, (ii) 79,935 shares held by the William D. Morean Trust, of which Mr. Morean is trustee, as to which Mr. Morean has sole voting and dispositive power, (iii) 46,000 shares subject to options held by Mr. Morean that are exercisable within 60 days of the Measurement Date, (iv) 15,912 shares beneficially owned by Mr. Morean’s spouse, over which Mr. Morean disclaims beneficial ownership and (v) 10,926 shares of restricted stock, of which Mr. Morean has voting power, but not dispositive power.

(5)	Mr. Morean is a director of Jabil in addition to being a Principal Stockholder.

(6)	Includes (i) 1,688,302 shares held by Morean Limited Partnership, a North Carolina limited partnership, of which Morean-Petersen, Inc. is the sole general partner, as to which Ms. Petersen has sole voting and dispositive power; Ms. Petersen is the President of Morean-Petersen, Inc. and (ii) 2,510 shares held by Audrey Petersen Revocable Trust, of which Ms. Petersen is trustee, as to which Ms. Petersen has sole voting and dispositive power.

(7)	The amount shown and the following information is derived from a Schedule 13G filed by Wellington Management Company, LLP (“Wellington”), reporting beneficial ownership as of December 31, 2009. According to the Schedule 13G, Wellington has shared voting power over 9,419,782 shares and shared dispositive power over 13,163,038 shares.

(8)	Includes (i) 2,000,000 shares held by a Grantor Retained Annuity Trust, of which Mr. Sansone is the sole trustee, as to which Mr. Sansone has sole voting and dispositive power, (ii) 985,854 shares held by TASAN Limited Partnership, a Delaware limited partnership, of which TAS Management, Inc. is the sole general partner, as to which Mr. Sansone has sole voting and dispositive power; Mr. Sansone is President of TAS Management, Inc., (iii) 459,325 shares held by Life’s Requite, Inc., a private charitable foundation of which Mr. Sansone is a director and as to which Mr. Sansone may be deemed to have shared voting and dispositive power, (iv) 46,000 shares subject to options held by Mr. Sansone that are exercisable within 60 days of the Measurement Date, (v) 600 shares beneficially owned by Mr. Sansone’s spouse, over which Mr. Sansone disclaims beneficial ownership and (vi) 10,926 shares of restricted stock, of which Mr. Sansone has voting power, but not dispositive power.

(9)	Mr. Main is also Chief Executive Officer and President of Jabil, and thus is a named executive officer in addition to being a director. Includes (i) 589,500 shares subject to options held by Mr. Main that are exercisable within 60 days of the Measurement Date, (ii) 3,027 total shares owned separately by three trusts, each of which is for the benefit of one of Mr. Main’s children, for each of which Mr. Main is one of three trustees, as to each of which Mr. Main shares voting and dispositive power and over which Mr. Main disclaims beneficial ownership and (iii) 615,000 shares of restricted stock, of which Mr. Main has voting power, but not dispositive power.

(10)	Includes (i) 46,000 shares subject to options held by Mr. Newman that are exercisable within 60 days of the Measurement Date and (ii) 10,926 shares of restricted stock, of which Mr. Newman has voting power, but not dispositive power.

(11)	Includes (i) 66,000 shares subject to options held by Mr. Murphy that are exercisable within 60 days of the Measurement Date and (ii) 10,926 shares of restricted stock, of which Mr. Murphy has voting power, but not dispositive power.

(12)	Includes (i) 37,777 shares held by a Grantor Retained Annuity Trust, of which Mr. Raymund’s wife is the sole trustee, as to which Mr. Raymund’s spouse has sole voting and dispositive power, (ii) 44,040 shares subject to options held by Mr. Raymund that are exercisable within 60 days of the Measurement Date, (iii) 2,000 shares beneficially owned by Mr. Raymund’s spouse and (iv) 10,926 shares of restricted stock, of which Mr. Raymund has voting power, but not dispositive power.

(13)	Includes (i) 46,000 shares subject to options held by Mr. Lavitt that are exercisable within 60 days of the Measurement Date, (ii) 2,000 shares beneficially owned by Mr. Lavitt’s spouse, over which Mr. Lavitt disclaims beneficial ownership and (iii) 10,926 shares of restricted stock, of which Mr. Lavitt has voting power, but not dispositive power.

(14)	Includes 10,926 shares of restricted stock, of which Ms. Walters has voting power, but not dispositive power.

(15)	Includes (i) 427,100 shares subject to options held by Mr. Mondello that are exercisable within 60 days of the Measurement Date and (ii) 419,500 shares of restricted stock, of which Mr. Mondello has voting power, but not dispositive power.

(16)	Includes (i) 235,900 shares subject to options held by Mr. Muir that are exercisable within 60 days of the Measurement Date, (ii) 11,712 shares beneficially owned by Mr. Muir’s spouse, over which Mr. Muir disclaims beneficial ownership, (iii) 300 shares beneficially owned by Mr. Muir’s daughter, over which Mr. Muir disclaims beneficial ownership and (iv) 221,820 shares of restricted stock, of which Mr. Muir has voting power, but not dispositive power.

(17)	Includes 201,592 shares subject to options held by Mr. Lovato that are exercisable within 60 days of the Measurement Date.

(18)	Includes (i) 141,592 shares subject to options held by Mr. Alexander that are exercisable within 60 days of the Measurement Date and (ii) 262,450 shares of restricted stock, of which Mr. Alexander has voting power, but not dispositive power.

(19)	Includes (i) 2,157,696 shares subject to options held by nine executive officers (including one employee director) and eight non-employee directors that are exercisable within 60 days of the Measurement Date, (ii) 15,912 shares beneficially owned by Mr. Morean’s spouse, over which Mr. Morean disclaims beneficial ownership, (iii) 600 shares beneficially owned by Mr. Sansone’s spouse, over which Mr. Sansone disclaims beneficial ownership, (iv) 3,027 total shares owned separately by three trusts, each of which is for the benefit of one of Mr. Main’s children, for each of which Mr. Main is one of three trustees, as to each of which Mr. Main shares voting and dispositive power and over which Mr. Main disclaims beneficial ownership, (v) 2,000 shares beneficially owned by Mr. Lavitt’s spouse, over which Mr. Lavitt disclaims beneficial ownership, (vi) 2,000 shares beneficially owned by Mr. Raymund’s spouse, (vii) 11,712 shares beneficially owned by Mr. Muir’s spouse, over which Mr. Muir disclaims beneficial ownership, (viii) 300 shares beneficially owned by Mr. Muir’s daughter, over which Mr. Muir disclaims beneficial ownership and (ix) 1,902,072 shares of restricted stock held by nine executive officers (including one employee director) and eight non-employee directors, of which the officers and directors hold voting power, but not dispositive power.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Jabil’s executive officers and directors, and persons who own more than ten percent of a registered class of Jabil’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and ten percent stockholders are also required by SEC rules to furnish Jabil with copies of all such forms that they file.
Based solely on its review of the copies of such forms received by Jabil from certain reporting persons, Jabil believes that, during the fiscal year ended August 31, 2010, all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent stockholders were met.
CORPORATE GOVERNANCE
AND BOARD OF DIRECTORS MATTERS
The affairs of Jabil are managed by the Board of Directors. Each member of the Board is elected at the Annual Meeting of Stockholders each year or appointed by the incumbent Board and serves until the next Annual Meeting of Stockholders or until a successor has been elected or approved.
Current Members of the Board of Directors
The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below:

Nominating and
Corporate
	Audit	Compensation	Governance
Director	Committee	Committee	Committee
William D. Morean, Chairman
Thomas A. Sansone, Vice Chairman			Chair
Mel S. Lavitt		√	√
Timothy L. Main
Lawrence J. Murphy	√
Frank A. Newman	√
Steven A. Raymund	Chair
David M. Stout		√	√
Kathleen A. Walters		Chair
Role of the Board of Directors’ Committees
Audit Committee. The functions of the Audit Committee are described below under the heading “Audit Committee Report.” The current charter of the Audit Committee was adopted on October 22, 2009, and is available in the Investor Relations section of Jabil’s website (www.jabil.com). All of the members of the Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Board of Directors has determined that each member of the Committee is an audit committee financial expert within the meaning of the SEC regulations and that each member has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The Committee met fourteen times and did not take action by written consent during fiscal 2010.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of Jabil’s Corporate Governance Guidelines. In addition, the Committee develops and reviews background information on candidates for the Board of Directors and makes recommendations to the Board regarding such candidates. The Committee also evaluates and makes recommendations to the Board in connection with its annual review of director independence and the Board’s self-evaluation of its performance. The current charter of the Nominating and Corporate Governance Committee was adopted on October 27, 2005, and is available in the Investor Relations section of Jabil’s website (www.jabil.com). All of the members of the Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Committee met three times and took action by written consent one time during fiscal 2010.
Compensation Committee. The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to the compensation of Jabil’s executive officers. The Committee reviews and approves corporate goals and objectives relevant to the compensation of Jabil’s Chief Executive Officer, and sets the compensation level of the Chief Executive Officer based on this evaluation. The Committee is also generally empowered to administer Jabil’s 1992 Stock Option Plan and 2002 Stock Incentive Plan, each with respect to all individuals. The current charter of the Compensation Committee was adopted on July 22, 2010, and is available in the Investor Relations section of Jabil’s website (www.jabil.com). All of the members of the Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Committee met thirteen times and took action by written consent three times during fiscal 2010.
Risk Oversight
The Board’s Role in Risk Oversight. Jabil faces a variety of different risks, including various operational, financial and other risks. The nature and effect of these risks vary in many ways, including our ability to anticipate and understand the risk, the types of negative impacts that could result if the risk manifests itself, the likelihood that an undesired event or a particular adverse impact would occur, and our ability to control the risk and reduce potential adverse impacts. Particular behaviors can avoid or mitigate some risks, and some risks are unavoidable as a practical matter. The potential adverse impact of some risks may be minor, and accordingly, as a matter of business judgment, allocating significant resources to avoid minor potential adverse impacts may not be appropriate. In other cases, a potential adverse impact may be significant, and spending resources to avoid or mitigate such a significant potential adverse impact is prudent. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. We engage in numerous activities seeking to align our voluntary risk-taking with company strategy, and understand that projects and processes may enhance our business interests by encouraging innovation and appropriate levels of risk-taking.
The Board oversees risk management directly and through its committees associated with their respective subject matter areas. Generally, the Board oversees risks that may affect the business of Jabil as a whole, including operational matters. The Audit Committee is responsible for oversight of Jabil’s accounting and financial reporting processes and also discusses with management Jabil’s financial statements, internal controls and other accounting and related matters. The Compensation Committee oversees certain risks related to compensation programs, and the Nominating and Corporate Governance Committee oversees certain corporate governance risks. As part of their roles in overseeing risk management, these Committees periodically report to the Board regarding briefings provided by management and advisors as well as the Committees’ own analysis and conclusions regarding certain risks faced by Jabil. Management is responsible for implementing the risk management strategy and developing policies, controls, processes and procedures to identify and manage risks.
Business and operational risks are considered by the Board in many ways. The heads of each business group typically report to the Board quarterly, identifying and discussing various risks that they are facing. Our Chief Executive Officer communicates regularly with the Board on such matters. In addition, the internal audit department periodically reports to the Audit Committee on its evaluation of management’s effectiveness in addressing risks, by providing a comprehensive review of certain business and related risks, an assessment and ranking of various identified risk items based on their likelihood and the severity of the consequences, including both financial and non-financial impacts, and plans to manage and mitigate such risks. The internal audit department also consults with third party sources and advisors regarding certain potential risks facing Jabil, which is incorporated into its summary.

Certain financial risks are identified and discussed during our quarterly and year-end processes to follow Section 302 of the Sarbanes-Oxley Act of 2002. As part of this process, Jabil receives input from a broad range of people, including local and regional facility controllers, regarding financial results, compliance matters, lack of off balance sheet transactions and other matters. Similarly, we are required under Section 404 of the Sarbanes-Oxley Act of 2002 to produce an annual report on internal control over financial reporting in our Annual Reports on Form 10-K that contains management’s assessment of the effectiveness of Jabil’s internal control over financial reporting, and we also include certifications by our Chief Executive Officer and our Chief Financial Officer as to internal control matters. As part of management’s rigorous review of Jabil’s internal control over financial reporting in order to assure compliance with the Section 404 requirements, certain risks are identified and discussed.
Risks in Compensation Practices. Jabil conducted a risk assessment of its compensation policies and practices for its employees, including those relating to its executive compensation programs. Our risk assessment included a qualitative and quantitative analysis of our compensation and benefit programs in which employees at all levels of the organization may participate, including our executive officers. Our programs contain various mitigating factors to ensure our employees, including the named executive officers (“NEOs”), are not encouraged to take unreasonable risks in managing the business. These factors include:
•	Annual cash incentives and vesting for performance-based equity awards use financial measures with sliding scales, which provide lower payments for lower performance and higher pay for higher performance, but set maximum payouts at 200% of the target levels.

•	Diverse performance metrics focused primarily on the use of reportable and broad-based financial metrics, including a mixture of consolidated and business-specific goals, with no single factor receiving an excessive weighting.

•	A mix of time-based and performance-based equity awards to avoid having a relatively high percentage of compensation tied to one element. We believe that time-based equity awards should reduce risky behavior because these awards are designed to retain employees and are earned over time.

•	An appropriate balance of short-term and long-term compensation creating diverse time horizons.

•	An appropriate relationship between performance for a given metric and the corresponding payout factor that, we believe, mitigates risk by avoiding situations where a relatively small amount of increased performance results in a relatively high corresponding amount of increased compensation.

•	An appropriate degree of difficulty of performance targets.

•	Longer performance measurement periods to encourage long-term, rather than short-term, performance.

•	Minimum stock ownership requirements for our executive officers to encourage key employees to act in a more risk-averse manner to avoid a significant decrease in their net worth.

•	Oversight of compensation programs by the Compensation Committee. We believe this mitigates risk by empowering a group of independent directors with substantial experience and expertise who owe fiduciary duties to act in the best interests of Jabil’s stockholders.

•	Oversight of programs by a broad-based group of functions within Jabil and at multiple levels within the organization to encourage different viewpoints and avoid situations where a small number of people are involved in compensation decisions.

•	Advice from outside advisors who are knowledgeable regarding various compensation policies and their associated risks.
Based upon the assessment, we believe that our compensation policies and practices do not encourage excessive or unreasonable risk taking and are not reasonably likely to have a material adverse effect on Jabil.

Leadership Structure of the Board
The Board of Directors does not currently have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for Jabil at that time. Our current chairman, Mr. Morean, is not an officer. Mr. Morean has served as our Chairman of the Board since 1988 and he served as our Chief Executive Officer from such time until 2000.
Executive Sessions
Our “independent” directors (as determined under the listing standards of the NYSE) meet at least once annually in executive session without any of our management present. Mr. Morean presides at such meetings. See the section titled “Communication with the Board of Directors” for the method for interested parties to make their concerns known to an independent director, or the independent directors as a group.
Corporate Governance Guidelines
The full text of the Corporate Governance Guidelines can be found in the Investor Relations section of Jabil’s website (www.jabil.com). The Corporate Governance Guidelines reflect the principles by which Jabil and its Board of Directors operate and are not intended to create legal rights in any third party in the event of any failure to comply with any of the Corporate Governance Guidelines. The Nominating and Corporate Governance Committee interprets the Corporate Governance Guidelines and determines whether actions taken are in compliance with these Guidelines.
Board Diversity
The Board of Directors and the Nominating and Corporate Governance Committee consider diversity in the selection of nominees, utilizing a broad meaning to include a nominee’s background, experience, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits desirable in achieving an appropriate group of qualified individuals. While diversity has been a factor for consideration of nominees for director, the Board amended the Corporate Governance Guidelines in July 2010 to more expressly clarify that diversity is taken into account. The Nominating and Corporate Governance Committee will consider and assesses the effectiveness of its Corporate Governance Guidelines in connection with the annual director nomination process to assure it includes an effective mix of people to best further our long-term business interests.
Selection of Nominees for the Board of Directors
One of the tasks of the Nominating and Corporate Governance Committee is to identify and recruit candidates to serve on the Board of Directors. The Nominating and Corporate Governance Committee is responsible for providing a list of nominees to the Board for nomination at the Annual Meeting of Stockholders. This Committee will consider nominees for board membership suggested by its members and other Board members, as well as management and stockholders. The Nominating and Corporate Governance Committee may at its discretion retain a third-party executive search firm to identify potential nominees. Jabil’s Chief Executive Officer is included, on a non-voting basis, in the process of identifying candidates. A prospective nominee will be evaluated against the standards and qualifications set out in Jabil’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will take into account many factors in evaluating a prospective nominee, including, among other things, having integrity and being accountable, being able to exercise informed judgment, being financially literate, having high performance standards, and being diverse.
The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The Committee will give consideration to these recommendations for positions on the Board where the Committee has not determined to re-nominate a qualified incumbent director. For each Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. An affiliated group of stockholders means stockholders constituting a group under

SEC Regulation 13D. While the Nominating and Corporate Governance Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Nominating and Corporate Governance Committee will take into account the size and duration of a recommending stockholder’s ownership interest in Jabil. The Nominating and Corporate Governance Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed from time to time by the Nominating and Corporate Governance Committee or the full Board of Directors for board candidates, including that a director must represent the interests of all stockholders and not serve for the purpose of favoring or advancing the interests of any particular stockholder group or other constituency.
All stockholder nominating recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee in care of Jabil’s Secretary at Jabil’s principal headquarters, at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, FL 33716. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group. Acceptance of a recommendation for consideration does not imply that the Nominating and Corporate Governance Committee will nominate the recommended candidate. In addition to proposing nominees for consideration to the Nominating and Corporate Governance Committee, stockholders may also directly propose nominees for consideration at an Annual Meeting of Stockholders. The requirements and procedures to be followed by stockholders for directly nominating directors are discussed under “Deadline for Receipt of Stockholder Proposals.”
A nominating recommendation must be accompanied by the following information concerning each recommending stockholder:
•	the name and address, including telephone number, of the recommending stockholder;

•	the number of Jabil’s shares owned by the recommending stockholder and the time period for which such shares have been held;

•	if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held (alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and

•	a statement from the recommending stockholder as to whether the recommending stockholder has a good faith intention to continue to hold the reported shares through the date of Jabil’s next Annual Meeting of Stockholders.
A nominating recommendation must be accompanied by the following information concerning the proposed nominee:
•	the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five-year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past ten years involving the nominee);

•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of Jabil);

•	the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between Jabil and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with Jabil);

•	a description of the relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;

•	a description of all relationships between the proposed nominee and any of Jabil’s competitors, customers, suppliers, labor unions or other persons with special interests regarding Jabil known to the recommending stockholder or director in Jabil’s filings with the SEC;

•	a statement supporting the recommending stockholder’s view that the proposed nominee possesses the minimum qualifications prescribed by the Nominating and Corporate Governance Committee for nominees or directors from time to time, including those that may be set forth in Jabil’s Corporate Governance Guidelines, and briefly describing the contributions that the nominee would be expected to make to the Board of Directors and to the governance of Jabil;

•	a statement as to whether, in the view of the recommending stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Jabil; and

•	the consent of the proposed nominee to be interviewed by the Nominating and Corporate Governance Committee, if the Nominating and Corporate Governance Committee chooses to do so in its discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of Jabil.
Majority Voting for Directors
In October 2008, our Board of Directors amended our Bylaws to change the voting standard for the election of our directors in uncontested elections from a plurality standard to a majority voting standard. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors.
To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, he or she shall promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board of Directors will endeavor to act on the recommendation within 90 days following the recommendation. Thereafter, the Board of Directors will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the offer, if applicable) in a Report on Form 8-K or by a press release. If the Board of Directors does not accept the resignation, the director will continue to serve until the next annual meeting and until a successor has been elected and qualified or until his or her earlier death, resignation or removal. If the Board of Directors accepts the resignation, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors.
The election of directors at the Annual Meeting is an uncontested election and thus the majority voting standard applies.
Determinations of Director Independence
In October 2010, the Board of Directors undertook its annual review of director independence. For a director to be considered independent, the Board must determine that the director does not have a material relationship with Jabil and is otherwise independent under the listing standards of the NYSE (Jabil no longer has “categorical standards,” within the meaning of prior NYSE rules and guidance, to assist the Board in assessing independence). As required by the NYSE listing standards, the Board considers all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. As a result of this review, the Board determined that the following directors are independent: Mel S. Lavitt, William D. Morean, Lawrence J. Murphy, Frank A. Newman, Steven A. Raymund, Thomas A. Sansone, and David M. Stout. As required by applicable law, the Board will make and publicly disclose its independence determination for each director when the director is first elected to the Board and annually thereafter for all nominees for election as directors.
For fiscal 2010, the Board of Directors evaluated and considered several relationships when determining the independence of Messrs. Morean and Sansone. An entity controlled by Mr. Morean (“Indigo”) had an arm’s-length agreement with Jabil, in compliance with Federal Aviation Administration Rules, for Jabil’s use of Indigo’s aircraft for Jabil’s business purposes, which was terminated effective June 30, 2010. This agreement was beneficial for Jabil in that it allowed Jabil access to Indigo’s aircraft when Jabil’s aircraft was either inappropriate or unavailable for its desired business use. Under the agreement, Jabil paid market competitive hourly rental rates and certain ancillary costs incurred while the aircraft was being used by Jabil, such as fuel, oil, and landing fees. Jabil paid Indigo for its use of Indigo’s aircraft approximately $16,798 during the 2010 fiscal year. Jabil did not pay for Mr. Morean’s personal use of the aircraft.
Mr. Morean and Indigo also had an agreement with Jabil for the limited use of Jabil’s flight crew to operate a non-Jabil aircraft for non-Jabil use at market-competitive rates and for maintenance scheduling fees, which was terminated effective June 30, 2010. Mr. Morean and Indigo paid Jabil approximately $128,670 for such flight crew’s services and maintenance scheduling attributable to Indigo’s aircraft during the 2010 fiscal year. An entity controlled by Mr. Sansone (“Tomcat”) has a similar agreement with Jabil, allowing Tomcat limited use of Jabil’s flight crew to operate a non-Jabil aircraft for non-Jabil use at market-competitive rates. Tomcat paid Jabil approximately $100,040 for such flight crew’s services during the 2010 fiscal year.
Jabil and Indigo also insured their respective aircraft under a mutual policy, which was terminated effective August 31, 2010. This enabled Jabil to take advantage of a quantity discount for aircraft insurance and pay less for its aircraft insurance than it would pay without the Indigo aircraft on the policy. Jabil paid approximately $8,583 as the annual premium associated with the Indigo aircraft, which was subsequently reimbursed by Indigo during the 2010 fiscal year.
In addition, Jabil had a Director-Owned Watercraft Policy, under which a watercraft owned by Mr. Morean could have been utilized by Jabil employees. This arrangement, which was terminated effective August 31, 2010, was at a market-competitive rate requiring Jabil to pay Mr. Morean for such use. Jabil paid Mr. Morean approximately $2,143 during the 2010 fiscal year for its use of Mr. Morean’s watercraft.
Board of Directors Meetings During Fiscal 2010
The Board of Directors held a total of six meetings and took action by written consent four times during fiscal 2010. All directors attended 75% or more of the aggregate number of Board of Directors meetings and committee meetings. The Chairman of the Board presides over all meetings of the Board of Directors.
Policy Regarding Attendance at Annual Meeting of Stockholders
Jabil’s Corporate Governance Guidelines require all directors to endeavor to attend all annual meetings of stockholders, absent unanticipated personal or professional obligations which preclude them from doing so. To facilitate such attendance, Jabil schedules a regular meeting of the Board of Directors on the same date as the annual meeting. All of Jabil’s directors attended the 2009 Annual Meeting.
Communication with the Board of Directors
Communications directed to any director, or any group of directors, must be in writing and sent certified mail in care of Jabil’s legal department to the address of Jabil’s headquarters. All communications must be accompanied by the following information:
•	if the person submitting the communication is a stockholder, a statement of the type and amount of shares of Jabil that the person holds;

•	if the person submitting the communication is not a stockholder and is submitting the communication as an interested party to an independent director, or the independent directors as a group, the nature of the person’s interest in Jabil;

•	any special interest, meaning an interest not in the capacity of a stockholder of Jabil, of the person in the subject matter of the communication; and

•	the name, address, telephone number and e-mail address, if any, of the person submitting the communication.

Jabil’s legal department reviews all such correspondence and regularly forwards to the Board of Directors copies of all correspondence that, in the opinion of Jabil’s legal department, deals with the functions of the Board of Directors or committees thereof or that Jabil’s legal department otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and are handled in accordance with procedures established by the Audit Committee with respect to such matters.
Code of Business Conduct and Ethics and Senior Code
Jabil has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees. In addition, Jabil has adopted a senior code of ethics titled “Code of Ethics for the Principal Executive Officer and Senior Financial Officers of Jabil” that applies to the principal executive officer, president, principal financial officer, chief financial officer, the principal accounting officer and controller. The text of both documents can be found in the Investor Relations section of Jabil’s website (www.jabil.com). Jabil anticipates that in the event any waivers from its Code of Ethics for the Principal Executive Officer and Senior Financial Officers are granted, notice of any such waiver will be posted on its website.
Compensation Committee Interlocks and Insider Participation
Jabil’s Compensation Committee was formed in November 1992 and is currently composed of Messrs. Lavitt and Stout and Ms. Walters. No member of the Compensation Committee is currently or was formerly an officer or an employee of Jabil or its subsidiaries. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.
Related Party Transactions
Related Party Transactions Policy. Our Board of Directors has adopted a written policy governing the approval of related party transactions. “Related Party Transactions” are transactions in which Jabil is a participant, the amount involved exceeds $120,000 and a “related party” had, has or will have a direct or indirect material interest. “Related parties” are Jabil’s directors (including any nominees for election as directors), its executive officers, any stockholder who beneficially owns more than 5% of Jabil’s outstanding common stock and any firm, corporation, charitable organization or other entity in which any of the persons listed above is an officer, general partner or principal or in a similar position or in which the person has a beneficial ownership interest of 10% or more. Under the Related Party Transactions Policy, Jabil’s General Counsel (or its Chief Executive Officer if the related party is the General Counsel or an immediate family member of the General Counsel’s) will review potential Related Party Transactions to determine if they are subject to the Policy. If so, the transaction will be referred to the Audit Committee for approval or ratification. If, however, the General Counsel determines that it is not practical to wait until the next Audit Committee meeting, the Committee’s chair shall have the authority to act on behalf of the Committee in approving or ratifying a Related Party Transaction (unless the Audit Committee chair is a Related Party in the Related Party Transaction). In determining whether to approve a Related Party Transaction, the Audit Committee (or, as applicable, the Committee chair) will consider, among other things, the benefits of the transaction to Jabil, the potential effect of entering into the transaction on a director’s independence, the availability of other sources for the products or services, the terms of the transaction and the terms available to unrelated third parties generally. The Audit Committee has authority to administer the Related Party Transactions Policy and to amend it as appropriate.
Certain Related Party Transactions. As described in detail in the “Determinations of Director Independence” section, Jabil had relationships with Mr. Morean under arms-length agreements that have been terminated and currently has a relationship with Mr. Sansone under an arms-length agreement. Each of these relationships predate the adoption of the Related Party Transactions Policy by a number of years. Mr. Morean’s relationship was, and Mr. Sansone’s relationship is, closely monitored and evaluated on a regular basis to determine if any one of them is, or was, a Related Party Transaction.
From the beginning of the 2010 fiscal year until November 15, 2010, Jabil paid Indigo approximately $16,798 for its use of Indigo’s aircraft (Jabil did not pay for Mr. Morean’s personal use of Indigo’s aircraft); Mr. Morean and Indigo paid Jabil approximately $128,670 for the use of Jabil’s flight crew to operate a non-Jabil aircraft for non-Jabil use and maintenance scheduling attributable to Indigo’s aircraft; and Jabil paid approximately $8,583 as the annual premium associated with the Indigo aircraft, which was subsequently reimbursed by Indigo during the 2010 fiscal year. From the beginning of the 2010 fiscal year until November 15, 2010, Mr. Sansone and Tomcat paid Jabil approximately $125,660 for the use of Jabil’s flight crew (approximately $25,620 of which was paid during the 2011 fiscal year).
Charles A. Main, a brother of Timothy L. Main, the Chief Executive Officer, President and a director of Jabil, is employed by Jabil’s EMS division as a Business Unit Director and his compensation for the 2010 fiscal year consisted of the following items: a base salary of $161,538, equity grants (consisting of performance-based and time-based restricted shares whose aggregate grant date fair value, pursuant to Accounting Standards Codification 718 (“ASC 718”), was $64,877), a bonus of $334,357, an $8,257 contribution by Jabil on his behalf to his 401(k) plan, a travel voucher award of $3,159, and a cost of living allowance of $36,864 (for total compensation of $609,052).
Director Compensation
It is the general practice of the Board that compensation for non-management directors be a mix of cash and equity. For fiscal 2010, the non-management directors received the following annual retainers, payable quarterly:

POSITION	ANNUAL RETAINER
Non-management Board members	$58,000
Audit Committee Chair	$30,000
Other Audit Committee members	$15,000
Compensation Committee Chair	$15,000
Other Compensation Committee members	$7,500
Nominating and Corporate Governance Committee Chair	$10,000
Other Nominating and Corporate Governance Committee members	$5,000
No director currently receives any additional cash compensation for attendance at Board or committee meetings. Directors are entitled to reimbursement for expenses incurred in connection with their attendance at Board and committee meetings. In addition, non-employee directors are also eligible to receive awards under Jabil’s 2002 Stock Incentive Plan. For fiscal 2010, each non-employee director received a time-based restricted stock award of 12,000 shares of Jabil’s common stock, which vested on August 31, 2010.
Director Compensation In Fiscal Year 2010

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name (1)	($)	($)(2)	($)
William D. Morean	60,500	178,560	239,060
Thomas A. Sansone	68,000	178,560	246,560
Mel S. Lavitt	70,500	178,560	249,060
Timothy L. Main	—	—	—
Lawrence J. Murphy	73,000	178,560	251,560
Frank A. Newman	73,000	178,560	251,560
Steven A. Raymund	88,000	178,560	266,560
David M. Stout	68,000	178,560	246,560
Kathleen A. Walters	73,000	178,560	251,560

(1)	As of the end of fiscal 2010, the following non-employee directors had outstanding restricted stock awards: Mr. Lavitt 15,267; Mr. Morean 15,267; Mr. Murphy 15,267; Mr. Newman 15,267; Mr. Raymund 15,267; Mr. Sansone

15,267; Mr. Stout 0; and Ms. Walters 15,267. As of the end of fiscal 2010, the following non-employee directors had outstanding option awards: Mr. Lavitt 53,000; Mr. Morean 53,000; Mr. Murphy 73,000; Mr. Newman 53,000; Mr. Raymund 51,040; Mr. Sansone 55,300; Mr. Stout 0; and Ms. Walters 0.

(2)	Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value of the award pursuant to ASC 718. This amount was determined by multiplying the total number of shares awarded, 12,000, by the closing stock price on the date of grant (October 22, 2009) of $14.88, and is the aggregate amount of expense that will be recognized by us for financial statement reporting purposes in accordance with ASC 718 over the requisite service period of the award granted. The assumptions used for the valuations are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010. These awards vested on August 31, 2010.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
Nominees
Eight directors are to be elected at the 2010 Annual Meeting. Jabil’s Board of Directors has authorized the nomination at the Annual Meeting of the persons named herein as candidates. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jabil’s eight nominees named below, all of whom are presently directors of Jabil. If any nominee of Jabil is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Jabil is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders and until a successor has been elected and qualified, or until his or her earlier death, resignation or removal.
The names of Jabil’s nominees for director and certain information about them are set forth below:

Name	Age	Principal Position	Director Since
William D. Morean	55	Chairman of the Board of Directors	1978
Thomas A. Sansone	61	Vice Chairman of the Board of Directors	1983
Mel S. Lavitt	73	Director	1991
Timothy L. Main	53	Chief Executive Officer, President and Director	1999
Lawrence J. Murphy	68	Director	1989
Frank A. Newman	62	Director	1998
Steven A. Raymund	55	Director	1996
David M. Stout	56	Director	2009
Except as set forth below, each of the nominees has been engaged in his or her principal occupation during the past five years. There are no family relationships among any of the directors and executive officers of Jabil. There are no arrangements or understandings between any of the persons nominated to be a director and any other persons pursuant to which any of such nominees was selected. A majority of the directors are “independent” as defined in the applicable listing standards of the NYSE.
Board Composition
We believe that our directors should possess certain personal characteristics and competencies, which include high ethical standards, integrity, the willingness to be accountable for their decisions, providing informed judgment on a broad range of issues, being financially literate, acting with mature confidence which involves the ability to participate in open discussion, expecting high performance, and being passionate and creative. Additionally, the individuals that comprise the board should, as a group, represent a diverse mix of backgrounds, skills and expertise, with the ability to contribute their knowledge in such areas as accounting and finance, business judgment, management, crisis response, industry knowledge, international markets, and leadership, strategy and vision. We believe that the nominees we are presenting for directors possess these characteristics and contribute to the diverse mix that we seek for our board as a whole.

William D. Morean. Mr. Morean has served as Chairman of the Board of Directors since 1988 and as a director since 1978. Mr. Morean joined Jabil in 1977 and assumed management of day-to-day operations the following year. Mr. Morean was Chief Executive Officer from 1988 to 2000. Mr. Morean has also served as Jabil’s President and Vice President and held various operating positions with Jabil. We believe that Mr. Morean’s extensive history and experience with Jabil, including his current service as our Chairman of the Board and prior service as Chief Executive Officer of Jabil, qualify him for re-election to the Board.
Thomas A. Sansone. Mr. Sansone served as President of Jabil from 1988 to 1999 when he became Vice Chairman of the Board. Mr. Sansone joined Jabil in 1983 as Vice President and has served as a director since that time. Prior to joining Jabil, Mr. Sansone was a practicing attorney with a specialized practice in taxation. He holds a B.A. from Hillsdale College, a J.D. from Detroit College of Law and an LL.M. in taxation from New York University. We believe that Mr. Sansone’s business and legal experience, including his prior service as President of Jabil, qualify him for re-election to the Board.
Mel S. Lavitt. Mr. Lavitt has served as a director of Jabil since 1991. Currently, Mr. Lavitt is a Senior Advisor to Needham & Company, LLC, an investment bank. He is also the Managing Member of The Lavitt Group L.L.C., a financial consulting firm and serves on the Board of Directors of the Utah Governor’s Office of Economic Development. From July 2007 to June 2008, Mr. Lavitt held several positions with GC Capital Management LLC, a registered advisory firm, including Co-Managing Partner and Senior Advisor. Mr. Lavitt served as a Managing Director at the investment banking firm of C.E. Unterberg, Towbin (or its predecessor) from 1992 (and also as Vice Chairman beginning in December 1999) until July 2007. From 1987 until 1992, Mr. Lavitt was President of Lavitt Management, a business consulting firm. From 1978 until 1987, Mr. Lavitt served as an Administrative Managing Director for the investment banking firm of L.F. Rothschild, Unterberg, Towbin, Inc. Mr. Lavitt is a graduate of Brown University. We believe that Mr. Lavitt’s business background and experience, including years of service as an investment banker, enhance his ability to analyze and contribute valuable and unique insights on matters including those relating to capital structure and financing, which therefore qualify him for re-election to the Board.
Timothy L. Main. Mr. Main has served as Chief Executive Officer of Jabil since 2000, and as President and director since 1999. He joined Jabil in 1987 as a Production Control Manager, was shortly thereafter promoted to Operations Manager in 1987, to Project Manager in 1989, to Vice President Business Development in 1991, and to Senior Vice President, Business Development in 1996. Prior to joining Jabil, Mr. Main was a commercial lending officer, international division, for the National Bank of Detroit. Mr. Main earned a B.S. from Michigan State University and Master of International Management from the American Graduate School of International Management (Thunderbird). We believe that Mr. Main’s current service as Chief Executive Officer of Jabil qualifies him to be a member of the Board.
Lawrence J. Murphy. Mr. Murphy is an independent business consultant focusing on mergers and acquisition related matters and has served as a director of Jabil since 1989 and as an independent consultant to Jabil from 1997 until 2004. From 1992 until 1997, Mr. Murphy served as a director of Core Industries, a diversified conglomerate where he held various executive level positions since 1981, including Executive Vice President and Secretary. Prior to joining Core Industries, Mr. Murphy was a practicing attorney at the law firm of Bassey, Selesko, Couzens & Murphy, P.C. and a certified public accountant with the accounting firm of Deloitte & Touche. Mr. Murphy is currently a member of the Board of Advisors for Baker Financial, a financial consulting services firm and the McCoig Group, a privately-held ready-mix concrete company based in Michigan. We believe that Mr. Murphy’s business and legal experience, long-standing service as a Jabil director, financial accounting and management expertise, as well as his prior service as an independent consultant to Jabil, all qualify him for re-election to the Board.
Frank A. Newman. Mr. Newman has served as a director of Jabil since 1998. Mr. Newman has been Chairman of Medical Nutrition USA, Inc., a nutrition-medicine company, since 2003 and its Chief Executive Officer since 2002. From 2001 until 2002, Mr. Newman was a private investor and advisor to health care and pharmaceutical companies. From 2000 until 2001, Mr. Newman was President, Chief Executive Officer and a director of more.com, an Internet pharmacy company. From 1993 until 2000, Mr. Newman was the President, Chief Operating Officer and a director of Eckerd Corporation, a retail drug store chain, and was its Chief Executive Officer from 1996 until 2000 and its Chairman of the Board of Directors from 1997 until 2000. From 1986 until 1993, Mr. Newman was the President, Chief Executive Officer and a director of F&M Distributors, Inc., a retail drug store chain. Mr. Newman is also a director of JoAnn Stores, Inc. and Medical Nutrition USA, Inc. We believe that Mr. Newman’s extensive business experience, including his current and prior service as the chief executive officer of publicly-traded companies, knowledge of our company, service on boards of other publicly-traded companies and proven leadership ability qualify him for re-election to the Board.
Steven A. Raymund. Mr. Raymund has served as a director of Jabil since 1996. Mr. Raymund began his career at Tech Data Corporation, a distributor of personal computer products, in 1981 as Operations Manager. He became Chief Operating Officer in 1984, and was promoted to the position of Chief Executive Officer of Tech Data Corporation in 1986. Effective October 2006, Mr. Raymund resigned from his position as Chief Executive Officer of Tech Data Corporation. Mr. Raymund currently serves as Chairman of the Board of Directors of Tech Data Corporation and is also a director of WESCO International, Inc. We believe that Mr. Raymund’s extensive business experience, including his former service as the chief executive officer of a publicly-traded company, knowledge of our company, service on boards of other publicly-traded companies and service leading the Audit Committee qualify him for re-election to the Board.
David M. Stout. Mr. Stout became a director of Jabil in September 2009. He is also currently a director of Airgas, Inc., NanoBio Corporation, Allos Therapeutics and Shire PLC. From 2003 to 2008, Mr. Stout was President, Pharmaceuticals, for GlaxoSmithKline, with responsibility for global pharmaceutical operations. From 1999 to 2003, he served as President of U.S. Pharmaceuticals. From 1996 until 1998, he served as Senior Vice President and Director, Sales and Marketing-U.S., for SmithKline Beecham. From 1994 until 1996, Mr. Stout was President of Schering Laboratories, a division of Schering-Plough Corporation and held various executive and sales and marketing positions with Schering-Plough from 1979. We believe that Mr. Stout’s extensive business experience and service on boards of other publicly-traded companies qualify him for re-election to the Board.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.
PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On July 28, 2010, following a competitive process undertaken by the Audit Committee, the Audit Committee approved the selection of Ernst & Young LLP (“E&Y”) to serve as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2011 with the terms of such engagement subsequently approved by the Audit Committee on August 30, 2010.
KPMG LLP (“KPMG”) was notified on July 28, 2010 that it would not be retained as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2011. KPMG’s engagement as Jabil’s independent registered public accounting firm to audit Jabil’s consolidated financial statements for the fiscal year ending August 31, 2010, was unaffected by the selection of E&Y, as KPMG’s dismissal became effective upon the completion of KPMG’s audit of Jabil’s consolidated financial statements as of and for the fiscal year ended August 31, 2010 and the filing of the related Annual Report on Form 10-K. On October 21, 2010, Jabil filed its Form 10-K for the fiscal year ended August 31, 2010, indicating that KPMG’s term as Jabil’s independent registered public accounting firm had ended.
The audit reports of KPMG on the consolidated financial statements of Jabil and its subsidiaries as of and for the years ended August 31, 2010 and 2009 did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

KPMG’s report on the consolidated financial statements of Jabil and its subsidiaries as of and for the years ended August 31, 2010 and 2009, contained a separate paragraph stating that “As discussed in Note 15 to the consolidated financial statements, effective September 1, 2009, the Company adopted new accounting and disclosure guidance related to noncontrolling interests in subsidiaries. Also discussed in Note 15 to the consolidated financial statements, effective September 1, 2009, the Company adopted new accounting guidance on earnings per share which provides that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, be considered participating securities and therefore included in the computation of earnings per share pursuant to the two-class method.”
The audit reports of KPMG on the effectiveness of internal control over financial reporting as of August 31, 2010 and 2009 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
During the two fiscal years ended August 31, 2010 and 2009, and the subsequent interim period through the filing of Jabil’s Form 10-K for the fiscal year ended August 31, 2010 on October 21, 2010, there were (i) no disagreements between Jabil and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of KPMG would have caused KPMG to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
During the two fiscal years ended August 31, 2010 and 2009, and the subsequent interim period through October 21, 2010, Jabil did not consult with E&Y, regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Jabil’s consolidated financial statements, and neither a written report was provided to Jabil nor oral advice was provided that E&Y concluded was an important factor considered by Jabil in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
Jabil provided KPMG with a copy of the Form 8-K/A filed on October 21, 2010. KPMG furnished Jabil with a letter addressed to the U.S. Securities and Exchange Commission stating that KPMG agreed with the statements made in the Form 8-K/A, except that KPMG was not in a position to agree or disagree with Jabil’s statement that E&Y was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Jabil’s consolidated financial statements, or the effectiveness of internal control over financial reporting. A copy of such letter, dated October 21, 2010, was filed as Exhibit 16 to the Form 8-K/A.
Representatives of KPMG and E&Y are expected to be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to questions.
AUDIT COMMITTEE REPORT
Jabil’s Audit Committee serves to assist the Board in fulfilling the oversight responsibilities it has under the law with respect to financial reports and other financial information provided by Jabil to the public, Jabil’s systems of internal controls regarding finance and accounting that management and the Board have established and Jabil’s auditing, accounting and financial reporting processes generally.
The Audit Committee is comprised solely of independent directors, as defined in the listing standards of the New York Stock Exchange, as well as other statutory, regulatory and other requirements applicable to Jabil.
The Audit Committee operates under a written charter adopted by the Board, a copy of which is available in the Investor Relations section of Jabil’s website (www.jabil.com). The Audit Committee annually reviews and assesses the adequacy of its charter in order to insure early or timely compliance with statutory, regulatory, listing and other requirements applicable to Jabil.
Jabil’s management has primary responsibility for the preparation, presentation and integrity of Jabil’s financial statements and its financial reporting process, including internal control over financial reporting. Jabil’s independent registered public accounting firm is responsible for expressing an opinion on the effectiveness of Jabil’s internal control over financial reporting and conformity of Jabil’s financial statements with United States generally accepted accounting principles. The Audit Committee members are not professional accountants nor auditors and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm.
The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace the independent registered public accounting firm. The Audit Committee also has periodic discussions with management and the independent registered public accounting firm with regard to the quality and adequacy of Jabil’s internal controls. Management’s and the independent registered public accounting firm’s presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management or the independent registered public accounting firm.
For fiscal 2010 and since fiscal 1984, KPMG LLP has acted as Jabil’s independent registered public accounting firm.
In this context, the Audit Committee reports as follows:
     1. The Audit Committee has reviewed and discussed the audited financial statements with Jabil’s management and KPMG LLP.
     2. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU §380).
     3. The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence from Jabil.
     4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Jabil’s Board, and the Board has approved, that the audited financial statements be included in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2010, for filing with the Securities and Exchange Commission.
     5. The Audit Committee has appointed E&Y as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2011.

Submitted by the Audit Committee

Steven A. Raymund, Chair
Lawrence J. Murphy Frank A. Newman

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filings.

Principal Accounting Fees and Services
The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Jabil’s annual financial statements for the fiscal years ended August 31, 2010 and August 31, 2009, and fees billed for other services rendered by KPMG LLP during those periods.

Fee Category	Fiscal Year 2010 Fees	Fiscal Year 2009 Fees
Audit Fees	$6,844,000	$6,305,000
Audit-Related Fees	$11,000	—
Tax Fees	$511,000	$618,000
All Other Fees	—	—

Total Fees	$7,366,000	$6,923,000

Audit Fees. Consists of fees billed for professional services rendered for the audit of Jabil’s consolidated financial statements, the effectiveness of internal control over financial reporting and review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Jabil’s financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations regarding financial accounting and reporting standards.
Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, and tax planning (domestic and international).
All Other Fees. Jabil did not incur any additional fees under this category.
Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. During fiscal 2010, all services were pre-approved by the Audit Committee in accordance with this policy.
Recommendation of the Board of Directors
If the stockholders do not approve the selection of E&Y, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee of the Board of Directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 3
APPROVAL OF THE 2011 STOCK AWARD AND INCENTIVE PLAN
GENERAL
The Jabil 2011 Stock Award and Incentive Plan (the “Stock Incentive Plan”) was adopted by the Board of Directors in October 2010. At the Annual Meeting, you are being asked to approve the adoption of the Stock Incentive Plan and the issuance of 8,850,000 shares of common stock under the Stock Incentive Plan. The Stock Incentive Plan is intended to replace the current 2002 Stock Incentive Plan, which by its terms must terminate in October 2011, and to provide stock based awards that are substantially similar to the awards provided by the current plan as well as other types of stock-based and cash-based awards. If the proposed Stock Incentive Plan is not approved by the Jabil stockholders, then it will not go into effect. If the proposed Stock Incentive Plan is approved by the Jabil stockholders, then the 2002 Stock Incentive Plan will be terminated in January 2011 immediately upon the effectiveness of the Stock Incentive Plan, and no future awards will be granted under the 2002 Stock Incentive Plan.
The Stock Incentive Plan includes provisions necessary to take advantage of the “qualified performance-based compensation” exception to the tax deduction limits of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code prevents a publicly held corporation from claiming tax deductions for annual compensation in excess of $1,000,000 to certain of its senior executives unless the compensation is “qualified performance-based compensation.” The key senior executives who are subject to the compensation deduction limitation include any individual who, as of the last day of Jabil’s taxable year, is Jabil’s chief executive officer or among the three highest compensated officers other than the chief executive officer and the chief financial officer. Stockholder approval of the material terms of the Stock Incentive Plan is required to allow Jabil to receive tax deductions for the full amount of performance-based compensation paid to key senior executives in the form of awards under the Stock Incentive Plan. The material terms that must be approved include: (1) the employees eligible to receive the performance-based compensation; (2) the maximum amount of performance-based compensation that can be paid to any employee in a specified period; and (3) the performance criteria under which the performance-based compensation will be determined.
The following table displays all equity-based awards that were granted in the last three fiscal years, with the earned performance-based awards listed in the column identified by the fiscal year in which they were earned, regardless of the year granted, and with the unearned performance-based grants calculated at the maximum level of potential achievement.
EQUITY AWARDS IN THE LAST THREE FISCAL YEARS

	Fiscal Year
	2010	2009	2008

Stock options granted	28,570	55,290	4,332,544
Time-based restricted stock granted	1,977,031	1,635,627	372,000
Actual performance-based stock earned	1,219,824	184,000	0
Performance-based stock awards granted but unearned	2,590,440	3,656,840	2,730,982

TOTALS	5,815,865	5,531,757	7,435,526
SUMMARY OF THE STOCK INCENTIVE PLAN
The following summary of the Stock Incentive Plan is qualified in its entirety by the terms of the Stock Incentive Plan, which is attached to this proxy as Appendix A.
Purpose. The purposes of the Stock Incentive Plan are to help Jabil attract and retain personnel for positions of substantial responsibility, to provide for incentive awards that appropriately reward achievement of Jabil’s goals, and to promote the success of Jabil’s business.

Awards. The Stock Incentive Plan provides for awards of incentive stock options, nonqualified stock options, stock awards (including restricted stock and restricted stock units), stock appreciation rights, other stock-based awards, and cash-based awards. The Board may adopt sub-plans applicable to particular subsidiaries. With limited exceptions, the rules of such sub-plans may take precedence over other provisions of the Stock Incentive Plan. The ability to adopt such sub-plans will facilitate Jabil’s global compensation program.
Stock Subject to the Stock Incentive Plan. The aggregate number of shares of common stock that may be subject to awards under the Stock Incentive Plan, subject to adjustment upon a change in capitalization, is 8,850,000 shares plus certain additional shares recaptured from awards under the 2002 Stock Incentive Plan (compared to the 41,808,726 shares that were authorized for issuance pursuant to the existing 2002 Stock Incentive Plan). Such shares of common stock may be authorized, but unissued, or reacquired shares of common stock. To the extent that an award under the Stock Incentive Plan or under the 2002 Stock Incentive Plan expires or is canceled, forfeited, settled in cash, or otherwise terminated without delivery of shares to the grantee, the shares retained by or returned to Jabil will not be deemed to have been delivered and will be deemed to remain or become available under the Stock Incentive Plan, except that shares that are withheld from an award in payment of the exercise price or taxes and shares subject to a stock appreciation right not delivered upon exercise shall be deemed to be delivered for purposes of the Stock Incentive Plan and therefore will not be deemed to remain or to become available under the Stock Incentive Plan. At the Record Date, a total of 27,527,404 shares were subject to outstanding equity awards under the 2002 Stock Incentive Plan (consisting of outstanding options/stock appreciation rights and unvested restricted stock at the maximum potential achievement).
Administration. The Stock Incentive Plan may be administered by the Board of Directors or one or more committees of the Board (the “Administrator”). The Board may require that the Administrator be constituted to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Section 162(m) of the Code, or both. Subject to the other provisions of the Stock Incentive Plan, the Administrator has the power to determine the terms of each award granted, including the type of award, the exercise price of options, the number of shares subject to the award and the exercisability, vesting or settlement thereof. In accordance with applicable law, the Board may, by resolution, authorize one or more officers of Jabil to designate officers (other than the officer so authorized) and employees of Jabil to be recipients of awards and determine the number of shares to be subject to such awards.
Eligibility. The Stock Incentive Plan provides that the Administrator may grant awards to employees, consultants, and non-employee directors. The Administrator may grant incentive stock options only to employees. There are approximately 110,000 eligible employee participants, eight eligible non-employee directors, and an unknown number of eligible consultants in the Stock Incentive Plan. A grantee who has received a grant of an award may, if he is otherwise eligible, receive additional award grants. The Administrator selects the grantees and determines the number of shares of common stock to be subject to each award. In making such determination, the Administrator shall take into account the duties and responsibilities of the employee or consultant, or non-employee director, the value of the grantee’s services, the grantee’s potential contribution to the success of Jabil, the anticipated number of years of future service and other relevant factors. The Administrator may not grant to any grantee, in any fiscal year of Jabil, awards relating to more than 3,000,000 shares of common stock; in the case of awards subject to a performance goal, this limitation is applied in the fiscal year in which the performance goal is met. In addition, the maximum amount that a grantee may earn by satisfaction of performance goals under cash-denominated awards during any fiscal year of Jabil is $45,000,000.
Maximum Term and General Terms and Conditions of Awards. With respect to any grantee who owns stock possessing 10% or more of the voting power of all classes of stock of Jabil (a “10% Stockholder”), the maximum term of any incentive stock option granted to such grantee must not exceed five years. The term of all other awards granted under the Stock Incentive Plan may not exceed ten years, except that permissible deferrals of awards may extend beyond ten years. Each award granted under the Stock Incentive Plan is evidenced by a written or electronic agreement between the grantee and Jabil.
An award agreement may set forth the manner in which the grantee’s death, disability, or termination of continuous status as an employee or consultant or non-employee director and related events will affect the award. However, in the absence of an explicit provision in the applicable award agreement, the Stock Incentive Plan provides the default manner in which the grantee’s termination due to death or disability will affect the grantee’s awards.

With respect to a grantee’s termination due to death, the default provision in the Stock Incentive Plan provides that all of the grantee’s outstanding unvested awards will become fully vested and exercisable (as applicable) at the date of the grantee’s death; provided, however, if any of the outstanding awards are subject to performance-based forfeiture conditions immediately prior to the grantee’s death, a pro rata portion of such outstanding awards for each applicable performance measurement period (that commences before the grantee’s death and ends after the grantee’s death) will become fully vested and exercisable (as applicable), as determined by the Administrator. Any outstanding performance-based award that exceeds the pro rata portion of the grantee’s award at the grantee’s date of death will be forfeited at the grantee’s date of death.
With respect to a grantee’s termination due to disability, the default provision in the Stock Incentive Plan provides that all of the grantee’s outstanding unvested awards will become fully vested and exercisable (as applicable) at the date of the grantee’s termination; provided, however, if any of the outstanding awards are subject to performance-based forfeiture conditions immediately prior to the grantee’s termination, a pro rata portion of the grantee’s outstanding awards for each applicable performance measurement period (that commences before the grantee’s termination and ends after the grantee’s termination) will remain outstanding and be eligible to become fully vested and exercisable (as applicable) based on the actual achievement of the performance goal(s) during the applicable performance measurement period in accordance with the terms of the applicable award agreement. Any outstanding performance-based award that exceeds the pro rata portion of the grantee’s award at the grantee’s termination due to disability will be forfeited at the grantee’s termination. Except as described below, an award granted under the Stock Incentive Plan is not transferable by the grantee, other than by will or the laws of descent and distribution, and is exercisable during the grantee’s lifetime only by the grantee. In the event of the grantee’s death, an option or stock appreciation right may be exercised by a person who acquires the right to exercise the award by bequest or inheritance. To the extent and in the manner permitted by applicable law and the Administrator, a grantee may transfer an award to certain family members and other individuals and entities, but a transfer to a third party for value is not permitted.
Options. Each option granted under the Stock Incentive Plan is subject to the following terms and conditions:
(a)	Exercise Price. The Administrator determines the exercise price of options to purchase shares of common stock at the time the options are granted. As a general rule, the exercise price of an option must be no less than 100% (110% for an incentive stock option granted to a 10% Stockholder) of the fair market value of the common stock on the date the option is granted. The Stock Incentive Plan provides exceptions for certain options granted in connection with an acquisition by Jabil of another corporation. For so long as Jabil’s common stock is traded on the NYSE, the fair market value of a share of common stock shall be the closing sales price for such stock as quoted on such system on the date of determination of such fair market value or, if no closing sales price for such day is reported, on the latest previous trading day. This definition of fair market value also applies for other purposes under the Stock Incentive Plan.

(b)	Exercise of the Option. Each award agreement specifies the term of the option and the date when the option is to become exercisable. The terms of such vesting are determined by the Administrator. An option is exercised by giving written or electronic notice of exercise to Jabil, specifying the number of full shares of common stock to be purchased and by tendering full payment of the purchase price to Jabil.

(c)	Form of Consideration. The consideration to be paid for the shares of common stock issued upon exercise of an option is determined by the Administrator and set forth in the award agreement. Such form of consideration may vary for each option, and may consist entirely of cash, check, other shares of Jabil’s common stock, net exercise, any combination thereof, or any other legally permissible form of consideration as may be provided in the Stock Incentive Plan and the award agreement. Promissory notes can be a permitted form of consideration, except as limited by law; however, legal restrictions generally will not allow executive officers to pay consideration in the form of promissory notes.

(d)	Value Limitation. If the aggregate fair market value of all shares of common stock subject to a grantee’s incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonqualified options.

(e)	Other Provisions. The award agreement may contain such other terms, provisions and conditions not inconsistent with the Stock Incentive Plan as may be determined by the Administrator. Shares of common stock covered by options which have terminated and which were not exercised prior to termination will be returned to the Stock Incentive Plan.
Stock Appreciation Rights. The exercise of a stock appreciation right will entitle the grantee to receive the excess of the fair market value of a share of common stock on the date of exercise over the exercise price for each share of common stock with respect to which the stock appreciation right is exercised. As a general rule, the exercise price of a stock appreciation right must be no less than 100% of the fair market value of the common stock on the date the stock appreciation right is granted. The Stock Incentive Plan provides exceptions for certain stock appreciation rights granted in connection with an acquisition by Jabil of another corporation. Payment upon exercise of a stock appreciation right may be in cash, shares of common stock or a combination of cash and shares of common stock. Stock appreciation rights may be exercised by the delivery to Jabil of a written or electronic notice of exercise.
Stock Awards. A stock award may be made in shares or in units representing rights to receive shares. The award agreement will set forth the conditions, if any, which will need to be timely satisfied before the stock award will be vested and settled and the conditions, if any, under which the grantee’s interest in the related shares or units will be forfeited. Any such conditions for effectiveness or vesting may be based upon the passage of time and continued service by the grantee, or the achievement of specified performance objectives, or both time-based and performance-based conditions. A stock award made in shares that are subject to forfeiture conditions and/or other restrictions may be designated as an award of restricted stock, and a stock award denominated in units that are subject to forfeiture conditions and/or other restrictions may be designated as an award of restricted stock units. An award of restricted stock generally entitles the grantee to dividend, voting and other ownership rights during the period in which the award is subject to forfeiture conditions. However, in the case of restricted stock that is conditioned on the attainment of performance goals, the grantee will not receive payment of any dividends unless and until the restricted stock becomes vested. A grantee generally will not have any rights as a stockholder with respect to shares underlying an award of restricted stock units until such time, if any, as the underlying shares are actually issued to the grantee. The Administrator may provide in a restricted stock unit award agreement for the payment of dividend equivalents to the grantee at such times as paid to stockholders generally or at the time of vesting or other payout of the restricted stock units. However, in the case of such an award that is conditioned on the attainment of performance goals, the grantee will not receive payment of any dividend equivalents unless and not earlier than such time as the restricted stock units have become vested.
Other Stock-Based Awards and Cash-Based Awards. The Administrator may grant other stock-based awards in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as the Administrator determines in its discretion. Other stock-based awards may be denominated and paid in cash, in Jabil common stock or other securities, in units, in securities or debentures convertible into common stock, or in any combination of the foregoing, all as determined in the discretion of the Administrator. The Administrator may also grant cash-based awards in such amounts and upon such terms, which may include performance conditions, and at any time and from time to time, as shall be determined by the Administrator and set forth in an award agreement.
Code Section 162(m) Provisions. For awards that are intended to qualify for an exemption from the limit on tax deductibility under Code Section 162(m), the Compensation Committee must act as the Administrator. If the Compensation Committee designates an award as subject to the Code Section 162(m) provisions of the Stock Incentive Plan, then the lapsing of restrictions on the award and the distribution of shares or payment, as applicable, shall be subject to satisfaction of one, or more than one, objective performance goal(s). The Compensation Committee shall determine the performance goal(s) that will be applied with respect to each such award at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance goal(s) relate (or 25% of the specified performance measurement period if such period is less than one year). The performance criteria applicable to such awards will be one or more of the following criteria: stock price; market share; sales, including to specified market segments or targeted customers; earnings per share, core earnings per share or variations thereof; return on equity; costs; revenue; cash to cash cycle; days payables outstanding; days of supply; days sales outstanding; cash flow; operating income; profit after tax; profit before tax; return on assets; return on net assets; return on sales; inventory turns; invested capital, including completion of a specified capital-raising transaction; net operating profit after tax; return on invested capital; total stockholder return; earnings; return on equity or average shareowners’ equity; return on capital; return on investment; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin; return on operating revenue; contract awards or backlog; overhead or other expense reduction; growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; credit rating; strategic plan development and implementation; net cash provided by operating activities; gross margin; economic value added; customer satisfaction; financial return ratios; market performance; completion of a specified acquisition or disposition; bookings; business divestitures and acquisitions; cash position; contribution margin; customer renewals; customer retention rates; earnings before interest and taxes; EBITDA; employee satisfaction; expenses; gross profit dollars; growth in bookings; growth in revenues; net profit; net sales; new product development; number of customers; productivity; operating cash flow; operating expenses; product defect measures; product release timelines; productivity; research and development milestones; revenue growth; time to market; working capital; or such similarly objectively determinable financial or other measures as may be adopted by the Compensation Committee.
The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The targeted level or levels of performance may be established in terms of company-wide objectives or objectives that are related to the performance of the individual grantee or the subsidiary, division, department or function within Jabil or the subsidiary in which the grantee is employed. The specified performance measurement period(s) may be annual, multi-year, quarterly, or of any other duration determined by the Compensation Committee. The Compensation Committee may specify that performance will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period. Performance goals need not be based on audited financial results. Prior to the payment of any award intended to be exempt under Code Section 162(m), the Compensation Committee will certify in writing that the performance goal(s) applicable to such award was met.
Adjustment upon Changes in Capitalization. In the event of changes in the outstanding stock of Jabil by reason of any stock splits, reverse stock splits, stock dividends, mergers, recapitalizations or other change in the capital structure of Jabil or extraordinary dividend, spinoff, or similar event affecting the value of Jabil’s common stock, an appropriate adjustment will be made by the Board of Directors in: (i) the number of shares of common stock subject to the Stock Incentive Plan, (ii) the number of shares of common stock subject to any award outstanding under the Stock Incentive Plan, (iii) the exercise price of any such outstanding award, (iv) any share-price based performance condition, and (v) the annual per-person limitation on awards. The determination of the Board of Directors as to which adjustments shall be made shall be conclusive.
Change in Control. Unless otherwise provided in an award agreement, the following provisions shall apply to outstanding awards in the event of a change in control of Jabil.
(a)	Continuation, Assumption, or Replacement of Outstanding Awards. The surviving or successor entity may continue, assume, or replace all or some awards outstanding as of the date of the change in control, and such awards or replacements therefore shall remain outstanding and be governed by their respective terms. If the grantee’s continuous status as an employee or consultant or non-employee director does not terminate prior to the first anniversary of the date of the change in control (the “Change in Control Anniversary”), then on the Change in Control Anniversary:
(i)	all of the grantee’s continued, assumed, or replaced outstanding options and stock appreciation rights that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms,

(ii)	all of the grantee’s continued, assumed, or replaced unvested stock awards and other stock-based awards will become immediately fully vested and non-forfeitable; and

(iii)	any performance objectives applicable to the grantee’s continued, assumed, or replaced unvested awards for performance measurement periods not yet ended at the date of the

Change in Control Anniversary will be deemed to have been satisfied at the greater of the designated target level or the level actually achieved by performance through the Change in Control Anniversary (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the award.
If the grantee’s continuous status as an employee or consultant or non-employee director terminates prior to the Change in Control Anniversary as a result of termination by Jabil without cause or resignation by the grantee for good reason, then on the date of termination:
(i)	all of the grantee’s outstanding continued, assumed, or replaced options and stock appreciation rights that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms,

(ii)	all of the grantee’s continued, assumed, or replaced unvested stock awards and other stock-based awards will become immediately fully vested and non-forfeitable; and

(iii)	any performance objectives applicable to the grantee’s unvested continued, assumed, or replaced awards for performance measurement periods not yet ended at the date of termination will be deemed to have been satisfied at the greater of the designated target level or the level actually achieved by performance through the date of termination (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the award.
(b)	Acceleration of Awards. If and to the extent that outstanding awards are not continued, assumed or replaced in connection with a change in control, then:
(i)	outstanding options and stock appreciation rights issued to the grantee that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms,

(ii)	all unvested stock awards and other stock-based awards will become immediately fully vested and non-forfeitable; and

(iii)	any performance objectives for performance measurement periods not yet ended at the date of the change in control will be deemed to have been satisfied at the greater of the designated target level or the level actually achieved by performance through the change in control (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the award.
The Administrator in its discretion may terminate some or all of such outstanding awards, in whole or in part, as of the effective time of the change in control in exchange for payments to the holders. The payment for any award or portion thereof terminated shall be in an amount equal to the excess, if any, of (x) the fair market value of the consideration that would otherwise be received in the change in control for the number of shares subject to the award or portion thereof being terminated, or, if no consideration is to be received by Jabil’s stockholders in the change in control, the fair market value of such number of shares immediately prior to the effective date of the change in control, over (y) the aggregate option price or base price (if any) for the shares subject to the award or portion thereof being terminated. If there is no excess, the award may be terminated without payment. Any payment shall be made in such form, on such terms and subject to such conditions as the Administrator determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to Jabil’s stockholders in connection with the change in control, and may include subjecting such payments to vesting conditions comparable to those of the award surrendered.
Restriction on Repricing. The Stock Incentive Plan includes a restriction providing that, without stockholder approval, Jabil will not amend or replace options or stock appreciation rights previously granted under the Stock Incentive Plan in a transaction that constitutes a “repricing.” For this purpose, a “repricing” is defined as amending the terms of an option or stock appreciation right after it is granted to lower its exercise price, any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option or stock appreciation right at a time when its exercise price or base price is equal to or greater than the fair market value of the underlying stock in exchange for another option, stock appreciation right, restricted stock, other equity, cash or other property, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option or stock appreciation right to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”
Amendment and Termination of the Stock Incentive Plan. The Board may at anytime amend, alter, suspend or terminate the Stock Incentive Plan. The Compensation Committee may amend, alter, suspend or terminate the Stock Incentive Plan so long as such action complies with applicable law, except that any amendment to be presented to the stockholders for approval must first be approved by the Board. The Administrator may at any time amend, alter, suspend or terminate an outstanding Award. Jabil will obtain stockholder approval of any amendment to the Stock Incentive Plan in such a manner and to such a degree as is necessary and desirable to comply with any applicable law or regulation, including the requirements of any exchange on which the common stock is listed or quoted. Under these laws and regulations, however, stockholder approval will not necessarily be required for all amendments which might increase the cost of the Stock Incentive Plan or broaden eligibility. Without the approval of stockholders, no amendment or alteration of the Stock Incentive Plan or any outstanding option or stock appreciation right will have the effect of amending or replacing such an option or stock appreciation right in a transaction that constitutes a “repricing.” No amendment or termination of the Stock Incentive Plan or an outstanding award will materially impair the rights of any grantee, unless mutually agreed otherwise between the grantee and Jabil. In any event, the Stock Incentive Plan will terminate in October 2020. Any awards outstanding under the Stock Incentive Plan at the time of its termination will remain outstanding until they expire by their terms.
FEDERAL TAX INFORMATION
Pursuant to the Stock Incentive Plan, Jabil may grant either “incentive stock options,” as defined in Section 422 of the Code, nonqualified options, stock appreciation rights, stock awards, other stock-based awards, and cash-based awards.
A grantee who receives an incentive stock option grant will not recognize any taxable income either at the time of grant or exercise of the option, although the exercise may subject the grantee to the alternative minimum tax. Upon the sale or other disposition of the shares more than two years after the grant of the option and one year after the exercise of the option, any gain or loss will be treated as a long-term or short-term capital gain or loss, depending upon the holding period. If these holding periods are not satisfied, the grantee will recognize ordinary income at the time of sale or disposition equal to the lower of (a) the fair market of the shares at the date of the option exercise minus the exercise price or (b) the sale price of the shares minus the exercise price. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period. Jabil will be entitled to a deduction in the same amount as the ordinary income recognized by the grantee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.
All options that do not qualify as incentive stock options are referred to as nonqualified options. A grantee will not recognize any taxable income at the time he or she receives a nonqualified option grant. However, upon exercise of the nonqualified option, the grantee will recognize ordinary taxable income generally measured as the excess of the fair market value of the shares purchased on the date of exercise over the purchase price. Any taxable income recognized in connection with an option exercise by a grantee who is also an employee of Jabil will be subject to tax withholding by Jabil. Upon the sale of such shares by the grantee, any difference between the sale price and the fair market value of the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the holding period. Jabil will be entitled to a tax deduction in the same amount as the ordinary income recognized by the grantee with respect to shares acquired upon exercise of a nonqualified option, but no tax deduction in respect of any capital gain realized by the grantee.
With respect to stock awards, stock appreciation rights, cash-based awards, and other stock-based awards, the grantee generally will realize ordinary taxable income, subject to tax withholding, equal to the amount of the cash or the fair market value of the shares of common stock received. Except as discussed below, Jabil will be entitled to a deduction in the same amount and at the same time as the compensation income is received by the participant.
Any award that is deemed to be a deferral arrangement (that is, not excluded or exempted under the tax regulations) will be subject to Code Section 409A. Elections by the grantee to defer compensation under such awards and the timing of distributions relating to such awards must meet requirements under Code Section 409A in order for income taxation to be deferred upon vesting of the award and tax penalties avoided by the grantee.
As discussed above, we intend that options and stock appreciation rights and awards to certain employees conditioned upon achievement of performance goals will qualify as “performance-based” compensation that will be fully tax deductible by Jabil. A number of requirements must be met in order for particular compensation to qualify under Code Section 162(m), so there can be no assurance that such compensation under the Stock Incentive Plan will be fully deductible under all circumstances. In addition, other awards under the Stock Incentive Plan, such as non-performance-based restricted stock and restricted stock units, generally will not qualify, so that compensation paid to certain executives in connection with such awards, to the extent it and other compensation subject to Section 162(m)’s deductibility limit exceed $1,000,000 in a given year, may not be deductible by Jabil as a result of Section 162(m). Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Code Section 280G.
The foregoing is only a summary of the effect of federal income taxation upon the grantee and Jabil with respect to the grant and exercise of awards under the Stock Incentive Plan, does not purport to be complete, and does not discuss the other tax consequences, including estate and gift taxation, Social Security and Medicare taxes, excise taxes and consequences under the tax laws of any municipality, state or foreign country in which a grantee may reside.
New Plan Benefits
All awards under the Stock Incentive Plan are made at the discretion of the Administrator. Therefore, the benefits and amounts that will be received or allocated under the Stock Incentive Plan are not determinable at this time.
Recommendation of the Board of Directors
The Board believes that the proposed Stock Incentive Plan is necessary and desirable in order to continue to provide incentives to existing and future officers and employees of Jabil. The current 2002 Stock Incentive Plan expires in October of 2011, although new grants will cease to be made under that Plan upon the effectiveness of the Stock Incentive Plan.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 4
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
SHORT-TERM INCENTIVE PLAN
The Jabil Short-Term Incentive Plan (the “STI Plan”) was amended and restated by the Board of Directors in October 2010. The STI Plan originally was adopted in October 2005, and originally was known as the Annual Incentive Plan. The complete text of the amended and restated STI Plan is set forth in Appendix B.
The STI Plan is designed so that incentive awards granted pursuant to its terms generally will constitute “qualified performance-based compensation” and therefore will not be subject to the tax deduction limits of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Code Section 162(m) prevents a publicly held corporation from claiming tax deductions for annual compensation in excess of $1,000,000 to certain of its senior executives unless the compensation is “qualified performance-based compensation.” The key senior executives who are subject to the compensation deduction limitation include any individual who, as of the last day of Jabil’s taxable year, is Jabil’s chief executive officer or among the three highest compensated officers other than the chief executive officer and the chief financial officer.
The STI Plan previously was approved by Jabil’s stockholders in January 2006. To qualify for the exception to the deduction limits of Code Section 162(m), the material terms of the STI Plan must be approved by Jabil’s stockholders once every five years. The purpose of this proposal is to meet the Code Section 162(m) requirement for stockholder approval of the material terms of the STI Plan in order to take advantage of this exception and ensure that Jabil is able to receive tax deductions for the full amount of performance-based compensation paid to key senior executives in the form of incentive awards under the STI Plan. If Jabil’s stockholders do not approve this proposal, the amendment and restatement of the STI Plan will not go into effect, and the STI Plan would remain in effect in accordance with its terms as originally approved by stockholders in 2006. The material terms that must be approved for purposes of Section 162(m) include (1) the employees eligible to receive the performance-based compensation, (2) the performance criteria under which the performance-based compensation will be determined, and (3) the maximum amount of performance-based compensation that could be paid to any executive in a fiscal year.
The following is a summary of the material terms of the STI Plan, including the material terms that stockholders are being asked to approve.
Description of the STI Plan
Purpose. The purpose of the STI Plan is to motivate and reward short-term performance by providing cash bonus payments based upon the achievement of pre-established and objective performance goals.
Administration. The STI Plan is administered by the Compensation Committee. Among other things, the Compensation Committee has the authority to select participants in the STI Plan from among Jabil’s executive officers, and to determine the performance goals, the bonus amounts to be paid upon achievement of the performance goals, and any other terms and conditions of awards under the STI Plan. The Compensation Committee also has the authority to establish and amend rules and regulations relating to the STI Plan and to make all other determinations necessary and advisable for the administration of the STI Plan. All decisions made by the Compensation Committee pursuant to the STI Plan are made in the Compensation Committee’s sole discretion and are final and binding.
Eligibility. Executive officers designated by the Compensation Committee are eligible to be granted incentive awards and discretionary awards under the STI Plan. Although Section 162(m) of the Code limits deductibility only for compensation paid to key senior executive officers, the performance goals with respect to incentive awards are applied to all executive officers in the event that one or more should become subject to the limits of Section 162(m) of the Code.
Terms of Incentive Awards. Incentive awards under the STI Plan consist of cash amounts payable upon the achievement during a specified performance period of specified objective performance goals. The performance period may be the fiscal year or any portion of the fiscal year. Within the first 90 days of the fiscal year, and in no event after 25 percent of the performance period has elapsed, the Compensation Committee will establish the performance goal(s) and the amount to be paid if the performance goal(s) are achieved. The incentive award opportunity, including any designated target, threshold or maximum opportunity, for each participant will be determined as a percentage of the participant’s base salary or as the sum of a percentage of the funds available for the payment of such award or as a stated dollar amount or dollar amount calculated under a formula based on the relevant performance goal. After the end of the performance period, the Compensation Committee will certify in writing the extent to which the performance goals are achieved and determine the amount of the incentive award that is payable. All incentive award amounts payable under the STI Plan will be paid as soon as practicable after the Compensation Committee’s certification, but not later than two and one-half months following the end of the fiscal year. The Compensation Committee may denominate an incentive award in shares of Jabil’s common stock and/or settle an award in shares of common stock if and to the extent that shares of common stock are authorized for use in incentive awards and available under an equity compensation plan approved by stockholders of Jabil.
Performance Goals. Performance goals applicable to incentive awards under the STI Plan will be based on one or more of the following performance objectives: stock price; market share; sales, including to specified market segments or targeted customers; earnings per share, core earnings per share or variations thereof; return on equity; costs; revenue; cash to cash cycle; days payables outstanding; days of supply; days sales outstanding; cash flow; operating income; profit after tax; profit before tax; return on assets; return on net assets; return on sales; inventory turns; invested capital, including completion of a specified capital-raising transaction; net operating profit after tax; return on invested capital; total shareholder return; earnings; return on equity or average shareowners’ equity; return on capital; return on investment; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin; return on operating revenue; contract awards or backlog; overhead or other expense reduction; growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; credit rating; strategic plan development and implementation; net cash provided by operating activities; gross margin; economic value added; customer satisfaction; financial return ratios; market performance; completion of a specified acquisition or disposition; bookings; business divestitures and acquisitions; cash position; contribution margin; customer renewals; customer retention rates; earnings before interest and taxes; EBITDA; employee satisfaction; expenses; gross profit dollars; growth in bookings; growth in revenues; net profit; net sales; new product development; number of customers; productivity; operating cash flow; operating expenses; product defect measures; product release timelines; productivity; research and development milestones; revenue growth; time to market; working capital; or such similarly objectively determinable financial or other measures as may be adopted by the Compensation Committee. The targeted level or levels of performance with respect to such measurement criteria may be established at such levels and in such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The targeted level or levels of performance may be established in terms of company-wide objectives or objectives that are related to the performance of the individual participant or the subsidiary, division, department or function within Jabil or the subsidiary in which the participant is employed. The Compensation Committee may specify that performance will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period. Performance goals need not be based on audited financial results.
Maximum Incentive Award Payable. For purposes of Section 162(m) of the Code, Jabil is required to establish a maximum amount of performance-based compensation that may be paid to any participant pursuant to an incentive award under the STI Plan in any one fiscal year. The maximum incentive award amount payable under the Plan is 300% of the participant’s base salary. In addition, the maximum aggregate incentive award payable to any participant during any fiscal year is $45,000,000. These limitations may not be increased without stockholder approval.
Conditions for Payment. Each incentive award will be earned only if at least one performance goal established in accordance with the STI Plan has been achieved. Under current practice, a participant whose employment terminates during the fiscal year is not legally entitled to any payment of an annual incentive for the year of termination. However, the STI Plan would permit the Compensation Committee to specify that the award may become payable without regard to performance in the event of death, disability or a change in control to the extent permissible under Code Section 162(m) as of the end of the performance period and the Committee also could specify that the award may become payable to a terminated employee if and to the extent that the designated performance goals are actually achieved. The Compensation Committee shall have no discretion to increase the amount of the incentive award, but shall retain discretion to decrease the amount of the incentive award at any time through the last day of the fiscal year in which the performance period ended, generally referred to as “negative discretion.” The Compensation Committee may impose as a condition of incentive awards, and as a condition of a participant’s right to receive or retain payments in connection with an award, requirements that the participant comply with specified conditions relating to non-competition, confidentiality, non-solicitation of customers, suppliers, and employees of Jabil, and other restrictions.
Amendment and Discontinuance. The Board may at anytime amend, suspend or terminate the STI Plan. The Compensation Committee may amend, suspend or terminate the STI Plan so long as such action complies with applicable law, except that any amendment to be presented to the stockholders for approval must first be approved by the Board. Under these laws and regulations, however, stockholder approval will not necessarily be required for all amendments which might increase the cost of the STI Plan or broaden eligibility. No such amendment, modification or termination will affect the payment of any award for a fiscal year that has already ended or increase the amount of any award.
Relationship to Other Compensation. The STI Plan is not exclusive, so that compensation, including bonuses, can be paid to executive officers apart from the STI Plan, subject to applicable limitations of law and the listing rules of the New York Stock Exchange.
FEDERAL TAX INFORMATION
Payments made under the STI Plan will be taxable to the participants as ordinary income when paid. As described above, Jabil generally intends payments under the STI Plan to qualify as “qualified performance-based compensation” under Code Section 162(m). As a result, we generally will be entitled to a deduction corresponding to the amount of income recognized by the participant. However, a number of requirements must be met in order for particular compensation to qualify under Code Section 162(m), so there can be no assurance that such compensation under the STI Plan will be fully deductible under all circumstances.
The foregoing is only a summary of the effect of federal income taxation upon the grantee and Jabil with respect to the STI Plan, does not purport to be complete, and does not discuss other tax consequences, including estate and gift taxation, Social Security and Medicare taxes, excise taxes and consequences under the tax laws of any municipality, state or foreign country in which a participant may reside.
New Plan Benefits
All awards under the STI Plan are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the STI Plan are not determinable at this time.
Recommendation of the Board of Directors
The Board believes that the proposed STI Plan is beneficial in order to continue to provide incentives to existing and future officers and employees of Jabil.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 5
APPROVAL OF THE 2011 EMPLOYEE STOCK PURCHASE PLAN
GENERAL
The Jabil 2011 Employee Stock Purchase Plan (the “ESPP”) was adopted by the Board of Directors in October 2010. At the Annual Meeting, you are being asked to approve the adoption of the ESPP and the issuance of 6,000,000 shares of common stock under the ESPP. The ESPP, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), permits eligible employees to purchase Jabil’s common stock at a discount through payroll deductions. The ESPP is intended to replace, and is substantially similar to, the current 2002 Employee Stock Purchase Plan. The terms of the current 2002 Employee Stock Purchase Plan require its termination before October 2011.
SUMMARY OF THE ESPP
The following summary of the principal features and effects of the ESPP is qualified in its entirety by the terms of the ESPP, which is attached to this proxy as Appendix C.
Purpose. The purpose of the ESPP is to provide employees of Jabil and certain of its subsidiaries as designated by the Board (the “Subsidiaries”) with an opportunity to purchase common stock through accumulated payroll deductions. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. The Board may adopt sub-plans applicable to particular Subsidiaries, which sub-plans may be designed to be outside the scope of Section 423 of the Code in order to accommodate the specific requirements of local laws and procedures. With limited exceptions, the rules of such sub-plans may take precedence over other provisions of the ESPP. The ability to adopt such sub-plans will facilitate Jabil’s global compensation program.
Administration. The ESPP will be administered by the Board of Directors or a committee of members of the Board appointed by the Board (the “Administrator”). Every finding, decision and determination by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.
Eligibility. All employees of Jabil or its Subsidiaries are eligible to participate after 90 days of continuous employment if they are regularly employed for at least 20 hours per week and more than five months per calendar year. There are potentially approximately 110,000 participants eligible to participate in the ESPP, however, in some countries our subsidiaries are not currently designated to participate. Participation in the ESPP ends automatically on termination of employment with Jabil or a Subsidiary. Eligible employees may become a participant by completing a subscription agreement authorizing payroll deductions and filing it with Jabil’s payroll office at least five business days before the applicable enrollment date.
Offering Periods. The ESPP is implemented by consecutive six month offering periods commencing on the first trading day on or after July 1, 2011 and on January 1 and July 1 of each year thereafter.
Purchase Price. The purchase price per share of the shares offered under the ESPP in a given offering period shall be the lower of 85% of the fair market value of a share of common stock on the enrollment date or 85% of the fair market value of a share of common stock on the exercise date. The fair market value of the common stock on a given date shall be the closing sale price of a share of common stock for such date as reported by the New York Stock Exchange or any other established stock exchange on which the common stock is listed. The shares of Jabil common stock purchased pursuant to the ESPP will represent newly-issued shares.
Payroll Deductions. The purchase price for the shares of common stock is accumulated by payroll deductions during the offering period in amounts elected by the participants not exceeding 10% of such participants’ eligible compensation during the offering period, which is defined in the ESPP to include all regular straight earnings and any payments for overtime, shift premiums, commissions, incentive compensation, incentive payments, regular bonuses and other compensation. A participant may discontinue his or her participation in the ESPP at any time during the offering period. Payroll deductions shall commence on the first payday following the enrollment date, and shall end on the exercise date of the offering period unless sooner terminated as provided in the ESPP. No interest shall accrue on a participant’s payroll deductions.
Grant and Exercise of Option. The maximum number of shares placed under option to a participant in an offering period is that number determined by dividing the amount of the participant’s total payroll deductions to be accumulated prior to an exercise date by the lower of 85% of the fair market value of the common stock at the beginning of the offering period or on the exercise date, provided that a participant will not be permitted to purchase during each offering period more than a number of shares determined by dividing $12,500 by the fair market value of Jabil’s common stock on the enrollment date. Unless a participant withdraws from the ESPP, such participant’s option for the purchase of shares of common stock will be exercised automatically on each exercise date for the maximum number of whole shares of common stock at the applicable price. As promptly as practicable after each exercise date on which a participant’s purchase of shares of common stock occurs, Jabil will arrange the transfer of the shares purchased upon exercise of the participant’s option. Notwithstanding the foregoing, no employee will be permitted to subscribe for shares of common stock under the ESPP if, immediately after the grant of the option, the employee would own five percent or more of the voting power or value of all classes of stock of Jabil or of any of its subsidiaries (including stock that may be purchased under the ESPP or pursuant to any other options), nor shall any employee be granted an option that would permit the employee to buy under all employee stock purchase plans of Jabil more than $25,000 worth of stock (determined at the fair market value of the shares of common stock at the time the option is granted) in any calendar year. Options may be granted under the ESPP from time to time in substitution for stock options held by employees of another corporation who become, or who became prior to the effective date of the ESPP, employees of Jabil or one of its subsidiaries as a result of a merger with or acquisition by Jabil.
Discontinuance of Participation; Termination of Employment. Employees may discontinue their participation in the offering at any time during the offering period. A participant who wishes to discontinue participation must give written notice to Jabil no later than 21 days before the end of the offering period, and all of the participant’s payroll deductions credited to his or her account prior to the discontinuance will be applied to the purchase of shares at the end of the offering period. Participation ends automatically on termination of employment with Jabil or a Subsidiary, and a participant whose employment terminates will be required to withdraw all of the payroll deductions credited to such participant’s account and not yet used to purchase shares.
Transferability. No rights or accumulated payroll deductions of a participant under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or by designation of a beneficiary as provided in the ESPP) and any such attempt may be treated by Jabil as an election to withdraw from the ESPP.
Adjustments Upon Changes in Capitalization, Dissolution, Merger, Asset Sale or Change of Control. Subject to any required action by Jabil’s stockholders, the shares of common stock reserved under the ESPP, as well as the price per share of common stock covered by each option under the ESPP that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by Jabil; provided, however, that conversion of any convertible securities of Jabil shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. In the event of the proposed dissolution or liquidation of Jabil, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of Jabil or a merger of Jabil with or into another corporation, the ESPP provides that each option under the ESPP be assumed or an equivalent option be substituted by the successor or purchaser corporation, unless the Board determines to shorten the offering period or to cancel each outstanding right to purchase and to refund all sums collected during that offering period to the participants.
Amendment and Termination. Jabil’s Board of Directors may at any time and for any reason terminate or amend the ESPP. Except as provided in the ESPP with respect to adjustments upon changes in capitalization, dissolution, merger, asset sale or change of control, no such termination can affect options previously granted, provided that an offering period may be terminated by the Board of Directors on any exercise date if the Board determines that the termination of the ESPP is in the best interests of Jabil and its stockholders. Except as provided in the ESPP with respect to adjustments upon changes in capitalization, dissolution, merger, asset sale or change of control, no amendment may make any change in any option theretofore granted that adversely affects the rights of any participant. To the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or under Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), Jabil shall obtain stockholder approval of any amendment to the ESPP in such a manner and to such a degree as required.
FEDERAL TAX INFORMATION
The ESPP and the rights of participants to make purchases under the ESPP are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares of common stock, the participant will generally be subject to tax, and the amount of the tax will depend upon the holding period. If the shares of common stock are sold or otherwise disposed of more than two years from the first day of the offering period, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares of common stock at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares of common stock as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares of common stock are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares of common stock on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. Jabil is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares of common stock prior to the expiration of the holding period(s) described above. The foregoing is only a summary of the effect of federal income taxation upon the participant and Jabil with respect to the shares of common stock purchased under the ESPP. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant’s death or the income tax laws of any municipality state or foreign country in which the participant may reside.
New Plan Benefits
Because participation in the ESPP and the rights of participants to make purchases under the ESPP is voluntary, the benefits and amounts that will be received or allocated under the ESPP are not determinable at this time.
Recommendation of the Board of Directors
The continued success of Jabil depends upon its ability to attract and retain highly qualified and competent employees. The ESPP enhances that ability and provides additional incentive to such personnel to advance the interests of Jabil and its stockholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 6
TRANSACTION OF SUCH OTHER BUSINESS
AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING,
INCLUDING ANY ADJOURNMENT THEREOF
The Board does not know of any matter for action by stockholders at the 2010 Annual Meeting other than Proposals 1, 2, 3, 4, and 5. The enclosed proxy card, however, will confer discretionary authority to the persons named in the proxy card (Robert L. Paver and Forbes I.J. Alexander, or either of them) with respect to matters which are unknown at the date of printing this proxy statement and which may properly come before the meeting (including any adjournment thereof). Messrs. Paver and Alexander intend to vote on any such matter in accordance with their judgment on such matter.
Recommendation of the Board of Directors
The Board believes that it is in Jabil’s best interests to authorize Messrs. Paver and Alexander to vote on any matters which are unknown at the date of printing this proxy statement and which may properly come before the 2010 Annual Meeting (including any adjournment thereof).
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

COMPENSATION DISCUSSION & ANALYSIS
Executive Summary
Our compensation program for executive officers is intended to promote Jabil’s success. The program provides for competitive compensation to attract, incent and retain a highly skilled management team, with a majority of potential compensation at risk. To earn incentive compensation, management must implement and execute on a strategy that requires earnings growth and improvements in certain corporate or business unit financial and operating metrics.
In fiscal 2010, Jabil produced strong financial and operating results despite difficult global macroeconomic conditions. Highlights of our fiscal 2010 results include the following:
•	Core operating income was $490.9 million, the highest level of achievement in our corporate history, an increase of 99% over fiscal 2009 core operating income.

•	Return on invested capital (“ROIC”) was 21% for fiscal 2010, versus 8% for fiscal 2009.

•	Net revenue was the highest level of achievement in our corporate history at $13.4 billion, an increase of 15% over fiscal 2009 net revenue.

•	Core earnings were $330.4 million, an increase of 150% over fiscal 2009 core earnings, the highest year over year increase in our corporate history.
Our compensation levels and performance goals for fiscal 2010 were set in October 2009 during a time of significant macroeconomic uncertainty in the global business environment and volatility in global financial markets. In light of this environment, for fiscal 2010 we froze the base salaries of each of our NEOs. Despite this environment, the Compensation Committee believed that our executives were effectively executing on our strategic plan and believed that our management team was taking significant actions to position Jabil for increased profitability and greater financial strength. However, in the last few fiscal years, annual and long-term incentive payouts to our NEOs had been significantly below target.
Our approach to setting compensation for fiscal 2010 was that incentive compensation should be earned by performance, should motivate and incent our executives to implement our long-term business strategy, and should reward actual results achieved. For fiscal 2010, annual cash incentive awards for our NEOs were earned based on the achievement of core operating income and ROIC, which the Compensation Committee views as key to our long-term strategic planning and to measuring progress. Long-term incentive awards for fiscal 2010 are earned based on the compound annual growth in core earnings per share over a multi-year period and based on our total shareholder return (“TSR”) compared to that of the S&P 500. In the last few fiscal years, including in fiscal 2010, for both the annual and long-term incentive awards, we set threshold, target and maximum performance levels at what we believe ranged from a moderate to a high degree of difficulty. In addition to performance-based compensation, the Company awarded time-based restricted stock to attract and retain talent.
Our executive officers earned cash incentives at the high end of targeted ranges as a result of achieving higher levels of core operating income and core return on invested capital, in some cases above the high end of targeted performance levels. These superior results were driven by record levels of revenue, sound expense controls, and productivity improvements, and through deeper penetration of targeted growth sectors pursuant to Jabil’s strategic plan. Our strong financial and operational performance in fiscal 2010 resulted in cash payouts to our NEOs under our annual cash incentive program ranging from 116% to 200% of the applicable target levels. This range reflects that our NEOs with primary responsibilities for particular segments have annual cash incentives tied to the core operating income and ROIC performance of those segments, which can have performance and payouts that differ from the company-wide performance. Our long-term incentive awards that vest based on achievement of growth in core earnings per share had performance that significantly exceeded target, vesting at the 150% level. Our long-term incentive awards based on achievement of Jabil’s TSR relative to the comparable total return of the S&P 500 were either unearned or were 20% vested.
We believe that the following three tables are helpful in understanding the actual performance-based compensation received by our NEOs in fiscal 2007 through 2010. These tables supplement the information in the Summary Compensation Table, the Grants of Plan-Based Awards in Fiscal Year 2010 Table, and the Outstanding Equity Awards at 2010 Fiscal Year End Table.

The first table below illustrates the targeted versus actual payout of the performance-based annual cash incentives to our NEOs over the previous four fiscal years:
TABLE 1: ANNUAL CASH INCENTIVE ACHIEVEMENT HISTORY

		Cash Incentives
		Target Annual	Actual Annual	Actual Payout
NEO	Fiscal Year	Incentive	Incentive Payout	Against Target
Timothy L. Main	2010	$1,450,000	$2,900,000	200.0%
	2009	$1,450,000	$524,103	36.1%
	2008	$1,350,000	$155,925	11.6%
	2007	$1,100,000	$345,488	31.4%
Forbes I.J. Alexander	2010	$468,000	$936,000	200.0%
	2009	$468,000	$169,159	36.1%
	2008	$450,000	$51,975	11.6%
	2007	$427,500	$134,269	31.4%
Mark T. Mondello	2010	$700,000	$1,400,000	200.0%
	2009	$700,000	$253,015	36.1%
	2008	$675,000	$77,963	11.6%
	2007	$600,000	$188,448	31.4%
John P. Lovato	2010	$450,000	$522,000	116.0%
	2009	$450,000	$253,013	56.2%
	2008	$427,500	$43,819	10.3%
	2007	$360,000	$140,976	39.2%
William D. Muir, Jr.	2010	$450,000	$900,000	200.0%
	2009	$450,000	$151,763	33.7%
	2008	$427,500	$43,819	10.3%
	2007	$360,000	$140,976	39.2%

The next two tables below illustrate the equity compensation held at the end of fiscal 2010 or earned in fiscal 2010 by our NEOs. We believe that these supplemental tables present a meaningful illustration of the actual fiscal year end value of equity awards granted to our NEOs in fiscal 2010 and in previous years. The data set forth in these two tables excludes time-based full value equity grants.

Table 2 summarizes all of the outstanding option awards and stock appreciation rights owned by our NEOs as of fiscal year end. All grants have exercise prices that were underwater based on the market value of Jabil’s shares at fiscal year end.
TABLE 2: OPTION AND SAR VALUES

	Number of			Realized
	Securities	Weighted	Market Value	Value of
	Underlying	Average	at FYE	Option
	Options Held	Exercise Price	($10.25/share)	Exercises
	at FYE (1)	at FYE	(2)	During
NEO	(#)	($)	($)	FY2010
Timothy L. Main	1,048,400	25.43	0	0
Forbes I.J. Alexander	253,992	26.74	0	0
Mark T. Mondello	614,963	23.59	0	0
John P. Lovato	314,734	26.32	0	0
William D. Muir, Jr.	329,142	22.33	0	0

(1)	Includes outstanding incentive stock options, nonqualified stock options and stock appreciation rights awarded since 2000, both exercisable and unexercisable. The numbers shown are an aggregate of those shown in the Option Awards columns in the Outstanding Equity Awards at 2010 Fiscal Year End Table.

(2)	The market value at fiscal year end is based on the closing sales price of $10.25 per share of Jabil’s common stock on the New York Stock Exchange on August 31, 2010.
After 2007, the majority of equity awards were composed of restricted stock with a performance goal based on compound core earnings per share growth over a multi-year period or TSR of Jabil stock compared to that of the S&P 500. Table 3 reflects that, in the aggregate, the performance-based restricted stock and restricted stock unit awards that were granted to our NEOs in fiscal 2007 through 2010 have vested below target.
TABLE 3: PERFORMANCE-BASED AWARDS ACHIEVEMENT HISTORY

Fiscal		Performance Measure	Performance Measure
Year	Date of Grant	CAGR of Core EPS (1)	Jabil TSR vs. S&P 500 (1)
2007	October 26, 2006	0% vested	No TSR-based awards granted
2008	October 24, 2007	150% vested	0% vested for the 1st and 3rd performance periods; 50% vested for the 2nd performance period
2009	October 22, 2008	3 year performance period remains open	0% vested for the1st and 2nd performance periods (The 3rd performance period remains open)
2010	October 22, 2009	3 year performance period remains open	20% vested for the 1st performance period (The 2nd and 3rd performance periods remain open)

(1)	These terms are defined and explained in detail in “Long-Term, Equity-Based Compensation — Performance-Based Awards.”
As the above information indicates, the compensation program for our NEOs emphasizes performance-based compensation that is at-risk and generally only payable based on significant performance against challenging, pre-determined goals. For the few years prior to fiscal 2010, our performance-based compensation program resulted in payouts significantly below target. The financial results that were achieved during fiscal 2010 occurred during a time of significant macroeconomic challenges in the global economy. We believe that the fact that Jabil achieved the highest level of earnings in its history in fiscal 2010 validates our long-term strategy and demonstrates that our NEOs are making significant contributions to the success of Jabil. With the efforts of the management team, Jabil is building a significant presence in markets such as industrial, healthcare, aftermarket services, and materials technology, while improving diversification of its business and sources of income designed in a manner to try to lower risk to our financial results on a continual basis. For fiscal 2010, the level of total compensation earned by our NEOs reflects the achievement of operational and financial results that significantly exceeded their goals.

Guiding Principles of the Executive Compensation Program
The following table shows each of the guiding principles of our executive compensation program, the rationale for each principle and the elements of compensation that align with each principle:

Elements of
Guiding Principles	Rationale	Compensation
Alignment with Stockholders’ Interests
We seek to provide an appropriate link between compensation and the creation of long-term stockholder value. Our executives’ interests are more directly aligned with the interests of our stockholders when our compensation program:
Equity incentives
• emphasizes long-term performance, business objectives and the strategic focus of our businesses;
• is significantly impacted by the value of our stock; and
• results in a continuing significant ownership of our stock.

Pay for Performance
An effective way to reach our short- and long-term financial and strategic objectives is to make a majority of an executive’s overall target compensation dependent on the achievement of such goals and objectives and on the performance of our stock. The portion of an executive’s total compensation that varies with performance should be a function of the executive’s responsibilities and ability to drive and influence results. As an executive’s responsibility and influence increase, so should the level of performance-based, at-risk compensation.
Annual cash incentives and performance-based equity incentives

While total compensation should be both competitive and tied to achievement of financial and strategic objectives, performance that exceeds target should be appropriately rewarded.

Competitiveness
To attract highly qualified executives, motivate executives to perform at their highest levels and retain executives with the leadership abilities and skills necessary to drive and build long-term stockholder value, our compensation must be competitive and reflect the value of each executive’s position in the market and within Jabil.
Salary, annual cash incentives, equity incentives

Elements of Our Executive Compensation Program
The Compensation Committee believes that the elements of our executive compensation program further our guiding principles. The following table summarizes the major elements of Jabil’s executive compensation program and the purposes and values in using these elements:

Element	Purposes and Values

Salaries	• Provide a minimum fixed amount of compensation.
• Reflect an officer’s experience, business judgment and role in developing and implementing overall business strategy.
• Recognize individual performance.
• Are reviewed on a periodic basis and compared with salaries of comparable executives in our peer group and in compensation surveys.

Annual Cash	• Communicate strategic priorities and identify key financial and business objectives.
Incentives	• Motivate achievement of short-term objectives.
• Are 100% at-risk, most of which have a minimum threshold that must be achieved to receive any payout.

•   Result in achievement that is variable, measured against a mix of multiple defined targets, with payouts ranging from 0% (below threshold performance) to a maximum of 200% of target payout as a percentage of salary.

• Align chosen financial and other measures to an individual’s scope of influence.

Element	Purposes and Values
Equity	• Motivate attainment of long-term financial and stockholder return goals.
Incentives	• Align executive’s interests with those of our stockholders.
• Ensure majority of grants are at-risk and are tied to financial performance measures.
• Reward long-term service and promote retention with vesting schedules that span several years.
Balance of Elements — The Compensation Committee views all of the compensation elements together to set each NEO’s total compensation annually. The allocation among elements varies for each NEO to reflect the differences in responsibilities. In addition, the Committee balances the compensation elements to motivate each NEO to achieve both long-term and short-term objectives. Salaries and cash incentives are considered together to set a fair cash compensation level to retain our leaders and drive performance. We believe that the cash incentives’ performance measure targets should appropriately balance the objectives of being challenging and motivating. Thresholds and target levels are carefully established, and maximum achievement and payout levels are set as a way to avoid incenting unnecessary risk-taking. Please also see the discussion regarding compensation risks at “Risks in Compensation Practices.” The cash and equity incentives are set under terms previously approved by our stockholders, within the Annual Incentive Plan and the 2002 Stock Incentive Plan, respectively.
Our Executive Compensation Process
Jabil’s executive compensation program is administered and overseen by the Compensation Committee with assistance from management and a compensation consultant selected and retained by the Committee. Generally, compensation amounts, measures and criteria are determined by analyzing, among other things, compensation data and pay practices from Jabil’s peer group and broader compensation survey information, financial and strategic goals, the elements of compensation and historical compensation data. Typically, annual salaries, cash incentive targets and equity incentive targets and grants are set and awarded following the end of our fiscal year when data regarding performance is available. In addition, the Committee considers outside counsel’s legal advice and guidance and ratings information from proxy advisory services, solicits the opinions of the other Board members and inquires regarding the accounting treatment for the compensation program.
Role of Compensation Consultant — The Compensation Committee has the sole authority to hire, and to dismiss, its compensation consultant. Reports and advice from the consultant may be requested by the Committee and are shared with the Board and management at the Committee’s discretion. In fiscal 2010, the Committee retained Watson Wyatt Worldwide (now known as Towers Watson & Co.) as its compensation consultant to advise the Committee on the amount and form of executive and director compensation. Watson Wyatt Worldwide was paid $148,544 for these services in fiscal 2010, which included assisting with a request for additional shares in the 2002 Stock Incentive Plan, advising on the equity grants made in October 2009, and advising on equity vesting criteria design. Jabil also retained Watson Wyatt Worldwide to provide additional services to Jabil in fiscal 2010, for which Jabil paid $167,208. These other services primarily related to global retirement issues. Advance approval for Watson Wyatt Worldwide to perform these services was not sought from the Committee or the Board.
In March 2010, the Compensation Committee hired Steven Hall & Partners (“SH&P”) as its compensation consultant to assist it with its fiscal 2011 compensation program. The types of services performed by SH&P during fiscal 2010 included recommending changes to the peer group, advising on design and implementation of new incentive and equity plans, advising on prevailing equity grant practices, providing data regarding prevalent compensation practices and levels of pay, commenting on compensation-related disclosure, and advising on the development of a compensation philosophy. The Committee considers SH&P to be independent because SH&P performed no services for Jabil’s management.
Role of Management — Our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Executive Vice President of Human Development, Human Resources collectively make a recommendation regarding compensation elements and amounts, and performance measures and targets for our incentive compensation programs (except for the CEO), and present these recommendations to the Compensation Committee. This collective recommendation is based upon: (i) an annual performance review process, including assessment of the achievement of established financial and strategic business objectives and other accomplishments; (ii) Jabil’s annual operating and strategic plans, targeted earnings, and overall and divisional financial performance; (iii) market data for relevant companies; and/or (iv) the NEO’s expected contributions in light of the responsibilities inherent in his position.

Role of Compensation Committee — The Compensation Committee sets policies and gives direction to management on all material aspects of the executive compensation program. The key goals of the compensation program are balanced with market data and Jabil’s financial planning and expectations to determine each executive officer’s compensation. The Committee makes compensation decisions for the executive officers for each of the compensation elements, establishes the short- and long-term financial measures, weighting and targets, and grants equity incentive awards. In making these decisions, the Committee reviews: (i) management’s recommended compensation elements and amounts, and recommended performance measures and targets for our incentive compensation programs; (ii) data and advice provided by the compensation consultant; (iii) the compensation history of each executive officer; and/or (iv) the financial performance of Jabil’s various operating segments.
At the beginning of fiscal 2010, the Compensation Committee met in executive session to conduct a performance review of our CEO. During such review, the Committee evaluated the CEO’s overall performance and other accomplishments of the past fiscal year, taking into consideration Jabil’s financial performance relative to peers and industry performance, as well as input from certain officers and other directors.
The Compensation Committee Charter, posted on our website at www.jabil.com, sets forth the Compensation Committee’s full responsibilities.
Competitive Benchmarking — The Compensation Committee periodically reviews compensation data and pay practices from both Jabil’s peer group and broader compensation survey data as part of its decision-making process. The Committee has not formally established market percentile benchmarks to which it annually targets NEO compensation. While the Committee reviews compensation data with a view to confirming that a given executive’s compensation is competitive, it retains discretion in setting an executive’s compensation. As a result, compensation for an executive may differ materially from the peer group or survey data and is influenced by factors including experience, position, tenure, individual and organizational factors, retention needs and other factors. The Committee did not request or receive updated market pricing data for NEO positions for fiscal 2010.
The Compensation Committee periodically evaluates and selects companies to include in the peer group it uses to assess the competitiveness of our NEO compensation program. With guidance from the compensation consultant and input and discussion with management, the Compensation Committee considers whether the mix of companies in the peer group produces valid information for assessing the market value of our executive positions. We intend that our peer group cumulatively has the following attributes, although a given company may not have all of the attributes: business operations in the industries and businesses in which we participate, global operations, similar annual revenue, and businesses that are complex and broad and/or compete with us for executive talent. The peer group for the most recent assessment consisted of the following companies:

•	Advanced Micro Devices	•	Apple, Inc.
•	Applied Materials, Inc.	•	Arrow Electronics, Inc.
•	Avnet, Inc.	•	Celestica Inc. (Canada)
•	Emerson Electric Company	•	EMC Corporation
•	Micron Technology, Inc.	•	Flextronics International
•	Qualcomm, Inc.	•	NCR Corporation
•	Sun Microsystems, Inc.(1)	•	Sanmina-SCI Corporation
•	Texas Instruments, Inc.	•	Tech Data Corporation

(1)	Sun Microsystems, Inc. was acquired by Oracle Corporation in a transaction that closed on January 26, 2010.
For fiscal 2010, the Compensation Committee did not revise the composition of the peer group. The Committee also did not request a new executive compensation study or benchmarking report. These decisions were based on the Committee’s decision, in view of economic uncertainty, to freeze salaries and to maintain the annual cash incentive targets (as a percentage of salary) and design that had been in place in fiscal 2009.
Setting of Salaries and Annual Cash Incentive Compensation — The Compensation Committee typically makes its decisions related to salaries and sets annual cash incentive targets at the start of each fiscal year. This timing allows the Committee to take into account Jabil’s financial results in the prior fiscal year and plans and expectations regarding the current fiscal year when establishing such salaries and targets. The Committee selects the performance measures for the annual cash incentives pursuant to the Annual Incentive Plan, approved by the stockholders in January 2006.
Our Equity-Based Compensation Award Practices — The annual grant cycle for grants of equity-based awards to our executives typically occurs at the start of each fiscal year following the completion and release of our financial results for the preceding fiscal year, so that relevant information is available to the Compensation Committee and the market price of our common stock reflects this information. The dates for the meetings at which such grants are made are set well in advance of such meetings. The Compensation Committee may also make grants of equity awards at other times during the year due to special circumstances. We do not seek to time equity grants to take advantage of information, either positive or negative, about Jabil which has not been publicly disclosed. When options or stock appreciation rights are granted, the exercise price of the award is the closing market price of our common stock on the date of grant.
In deciding the type and value of equity compensation to grant, the Compensation Committee typically considers Jabil’s financial performance, the need to retain experienced and talented people to execute the strategies of the business, the accounting and tax impacts of the grant, the dilutive effect to the stockholders and the incentive opportunity Jabil desires to provide to the NEOs.
Beginning in fiscal 2008, the majority of equity incentive awards granted to our executive officers have been in the form of performance-based restricted stock or restricted stock units. One form of the performance-based restricted stock awards conditions vesting of shares on the compound annual growth rate in Jabil’s core earnings per share over a three-year period. The second form of performance-based restricted stock awards bases the vesting of shares on our TSR relative to that of the S&P 500 during three annual measurement periods. Prior to and during fiscal 2008, we also granted stock appreciation rights or stock options, which result in gain to the recipient only if our stock price increases above the exercise price.
Beginning in fiscal 2009, the Compensation Committee decided to also grant time-based restricted stock awards (or units) to our NEOs instead of stock appreciation rights. The rationale for combining grants of performance-based and time-based restricted stock awards is based on the different natures and durations of the two types of awards. The performance-based awards are at-risk and depend upon the achievement of the specific financial and shareholder return performance goals during a three-year period. If the financial performance results during this three-year period indicate that the performance goals are unlikely to be achieved, the recipients may perceive the performance-based awards as not having significant value, particularly if the performance results are largely beyond their influence. Such a perception diminishes the retention value of the awards. A simultaneous award of time-based restricted stock with vesting over three years provides the recipient with the likelihood of long-term value, directly aligned with the stock price, without regard to the outcome of the performance-based awards, but requiring long-term service. This aligns with our guiding principle of creating a compensation package that is competitive, promotes retention, focuses on financial performance and balances the at-risk elements. However, a majority of NEOs’ equity awards are performance-based, even with the addition of time-based restricted stock. Each fiscal year the Compensation Committee reviews the type and mix of equity vehicles in our equity-based compensation program and makes changes as appropriate.
In October 2007, our Board of Directors adopted a stock incentive and compensation award policy. The components of the award policy are:
•	Grant timing guidelines, including requirements to establish before the beginning of each fiscal year and disclose pre-set dates on which awards may be granted;

•	Exercise price guidelines, including a requirement that the exercise prices of stock options and stock appreciation rights generally will be no less than the closing price of a share of Jabil’s common stock on the date of grant;

•	Grant authorization guidelines, including specific deadlines for award requests by management in advance of award grant dates and prohibitions on delegation of grant authority and approval of grants by written consent; and

•	Grant implementation and miscellaneous procedural guidelines, including attendance by legal counsel at all meetings at which awards and other final compensation decisions are made.

In accordance with this policy, the Compensation Committee designates the dates on which stock incentive awards may be granted to officers, directors and employees (including new hires and promoted employees) during each fiscal year. The dates designated by the Committee for fiscal 2011 are the dates on which the Committee held or will hold in-person meetings in connection with the quarterly in-person meetings of the Board during fiscal 2011: October 21, 2010 and, as currently scheduled, January 20, 2011, April 14, 2011 and July 21, 2011. In the event of “special circumstances” (the determination of which is in the Committee’s sole and absolute discretion), the Committee may grant stock incentive awards on dates other than these designated dates.
Other Compensation, Policies and Considerations
Retirement and Pension Plan — Jabil does not have a non-qualified retirement plan and does not provide pension benefits for any of our NEOs. In January 2010, the Compensation Committee approved additional time for the vesting and settlement of certain equity grants previously granted for eligible officers of Jabil who retire. Eligibility is determined based upon the age and/or years of service of the particular officer depending on physical work location at time of grant. These retirement provisions are available to be included in future equity grants to our NEOs.
Severance Arrangements — Jabil’s NEOs do not have employment agreements or severance benefit agreements. Accordingly, upon a termination for any reason whatsoever, the NEO is entitled to receive only salary and annual cash incentive compensation earned to the date of termination, and is permitted to exercise vested stock options and stock appreciation rights in accordance with the applicable award agreements. All unvested awards are forfeited upon termination of employment, unless there is a change in control or the NEO is retirement-eligible. On a case by case basis, we have at the time of termination entered into severance payment agreements with certain officers for various reasons, including but not limited to obtaining agreements from departing employees not to compete with Jabil for specified periods of time.
Change in Control Arrangements — The NEOs do not have change in control severance agreements. Awards granted under the 1992 Stock Option Plan and the 2002 Stock Incentive Plan may vest under certain circumstances in connection with a change in control.
In the event of a change in control, any award outstanding under the 2002 Stock Incentive Plan will become fully vested on the earlier of (i) the applicable vesting date under the original vesting schedule, (ii) the first anniversary of the date of the change in control if the grantee has remained as an employee or consultant, and/or (iii) the date the grantee is terminated without cause or resigns for good reason. However, an award will not fully vest due to a change in control if the grantee is terminated for cause or resigns without good reason prior to the first anniversary of the date of such change in control.
In the event of a proposed dissolution or liquidation of Jabil, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board of Directors has sole discretion to declare that any option or stock appreciation right will terminate as of a date fixed by the Board of Directors and give grantees the right to exercise their options or stock appreciation rights as to all or any part of the stock covered, including shares not otherwise exercisable.
In the event of a merger or the sale of substantially all of the assets of Jabil, each outstanding option and stock appreciation right will be assumed or an equivalent option and stock appreciation right will be substituted by the successor corporation, unless otherwise determined by the Board of Directors in its discretion. If such successor refuses to assume or provide a substitute for the outstanding options or stock appreciation rights, the exercisability and termination of all or some outstanding and unexercisable options and stock appreciation rights will be accelerated, unless otherwise determined by the Board of Directors in its discretion.
In the event of the acquisition by any person other than Jabil of 50% or more of Jabil’s then outstanding securities, unless otherwise determined by the Board of Directors in its discretion, all outstanding options and stock appreciation rights which are vested and exercisable will be terminated in exchange for a cash payment.
A summary of potential payments upon termination or a change in control for our NEOs is set forth in the “Potential Payments Upon Termination or a Change in Control” section.

Additional Compensation Programs in Which NEOs May Participate — Our NEOs are eligible to participate in those programs that are also offered to a broad-based group of our employees, including a 401(k) Retirement Plan (“401(k) Plan”), an employee stock purchase plan that is intended to qualify for favorable tax treatment for U.S.-based employees under section 423 of the Internal Revenue Code, and welfare benefit programs such as medical and prescription coverage, dental and vision programs, short- and long-term disability insurance, group life insurance and supplemental life insurance as well as customary vacation, leave of absence and other similar policies.
Other Compensation — The most significant payments outside of salary, cash incentive and equity incentive compensation are to those NEOs whom we asked to relocate overseas to effectively oversee the division for which such NEO is responsible. These NEOs receive expatriate benefits that are intended to compensate them for additional economic costs for such items as housing, transportation expenses and foreign income taxes resulting from providing services in such foreign jurisdictions. We do not take into account any such expatriate related payments when considering the competitiveness of an executive officer’s compensation. For fiscal 2010, the value of the other benefits comprising “All Other Compensation” to our NEOs was minimal with the value of such benefits disclosed in detail in the Summary Compensation Table under the “All Other Compensation” column and the related notes.
Nonqualified Deferred Compensation — Jabil has not historically provided a nonqualified deferred compensation arrangement for any of our NEOs. However, we permitted the opportunity to defer receipt of shares that vest for restricted stock unit awards granted in fiscal 2011, and we anticipate providing a voluntary nonqualified deferred compensation plan whereby officers may elect to defer portions of salary and/or annual cash incentives without a company match.
Recovery of Executive Compensation — At this time, Jabil has not established any policies or decisions regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The Compensation Committee intends to adopt such a policy in response to the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Insider Trading Policy — Our insider trading policy prohibits directors, employees and certain family members from purchasing or selling any type of security, whether issued by us or another company, while aware of material non-public information relating to the issuer or from providing such material non-public information to any person who may trade while aware of such information. We restrict trading by our officers and directors, as well as other categories of employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, to certain quarterly trading windows. While we do not have a policy that specifically prohibits our executive officers from hedging the economic risk of stock ownership in our stock, we discourage our executive officers from entering into certain types of hedges with respect to our securities. In addition, federal securities laws prohibit our executive officers from selling “short” our stock.
Executive Share Ownership Guidelines — In October 2010, the Compensation Committee adopted minimum share ownership guidelines for Jabil’s executive officers which are expected to be met within five years of becoming an executive officer. The executive officers are expected to own a minimum value of shares equal to a multiple of their respective base salaries, as follows:

MULTIPLE OF
CATEGORIES	SALARY
CEO	5x
COO and CFO	3x
Other executive officers	1x
Shares to be counted toward the guidelines include shares owned directly or indirectly (e.g., in a trust), shares held in our 401(k) Plan and unvested time-based restricted stock/units.
Tax Deductibility of NEO Compensation — Section 162(m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year to NEOs serving at fiscal year end (excluding our principal financial officer) in excess of $1 million unless it qualifies as “performance-based.” In evaluating whether to structure executive compensation components as qualified performance-based compensation and thus, tax deductible, the

Compensation Committee considers the net cost to us, its ability to effectively administer executive compensation in the long-term interest of stockholders, and the specific corporate goal underlying the various items of compensation.
Stock option grants, stock appreciation rights and performance-based restricted stock/unit awards granted to executive officers that may be covered under Section 162(m) are generally structured to be fully deductible. The Compensation Committee believes, however, that it is important to preserve flexibility in administering compensation programs so as to promote corporate goals. Accordingly, the Committee from time to time has approved elements of compensation that were consistent with the objectives of our executive compensation program, but that may not be fully deductible. Time-vested restricted stock/unit awards do not qualify as performance-based compensation under Section 162(m) and therefore, in some cases, can result in compensation to certain executive officers that is not fully tax deductible by Jabil.
Accounting for Share-Based Compensation — Before we grant share-based compensation awards, or modify previously granted awards, we consider the accounting impact of the proposed award or modification.
Fiscal 2010 Compensation
NEO Total Direct Compensation Mix
For its fiscal 2010 NEO compensation decisions, the Compensation Committee reviewed: (i) recommended compensation elements and amounts, performance measures and targets for our incentive compensation programs; (ii) the financial performance of Jabil’s various operating segments; and (iii) the compensation history for each NEO. For fiscal 2010, the Committee determined not to adjust the fiscal 2009 levels of salary, annual cash incentive targets or the long-term incentive target number of shares. The Committee reached the decision concerning salaries and target annual cash incentives to be consistent with the company-wide policy to avoid increases in cash compensation expense, part of an overall policy of expense control in the face of the global economic downturn and continued macroeconomic uncertainty, while the decision to hold the number of shares granted constant relative to the prior fiscal year was in anticipation of conducting a competitive analysis.
The following charts illustrate the target fiscal 2010 compensation for our NEOs by type of compensation as a percentage of our NEOs’ targeted total direct compensation, that is, salary plus the target value of the annual cash and equity incentives. The charts demonstrate our compensation philosophy that the significant majority of our NEOs’ compensation is at-risk and tied to performance. These charts reflect the Compensation Committee’s desired mix of salary and cash and equity-based incentives at the target levels established at the beginning of fiscal 2010. “Salary” is the annual salary approved for the NEOs effective September 1, 2009; “Cash Incentives” are at the target payouts for fiscal 2010; and the “Performance-Based Equity” and “Time-Based Equity” are the grant date fair values at target for fiscal 2010. These amounts differ from those shown in the Summary Compensation Table, which reflects actual cash incentives earned in fiscal 2010.

MR. MAIN’S
TARGET DIRECT COMPENSATION MIX
2010 Total = $8,347,000

MR. ALEXANDER’S	MR. LOVATO’S
TARGET DIRECT COMPENSATION MIX	TARGET DIRECT COMPENSATION MIX
2010 Total = $3,504,500	2010 TOTAL = $2,998,680

MR. MONDELLO’S	MR. MUIR’S
TARGET DIRECT COMPENSATION MIX	TARGET DIRECT COMPENSATION MIX
2010 TOTAL = $5,422,400	2010 TOTAL = $3,076,920

Salary
The Compensation Committee decided to freeze the salaries of our NEOs beginning in July 2008 and throughout fiscal 2010. The Committee reached this decision to be consistent with the company-wide policy to avoid compensation expense increases, part of an overall policy of expense control in the face of the global economic downturn and continued macroeconomic uncertainty.
Annual Cash Incentives
Selection of Performance Measures — Each year, the Compensation Committee selects the metrics to be used to measure performance. As in previous years, for fiscal 2010 the Committee selected annual core operating income, average monthly core return on invested capital over the last six months of the fiscal year (“ROIC”) and divisional core operating income. The Committee views the core measures as containing the most relevant items for measuring overall operating performance. Each of the selected metrics includes the element of “core” operating income, which is operating income under U.S. generally accepted accounting principles (“GAAP”) before amortization of intangibles, stock-based compensation expense and related charges, certain restructuring and impairment charges, goodwill impairment charges, certain distressed customer charges and loss on disposal of a subsidiary. The Committee selected ROIC as it allows the measurement of whether Jabil is achieving an efficient return on its capital deployed, and it selected the last six months of the fiscal year for the performance period as typically this period has the least seasonal fluctuations in business volume. The Compensation Committee believes that these performance measures effectively motivated our NEOs to focus on growth in both revenue and profitability because the targets were challenging but obtainable, measurable, clearly understood and, in the Committee’s belief, the drivers of the creation of sustainable long-term value for our stockholders.
Determination of Incentive Targets — For each of the selected performance measures for the cash incentives (annual core operating income, ROIC and divisional core operating income), the Compensation Committee set specific targets and related performance levels for fiscal 2010 early in the fiscal year. All of these performance measures are at-risk. The ROIC target calculation was based on the core operating income target, providing a strong correlation of desired results between operating income and asset efficiency.
The Compensation Committee then determined how the actual achievement of each of these performance measures would translate into the calculation of each NEO’s fiscal 2010 cash incentives. The Committee chose ranges that it believed were challenging, yet attainable in an uncertain economic environment. The table below, under the heading “Percentage of achievement level payout,” lists the percentages used to calculate each NEO’s fiscal 2010 cash incentive based on the different levels of achievement of each of the performance measures. Performance below threshold results in no payout to a NEO. The maximum payout, capped at 200%, recognizes superior financial performance achievement. As compared to fiscal 2009, the Committee raised the threshold levels for each of the performance measures and lowered the maximum performance levels for the fiscal 2010 annual core operating income and the EMS Division’s core operating income. The target performance levels for core operating income and ROIC were 46% and 105% higher, respectively, than the actual performance levels in fiscal 2009. Similarly, the target performance level for core operating income of the Consumer Division and the EMS Division were 29% and 31% higher, respectively, than the actual performance levels in fiscal 2009. The Compensation Committee reduced maximum performance levels for the fiscal 2010 company-wide core operating income and the EMS Division’s core operating income, as compared to the maximum levels specified for fiscal 2009, but increased the maximum performance levels for the Consumer Division’s core operating income and ROIC for fiscal 2010 as compared to the maximum levels specified for fiscal 2009. Performance results between a threshold level and target level or between a target level and maximum level are determined by means of straight-line interpolation.

Annual								Consumer Division						EMS Division
Core Operating Income					ROIC			Core Operating Income						Core Operating Income
Threshold	Target		Max		Threshold	Target	Max	Threshold		Target		Max		Threshold		Target		Max
$240m	$350	m	$425	m	8.5%	16%	19%	$70	m	$95	m	$125	m	$160	m	$210	m	$255
Percentage of achievement level payout
25%	100%		200%		25%	100%	200%	25%		100%		200%		25%		100%		200%

The Compensation Committee then determined how each performance measure was weighted for the purposes of calculating each NEO’s fiscal 2010 cash incentives. The weightings vary based on each NEO’s role and area of influence. This weighting is set forth in the table below.

Weighting of Performance Measures
	Annual Core		Divisional Core
	Operating		Operating
NEO	Income	ROIC	Income
Timothy L. Main	65%	35%	—
Forbes I.J. Alexander	65%	35%	—
Mark T. Mondello	65%	35%	—
John P. Lovato	25%	25%	50% (Consumer)
William D. Muir, Jr.	25%	25%	50% (EMS)
Finally, the Compensation Committee determined each NEO’s fiscal 2010 cash incentive target as a percentage of salary. Consistent with the freezing of salaries, the Committee decided to keep targets (as a percentage of salary) the same as fiscal 2009. The percentages vary depending on the individual’s responsibilities and market data considerations. The percentages demonstrate the emphasis on at-risk compensation. For fiscal 2010, the targets were as follows:

Cash Incentive
Target as a % of
NEO	Salary
Timothy L. Main	145%
Forbes I.J. Alexander	90%
Mark T. Mondello	100%
John P. Lovato	90%
William D. Muir, Jr.	90%
Actual Cash Incentives — For fiscal 2010, annual core operating income was $481.7 million, ROIC was 21%, and core operating income for the Consumer and EMS divisions was $72.5 million and $348.6 million, respectively. The table below shows the percentage of each cash incentive performance measure that was actually achieved as compared to the target, as certified by the Compensation Committee in September 2010, and sets forth the total cash incentive value at target compared to the total cash incentive amount actually received:

	Actual Achievement
	as a % of Target
	Annual
	Core		Divisional			% of Actual
	Operating		Core	Targeted	Actual	Payout
	Income		Operating	Incentive	Incentive	Against
NEO	(million)	ROIC	Income	Amount	Received*	Target
Timothy L. Main	200%	200%	—	$1,450,000	$2,900,000	200%
Forbes I.J. Alexander	200%	200%	—	$468,000	$936,000	200%
Mark T. Mondello	200%	200%	—	$700,000	$1,400,000	200%
John P. Lovato	200%	200%	32%	$450,000	$522,000	116%
William D. Muir, Jr.	200%	200%	200%	$450,000	$900,000	200%

*	The values of the fiscal 2010 actual cash incentives also appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Long-Term, Equity-Based Compensation
For fiscal 2010, the Compensation Committee granted our NEOs two types of performance-based restricted stock awards as well as time-based restricted stock awards, with the potential to achieve the most value placed on the performance-based grants. The number of shares granted to NEOs in fiscal 2010 was the same as in fiscal 2009. At the target amounts, the performance-based awards and time-based awards represented approximately 67% and 33%, respectively, of the total fair value of the equity awards. The Committee established this allocation between performance and time-based awards to balance several of the objectives within the guiding principles of our compensation program.
The Compensation Committee decided in July 2009 to change the manner in which it provides for dividend rights for performance-based and time-based restricted stock awards. As a result, for restricted stock awards granted after July 2009, the grantees will not receive dividends until such time as the restricted stock becomes vested. Upon vesting, the grantees will receive payment of the cumulative dividends (without interest). In January 2010, the Compensation Committee approved additional time for the vesting and settlement of certain equity grants for eligible officers of Jabil who retire. Eligibility is determined based upon the age and/or service years of the particular officer depending on physical work location at time of grant.
Performance-Based Awards — These awards are at-risk and variable. For one group of our fiscal 2010 performance-based restricted stock awards, vesting was based on the compound annual growth rate (“CAGR”) of Jabil’s core earnings per share (“Core EPS”) over a three-year performance period. The Compensation Committee believes that measuring performance against a three-year measurement of Core EPS CAGR aligns the NEOs’ compensation with stockholders’ interests over the long term horizon. Jabil defines core earnings per share as core earnings divided by the weighted average number of outstanding shares determined under GAAP. Jabil’s definition of core earnings used for purposes of the CAGR awards granted for fiscal 2010 is tied to the calculations announced in our annual earnings releases, typically using GAAP net income with adjustments for such items that may include amortization of intangibles, stock-based compensation expense and related charges, restructuring and impairment charges, goodwill impairment charges, certain distressed customer charges, loss on disposal of subsidiary, certain other expenses, net of tax and certain deferred tax valuation allowance charges.
For the other group of our fiscal 2010 performance-based restricted stock awards, vesting was based on Jabil’s TSR relative to that of the S&P 500 measured each fiscal year during a three-year period. The Committee considered whether to select a different group of companies from the S&P 500, against which its performance would be measured, but chose the S&P 500 because it believes that a portion of the equity awards should measure performance against well-run, global companies, since stockholders may invest in any company of their choice. In order to take into account potential swings in Jabil’s volatile stock price relative to the S&P 500 at the close of the performance period, the Committee set the threshold for vesting of a Jabil TSR equal to 80% of the TSR of the S&P 500 for grants made in fiscal 2010, as compared to the fiscal 2009 threshold for vesting at 100% or more of the TSR of the S&P 500.
A summary of our fiscal 2010 performance-based restricted stock awards, including the target measure and the range of potential achievement is:

	Performance Measure	Performance Measure
	CAGR of Core EPS*	Jabil TSR vs. S&P 500
Performance period	3 year period beginning 9/1/09 and ending 8/31/12	Measured each fiscal year during a 3 year performance period (FY 2010 to 2012)

Payout percentage based on level of achievement	0% if CAGR is < 2%/year 100% if CAGR is at 11%/year or up to 200% if CAGR is ≥ 21%/year	• 0% if JBL TSR is < 80% of S&P’s TSR
• 10% if JBL TSR is 80% to 84.9% of S&P’s TSR
• 20% if JBL TSR is 85% to 94.9% of S&P’s TSR
• 33.33% if JBL TSR is 95% to 105.9% of S&P’s TSR
• 50% if JBL TSR is ≥106% of S&P’s TSR

ACHIEVEMENT CAPPED AT 100% OF SHARES GRANTED.

*	Based upon a compound annual growth rate of Jabil’s Core EPS over a three-year performance period.

We believe that using Core EPS and TSR as performance measures for the vesting of our performance-based restricted stock awards encourages our executives to focus on improving earnings over the long-term and supports our guiding principle of alignment with stockholders’ interests. The table below shows the results of those performance-based awards with performance periods that expired during fiscal 2010:

Fiscal		Performance Measure	Performance Measure
Year	Date of Grant	CAGR of Core EPS	Jabil TSR vs. S&P 500
2008	October 24, 2007	150% vested	0% vested for the 1st and 3rd performance periods; 50% vested for the 2nd performance period
2009	October 22, 2008	3 year performance period remains open	0% vested for the1st and 2nd performance periods (The 3rd performance period remains open)
2010	October 22, 2009	3 year performance period remains open	20% vested for the 1st performance period (The 2nd and 3rd performance periods remain open)
For additional information relating to the terms and conditions of our performance-based awards, see the notes to the Grants of Plan-Based Awards in Fiscal Year 2010 Table.
Time-Based Awards — The time-based awards made for fiscal 2010 vest at the rate of 30% on the first anniversary of the date of grant, 30% on the second anniversary of the date of grant, and the remaining 40% on the third anniversary of the date of grant. Each of our NEOs received a grant of restricted stock, except for Mr. Lovato, who received restricted stock units as he was based in Belgium on the grant date where the restricted stock grants would have resulted in adverse tax treatment. The Compensation Committee believes that providing time-based awards supports our guiding principle of competitiveness and promotes retention. The market data provided by Watson Wyatt indicates that providing time-based awards is a common practice. Time-based awards provide a superior retention value, particularly in times of macroeconomic decline. As many of the performance-based grants did not vest as noted above, they no longer create a retention value, and this outcome is balanced by the time-based awards. The Compensation Committee chose a graduated vesting schedule to further the goal of retention, as the greatest percentage of shares vest in the third year after the grant.
CEO Compensation for Fiscal 2010
As discussed above, our CEO’s total compensation for fiscal 2010 was substantially higher than for fiscal 2009 because most of the performance-based elements of his compensation were tied closely to the financial performance of Jabil, and Jabil’s actual financial performance for fiscal 2010 was at the high end of the range of that initially expected when his compensation criteria were established. This is consistent with the guiding approach of our compensation program, which links a majority of the CEO’s equity and annual cash incentive compensation opportunity to the achievement of our short- and long-term financial objectives. The CEO’s compensation has been consistently and closely aligned with Jabil’s operational and financial performance. In the previous three fiscal years, the level of our actual financial performance fell short of that targeted under the annual incentive plan, leading to payouts to the CEO ranging from 12% to 36% of the target amount.
In establishing the CEO’s fiscal 2010 compensation, the Compensation Committee set salary, annual cash incentive threshold, target and maximum payout opportunities and number of shares and mix of time-based and performance-based restricted stock awards at the same levels as for fiscal 2009. The Committee generally intends that these incentives, at the target levels, be competitive with the target compensation of chief executive officers at comparable companies, although the Committee did not set the CEO’s pay opportunity at a precise benchmarked level. The Committee takes into account other considerations, such as the performance evaluation for the CEO, and exercises its judgment in setting the CEO’s pay level. For fiscal 2010, the Committee concluded that not increasing the CEO’s cash compensation opportunity was consistent with compensation decisions for other employees, as Jabil sought to control expenses in the midst of difficult global economic conditions. Significantly, the pay program for the CEO included no pension benefits, no severance commitments, no tax gross-up commitments, and no significant perquisites; additional items of CEO compensation are generally those available to all salaried U.S. employees (such as 401(k) matching contributions). Many chief executive officers at comparable companies receive significant compensation beyond the items of total direct compensation, so our CEO’s total remuneration opportunity likely would be comparatively lower if compensation items beyond total direct compensation (salary and annual cash and equity incentive awards) were taken into account.
The discussion above provides detail regarding the fiscal 2010 performance and the corresponding levels of payout to the CEO (and other NEOs) under our annual incentive plan and relating to performance-based restricted stock awards. Core operating income and the year over year increase in core earnings for fiscal 2010 were at the highest levels in Jabil’s history. Corporate core operating income and ROIC performance as measured under the annual incentive plan exceeded the maximum target levels for the year. The Compensation Committee believes that these fiscal 2010 results were due in significant part to our CEO’s efforts. Led by our CEO, Jabil is building a significant presence in markets such as industrial, healthcare, aftermarket services, and materials, while improving diversification of its business and sources of income in a manner designed to try to lower risk to our financial results on a consistent basis. In this light, the Committee concluded that Jabil’s and its CEO’s fiscal 2010 performance justified the payouts under the annual cash incentive plan.
As of the end of the 2010 fiscal year, the market price of Jabil’s common stock remained at a relatively low level, and the TSR for one-, two- and three-year periods was low relative to that of the S&P 500. As a result, shares of performance-based restricted stock previously awarded to the CEO that used the metric of TSR on Jabil’s stock as compared to that of the S&P 500 were forfeited, except for one tranche earned at 20% based on one-year performance.
COMPENSATION COMMITTEE REPORT
The following Compensation Committee Report does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Jabil under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Jabil specifically incorporates this Report by reference therein.
The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement. Based on its review and discussion, the Compensation Committee has recommended to the Board and the Board has approved, that this Compensation Discussion and Analysis be included in this proxy statement for the 2010 Annual Meeting of Stockholders and incorporated by reference in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2010.
By the Compensation Committee
Kathleen A. Walters, Chair
Mel S. Lavitt
David M. Stout

SUMMARY COMPENSATION TABLE
The following table summarizes the compensation of our NEOs for the fiscal years ended August 31, 2010, 2009 and 2008. The NEOs are our Chief Executive Officer and Chief Financial Officer, along with each of our next three most highly compensated executive officers, based upon their total compensation as reflected in the table below.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Timothy L. Main	2010	1,000,000	5,897,000	—	2,900,000	0	9,797,000
Chief Executive Officer,	2009	1,000,000	2,971,500	—	524,103	4,421	4,500,024
President	2008	1,000,000	3,330,330	323,010	155,925	20,029	4,829,294
Forbes I.J. Alexander	2010	520,000	2,516,500	—	936,000	4,900	3,977,400
Chief Financial Officer	2009	519,615	1,267,040	—	169,159	6,878	1,962,692
	2008	500,000	1,074,300	130,950	51,975	12,706	1,269,931
Mark T. Mondello	2010	700,000	4,022,400	—	1,400,000	11,186	6,133,586
Chief Operating Officer	2009	699,519	2,026,100	—	253,015	8,783	2,987,417
	2008	675,000	1,790,500	174,600	77,963	14,017	2,732,080
John P. Lovato	2010	500,000	2,037,496	—	522,000	932,407	3,991,903
Executive Vice President,	2009	499,519	1,005,928	—	253,013	1,670,363	3,428,823
Chief Executive Officer,	2008	475,000	765,600	218,250	43,819	841,230	2,343,899
Materials Technology Group
William D. Muir, Jr.	2010	500,000	2,126,920	—	900,000	275,148	3,802,068
Executive Vice President,	2009	499,519	1,070,904	—	151,763	294,139	2,016,325
Chief Executive Officer,	2008	475,000	821,350	218,250	43,819	249,950	1,808,369
Manufacturing Services Group

(1)	The “Salary” column reflects the salaries for the fiscal year on an accrual basis.

(2)	Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value of the award pursuant to ASC 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. The assumptions used for the valuations are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010. A portion of the awards listed above are subject to performance conditions, with the grant date fair value reported assuming a target level of achievement. Assuming the highest level of performance conditions will be achieved, at a maximum of 200%, the grant date fair value for each NEO would be as follows:

Officer	Fiscal Year	Value ($)

Timothy L. Main	2010	7,757,000
	2009	3,977,750
	2008	4,704,870

Forbes I.J. Alexander	2010	3,305,140
	2009	1,693,690
	2008	1,517,700

Mark T. Mondello	2010	5,287,200
	2009	2,710,350
	2008	2,529,500

John P. Lovato	2010	2,692,692
	2009	1,342,846
	2008	1,126,600

William D. Muir, Jr.	2010	2,793,544
	2009	1,431,544
	2008	1,347,100

See the Grants of Plan-Based Awards in Fiscal Year 2010 Table and the “Compensation Discussion and Analysis” for information with respect to stock grants made in fiscal year 2010 and the Outstanding Equity Awards at 2010 Fiscal Year End Table with respect to stock awards made prior to fiscal 2010. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the NEOs.

(3)	Amounts shown under the “Option Awards” column reflect the aggregate grant date fair value of awards pursuant to ASC 718, excluding the effect of estimated forfeitures related to service-based vesting conditions with respect to stock appreciation rights granted to NEOs. The assumptions used for the valuations are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010. See the Outstanding Equity Awards at 2010 Fiscal Year End Table for information with respect to options and stock appreciation rights granted prior to fiscal 2010. These amounts reflect our accounting for these stock appreciation right grants and do not correspond to the actual values that may be realized by the NEOs.

(4)	Amounts shown under the “Non-Equity Incentive Plan Compensation” column represent annual incentive award amounts under our Annual Incentive Plan for services performed in each fiscal year. For additional information about our Annual Incentive Plan and these payouts see the “Compensation Discussion and Analysis” and the Grants of Plan-Based Awards in Fiscal Year 2010 Table.

(5)	This column does not include any cash dividends paid on shares of restricted stock held by the NEOs during fiscal 2010, as the potential value of these dividends are reflected in the grant date fair value of each of the applicable restricted stock grants that provided for such dividend payments (as calculated under ASC 718). The following table describes the components of the “All Other Compensation” column for fiscal 2010:

	Jabil	Perquisites and
	Contributions	Other Personal		Expatriate
Name	to 401(k) Plan	Benefits		Benefits		Total
Timothy L. Main	—	—	(a)	—		$0

Forbes I.J. Alexander	$4,900	—		—		$4,900

Mark T. Mondello	$9,800	$1,386	(a)	—		$11,186

John P. Lovato	$9,800	—		$922,607	(b)	$932,407

William D. Muir, Jr.	$9,800	$1,466	(a)	$263,882	(c)	$275,148

(a)	Jabil maintains a golf club membership for Messrs. Main and Mondello for business purposes. If the membership is used for personal purposes, the incremental cost is paid by the user and therefore we have not included any amount in this table associated with such use. For Mr. Mondello, the $1,386 is Jabil’s incremental cost associated with one flight on a corporate aircraft for personal use. For Mr. Muir, the $1,466 is for a physical examination.

(b)	This sum is equal to the following amounts paid by Jabil to Mr. Lovato, or to some third party on behalf of Mr. Lovato, as a result of his previous work assignment in Belgium:
(i)	$60,889 in connection with Mr. Lovato’s housing and utilities in Belgium.
(ii)	$77,409 in order to compensate Mr. Lovato for the difference in purchasing power (COLA) between St. Petersburg, Florida and Belgium.
(iii)	$9,023 for Mr. Lovato’s automobile and other transportation expenses while in Belgium.
(iv)	$54,861 for travel expenses incurred by Mr. Lovato and his family in traveling to/from Belgium and St. Petersburg, Florida (home leave).
(v)	$669,402 payment on behalf of Mr. Lovato of Belgium tax assessments resulting from his providing services to Jabil in Belgium.
(vi)	$2,129 for phone usage and miscellaneous nonbusiness expenses.
(vii)	$26,156 as a U.S. tax “gross up” on foreign assignment related income included in Mr. Lovato’s 2009 W-2.
(viii)	$22,738 as a U.S. tax “gross up” on COLA payments through U.S. payroll.

(c)	This sum is equal to the following amounts paid by Jabil to Mr. Muir, or to some third party on behalf of Mr. Muir, as a result of his previous work assignment in Singapore:
(i)	$124,021 payment on behalf of Mr. Muir of Singapore tax assessments resulting from his providing services to Jabil in Singapore.
(ii)	$139,861 as a U.S. tax “gross up” on foreign assignment related income included in Mr. Muir’s 2009 W-2.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2010
The following table provides information about cash and equity incentive compensation awarded to our NEOs in fiscal 2010, including: (1) the grant date of awards; (2) the range of possible cash payouts under our Annual Incentive Plan for fiscal 2010 performance; (3) the range of performance-based restricted stock shares that may be earned for achievement of pre-specified levels of performance in respect of the fiscal years 2010 to 2012 performance period; (4) the number of time-based restricted shares granted; and (5) the grant date fair value of performance-based restricted stock and time-based restricted stock computed under ASC 718.

									Grant Date
		Estimated Possible Payouts Under Non-Equity			Estimated Future Payouts Under Equity				Fair Value
		Incentive Plan Awards (1)			Incentive Plan Awards (2)				of Stock
	Grant	Threshold	Target	Maximum		Threshold	Target	Maximum	Awards (3)
Name	Date	($)	($)	($)	Type	(#)	(#)	(#)	($)

Timothy L. Main		362,500	1,450,000	2,900,000
	10/22/09				CAGR	12,500	125,000	250,000	1,860,000
	10/22/09				TSR	17,500	175,000	175,000	2,177,000
	10/22/09				TBRS	125,000	125,000	125,000	1,860,000
Forbes I.J. Alexander		117,000	468,000	936,000
	10/22/09				CAGR	5,300	53,000	106,000	788,640
	10/22/09				TSR	7,550	75,500	75,500	939,220
	10/22/09				TBRS	53,000	53,000	53,000	788,640
Mark T. Mondello		175,000	700,000	1,400,000
	10/22/09				CAGR	8,500	85,000	170,000	1,264,800
	10/22/09				TSR	12,000	120,000	120,000	1,492,800
	10/22/09				TBRS	85,000	85,000	85,000	1,264,800
John P. Lovato		112,500	450,000	900,000
	10/22/09				CAGR	4,660	46,600	93,200	655,196
	10/22/09				TSR	6,280	62,800	62,800	715,920
	10/22/09				TBRS	46,600	46,600	46,600	666,380
William D. Muir, Jr.		112,500	450,000	900,000
	10/22/09				CAGR	4,480	44,800	89,600	666,624
	10/22/09				TSR	6,380	63,800	63,800	793,672
	10/22/09				TBRS	44,800	44,800	44,800	666,624

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts under our Annual Incentive Plan for achievement of pre-specified levels of performance in fiscal 2010. If performance is below threshold then no amounts will be paid. For additional information related to the annual cash incentive awards including performance goals, measures and weighting, see the “Compensation Discussion and Analysis” section of this proxy statement.

(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that may be earned for performance-based restricted stock awards (or for Mr. Lovato, restricted stock units) granted under our 2002 Stock Incentive Plan in fiscal 2010 for the three-year performance period covering fiscal years 2010 through 2012. For additional information related to the performance measures and targets, see the “Compensation Discussion and Analysis” section of this proxy statement. During the performance period, accumulated cash dividend payments are paid to each NEO (other than Mr. Lovato) with respect to the vested portion of the award in an amount equal to dividends paid on our common stock. See the “Long-Term, Equity-Based Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under restricted stock awards granted after July 2009. In order to avoid adverse foreign tax consequences, Mr. Lovato was granted restricted stock units. Other than in the event of retirement, a NEO must remain employed with us through the last day of the performance period to earn an award. In the event of retirement, unvested shares of performance-based restricted stock may continue to vest for a specified period of time based upon the respective NEO’s age and/or years of service. See the “Potential Payments Upon Termination or a Change in Control” section for treatment of restricted stock upon a change in control.

(3)	The “Grant Date Fair Value of Stock Awards” column shows the full grant date fair value of the performance- and time-based restricted stock (or for Mr. Lovato, restricted stock units) granted to the NEOs in fiscal 2010. The grant date fair value of the awards is determined under ASC 718 and represents the amount we would expense in our financial statements over the vesting schedule for the awards. In accordance with SEC rules, the amounts in this column reflect the actual ASC 718 accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. The assumptions used for determining values are set forth in Note 11 to our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010. The amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the NEOs.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR END
The following table provides information regarding outstanding unexercised stock options (including stock appreciation rights) and unvested stock awards held by each of our NEOs as of August 31, 2010. Each grant of options (including stock appreciation rights) or unvested stock awards is shown separately for each NEO. The vesting schedule for each award of options (including stock appreciation rights) is shown following this table based on the grant date.

						Stock Awards
								Equity
		Option Awards (1)						Incentive Plan	Equity Incentive
		Number of					Market	Awards:	Plan Awards:
		Securities	Number of			Number of	Value of	Number of	Market or Payout
		Underlying	Securities			Shares or	Shares or	Unearned	Value of
		Unexer-	Underlying			Units of	Units of	Shares Units or	Unearned Shares,
		cised	Unexercised	Option		Stock That	Stock That	Other Rights	Units or Other
	Award	Options	Options	Exercise	Option	Have Not	Have Not	that Have Not	Rights that Have
	Grant	Exercisable	Unexercisable	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Date	(#)	(#)	($)	Date	(#)(2)	($)(3)	(#)(4)	($)(5)
Timothy L. Main	10/12/2000	141,900	—	42.75	10/12/2010	—	—	—	—
	9/21/2001	198,900	—	15.00	9/21/2011	—	—	—	—
	10/17/2002	115,600	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	105,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	65,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	105,000	—	24.02	10/20/2014	—	—	—	—
	10/25/2005	140,000	—	30.05	10/24/2015	—	—	—	—
	10/26/2006	128,333	11,667	29.31	10/25/2016	—	—	—	—
	10/24/2007	21,583	15,417	21.56	10/23/2017	—	—	139,500	1,429,875
	10/22/2008	—	—	—	—	87,500	896,875	300,000	3,075,000
	10/22/2009	—	—	—	—	125,000	1,281,250	300,000	3,075,000
Forbes I.J. Alexander	10/12/2000	13,100	—	42.75	10/12/2010	—	—	—	—
	10/17/2002	11,592	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	50,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	15,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	—	—	—	—
	10/11/2005	38,537	—	29.79	10/10/2015	—	—	—	—
	10/26/2006	41,949	3,814	29.31	10/25/2016	—	—	—	—
	10/24/2007	8,749	6,251	21.56	10/23/2017	—	—	45,000	461,250
	10/22/2008	—	—	—	—	37,100	380,275	128,500	1,317,125
	10/22/2009	—	—	—	—	53,000	543,250	128,500	1,317,125
Mark T. Mondello	10/12/2000	28,300	—	42.75	10/12/2010	—	—	—	—
	9/21/2001	101,600	—	15.00	9/21/2011	—	—	—	—
	10/17/2002	80,500	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	75,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	50,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	120,000	—	24.02	10/20/2014	—	—	—	—
	10/11/2005	64,630	—	29.79	10/10/2015	—	—	—	—
	10/26/2006	68,688	6,245	29.31	10/25/2016	—	—	—	—
	10/24/2007	11,666	8,334	21.56	10/23/2017	—	—	75,000	768,750
	10/22/2008	—	—	—	—	59,500	609,875	205,000	2,101,250
	10/22/2009	—	—	—	—	85,000	871,250	205,000	2,101,250
John P. Lovato	10/12/2000	19,900	—	42.75	10/12/2010	—	—	—	—
	10/17/2002	21,592	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	65,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	50,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	—	—	—	—
	10/11/2005	32,114	—	29.79	10/10/2015	—	—	—	—
	10/26/2006	33,117	3,011	29.31	10/25/2016	—	—	—	—
	10/24/2007	14,583	10,417	21.56	10/23/2017	—	—	35,000	358,750
	10/22/2008	—	—	—	—	32,620	334,355	109,400	1,121,350
	10/22/2009	—	—	—	—	46,600	477,650	109,400	1,121,350

						Stock Awards
								Equity
		Option Awards (1)						Incentive Plan	Equity Incentive
		Number of					Market	Awards:	Plan Awards:
		Securities	Number of			Number of	Value of	Number of	Market or Payout
		Underlying	Securities			Shares or	Shares or	Unearned	Value of
		Unexer-	Underlying			Units of	Units of	Shares Units or	Unearned Shares,
		cised	Unexercised	Option		Stock That	Stock That	Other Rights	Units or Other
	Award	Options	Options	Exercise	Option	Have Not	Have Not	that Have Not	Rights that Have
	Grant	Exercisable	Unexercisable	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Date	(#)	(#)	($)	Date	(#)(2)	($)(3)	(#)(4)	($)(5)
William D. Muir, Jr.	12/22/2000	10,500	—	21.38	12/22/2010	—	—	—	—
	9/21/2001	30,786	—	15.00	9/21/2011	—	—	—	—
	9/21/2001	214	—	24.85	9/21/2011	—	—	—	—
	10/17/2002	64,400	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	50,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	15,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	—	—	—	—
	10/11/2005	32,114	—	29.79	10/10/2015	—	—	—	—
	10/26/2006	33,117	3,011	29.31	10/25/2016	—	—	—	—
	10/24/2007	14,583	10,417	21.56	10/23/2017	—	—	35,000	358,750
	10/22/2008	—	—	—	—	31,360	321,440	108,600	1,113,150
	10/22/2009	—	—	—	—	44,800	459,200	108,600	1,113,150

(1)	The options include incentive stock options, nonqualified stock options and stock appreciation rights. The exercise or base price for all grants is the closing price of a share of our common stock on the last trading day before the date of grant, in accordance with the terms of our equity incentive plans as in effect prior to October 25, 2007. The exercise price of stock options may be paid in cash and/or shares of our common stock, or an option holder may use “broker assisted cashless exercise” procedures. All stock appreciation rights are settled in shares of our common stock. In the event of termination of employment for any reason other than retirement, stock options and stock appreciation rights may be exercised only to the extent they were vested on the date of termination. Stock options and stock appreciation rights expire 10 years from the date of grant, subject to earlier termination if the grantee’s employment terminates in certain circumstances. In the event of termination for any reason other than retirement, death or disability, stock options and stock appreciation rights may be exercised during the 30-day period following termination. In the event of death or disability, stock options and stock appreciation rights remain exercisable for a period of 12 months but in no event after the stated expiration date of the award. In the event of retirement, stock options and stock appreciation rights remain exercisable for a specified period of time based upon the NEO’s age and/or years of service with Jabil. The following table details the vesting schedule for stock option and stock appreciation rights grants based upon the grant date.

Grant Date	Vesting

10/12/2000, 12/12/2000, 09/21/2001, 10/17/2002, 10/02/2003	Options vested at a rate of 12% after the first six months (on April 12, 2001; June 12, 2001; March 21, 2002; April 17, 2003; and April 2, 2004, respectively) and 2% per month thereafter, becoming fully vested after a 50-month period (on December 12, 2004; February 12, 2005; November 21, 2005; December 17, 2006; and December 2, 2007, respectively).

12/16/2003	Options vest upon the earlier of 7 years (on December 16, 2010) or satisfaction of specific performance goals. The performance goals associated with this grant are based upon Jabil’s total shareholder return compared to peer group companies.

10/20/2004	Options vest at a rate of 12% after the first six months (on April 20, 2005) and 2% per month thereafter, becoming fully vested after a 50-month period (on December 20, 2008).

10/11/2005	Stock appreciation rights vest at a rate of one-twelfth fifteen months after the grant date (on January 11, 2007) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 11, 2009).

10/26/2006	Stock appreciation rights vest at a rate of one-twelfth fifteen months after the grant date (on January 26, 2008) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 26, 2010).

10/24/2007	Stock appreciation rights vest at a rate of one-twelfth fifteen months after the grant date (on January 24, 2009) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 24, 2011).

(2)	These are grants of time-based restricted stock (or for Mr. Lovato, restricted stock units). Time-based restricted stock/units vest and will cease being restricted at the rate of 30% on the first anniversary of the grant date, 30% on the second anniversary of the grant date, and 40% on the third anniversary of the grant date. During the restriction period of the restricted stock/units, each NEO other than Mr. Lovato, may exercise full voting rights, but may not transfer or otherwise dispose of such restricted stock/units. All time-

based restricted stock awarded to each NEO other than those awarded to Mr. Lovato provides for the payment of cash dividends in an amount equal to the dividend payments on our common stock. See the “Long-Term, Equity-Based Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under restricted stock awards granted after July 2009. Upon termination of employment for any reason other than retirement, prior to full vesting, unvested restricted stock or restricted stock units are forfeited. See the “Potential Payments Upon Termination or a Change in Control” section for treatment of restricted stock or units upon a change in control.

(3)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $10.25, the closing market price of Jabil common stock on August 31, 2010.

(4)	These amounts represent the number of shares of performance-based restricted stock (or for Mr. Lovato, restricted stock units) granted in (a) fiscal year 2008 with a three-year performance period covering fiscal years 2008 through 2010, (b) fiscal year 2009 with a three-year performance period covering fiscal years 2009 through 2011, and (c) fiscal year 2010 with a three-year performance period covering fiscal years 2010 through 2012. The number of shares and related values as of August 31, 2010 represent the award that was granted at target. Actual results may cause our NEOs to earn more or fewer shares. All performance-based restricted stock awarded to each NEO (other than those awarded to Mr. Lovato) in fiscal years 2008, 2009 and 2010 provide for the payment of accumulated cash dividends on the vested portion of the award in an amount equal to the dividend payments on our common stock. See the “Long-Term, Equity-Based Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under restricted stock awards granted after July 2009. Other than in the event of retirement, a NEO must remain employed with us through the last day of the performance period to earn an award. In the event of retirement, unvested performance-based restricted stock/units will continue to vest for a specified period of time based upon the respective NEO’s age and/or years of service with Jabil. For more information regarding performance-based restricted stock or units, see the Grants of Plan-Based Awards in Fiscal Year 2010 Table and the “Compensation Discussion and Analysis” section.

(5)	The market value shown was determined by multiplying the number of shares of unearned performance-based restricted stock (at target) by $10.25, the closing market price of Jabil common stock on August 31, 2010.
OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2010
None of our NEOs exercised options or stock appreciation rights during fiscal 2010. Our NEOs acquired the following shares upon the vesting of stock awards during fiscal 2010.

	STOCK AWARDS
	Number of
	Shares	Value realized
	acquired on	on vesting
Name	vesting (#)	($)
Timothy L. Main	134,000	2,015,640
Forbes I.J. Alexander	55,900	841,764
Mark T. Mondello	75,500	1,134,980
John P. Lovato	43,980	662,341
William D. Muir, Jr.	43,440	654,262

POTENTIAL PAYMENTS UPON TERMINATION
OR A CHANGE IN CONTROL
Jabil’s NEOs do not have employment or severance agreements. Except for terminations in limited circumstances relating to a change in control or retirement, the applicable NEO(s) only receive salary and bonus earned to the date of termination, unless Jabil decides at that time to voluntarily make some type of severance payment. In the event of a change in control, awards outstanding under the 2002 Stock Incentive Plan will accelerate on the first anniversary of the change in control if the NEO has remained an employee or a consultant or, if earlier, on the date the grantee is terminated without cause or resigns for good reason. These are more fully discussed in the “Change in Control Arrangements” section above. In the event of retirement, unvested performance-based restricted stock and restricted stock units may continue to vest for a specified period of time based upon the respective NEO’s age and/or years of service. The following table sets forth the additional amounts that could have been realized by each NEO if termination of his employment were to have occurred as of August 31, 2010 for these circumstances:

	Termination Due to			Termination Due to
All NEOs	Change in Control			Retirement
Salary		$0			$0
Cash incentives		$0			$0
Equity	All unvested equity grants would be accelerated, resulting in these values(1):			Unvested performance-based restricted stock/unit awards that would continue to vest, resulting in these values (2):
	Main		$13,273,750	Main		$11,095,625
	Alexander		$5,413,025	Alexander		$0
	Mondello		$8,707,375	Mondello		$0
	Lovato		$4,625,005	Lovato		$0
	Muir		$4,540,340	Muir		$0

(1)	The value represents achievement of the maximum amount that could be realized at the market closing price on August 31, 2010. The only equity grants with value are restricted stock grants. As the closing price on the NYSE was less than the exercise price of the unvested options and SARs, the value of these unvested options and SARs, calculated as the number of unvested options and SARs on August 31, 2010 multiplied by the difference between the closing price on such date and the exercise price for such options and SARs, would equal zero.

(2)	The value represents achievement of the maximum amount that could be realized at the market closing price on August 31, 2010. The only equity grants with value are performance-based restricted stock/unit grants. As the closing price on the NYSE was less than the exercise price of the unvested SARs, the value of these unvested SARs, calculated as the number of unvested options and SARs on August 31, 2010 multiplied by the difference between the closing price on such date and the exercise price for such options and SARs, would equal zero.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides a summary of our compensation plans under which equity securities of Jabil were authorized for issuance as of August 31, 2010:

	Number of Securities
	to be Issued Upon		Number of Securities
	Exercise of	Weighted-Average	Remaining Available
	Outstanding	Exercise Price of	for Future Issuance
	Options,	Outstanding Options,	Under Equity
EQUITY COMPENSATION PLAN	Warrants and Rights	Warrants and Rights	Compensation Plans
CATEGORY	(1)	(2)	(3)

Plans Approved by Security Holders:
1992 Stock Option Plan	1,946,992	$22.21	N/A
2002 Stock Incentive Plan	11,062,747	$24.47	9,771,549
2002 CSOP Plan	78,905	$17.99	400,222
2002 FSOP Plan	65,630	$23.26	308,230
2002 Employee Stock Purchase Plan	N/A	N/A	1,208,281

TOTAL	13,154,274	$24.09	11,688,282
Plans Not Approved by Security Holders:	—	—	—

(1)	In addition, there are 12,189,271 shares issuable upon vesting of restricted stock awards granted under the 2002 Stock Incentive Plan, which represents the maximum number of shares that can vest based on the achievement of certain performance criteria.

(2)	The weighted-average exercise price does not take into account the shares issuable upon vesting of restricted stock awards, which are not options, warrants or rights and have no exercise price.

(3)	All of the shares available for future issuance under the 2002 Stock Incentive Plan may be issued in connection with options, warrants, rights, restricted stock, or other stock-based awards.
OTHER PROCEDURAL MATTERS
Jabil knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as Jabil may recommend.
Jabil’s Annual Report on Form 10-K, as filed by Jabil with the SEC (excluding exhibits), is a portion of the Annual Report that is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, such Annual Report, including the Annual Report on Form 10-K is not to be considered part of this proxy solicitation material.

THE BOARD OF DIRECTORS

St. Petersburg, Florida
December 13, 2010

APPENDIX A
JABIL CIRCUIT, INC.
2011 STOCK AWARD AND INCENTIVE PLAN
1.	Purposes of the Plan. The purposes of this Stock Award and Incentive Plan are to help the Company and its Subsidiaries attract and retain personnel for positions of substantial responsibility, to provide for incentive awards that appropriately reward achievement of Company and business-unit goals, and to promote the success of the Company’s business.

2.	Definitions. As used herein, the following definitions shall apply:
a)	“Administrator” means the Board or any Committee or person(s) as shall be administering the Plan, in accordance with Section 4 of the Plan.

b)	“Applicable Law” means the legal requirements relating to the administration of the Plan under applicable federal, state, local and foreign corporate, tax, securities, contract and other laws, and the rules and requirements of any stock exchange or quotation system on which the Common Stock is listed or quoted, all as amended through the applicable date. The term “Applicable Law” includes laws and regulations that are not mandatory but compliance with which confers benefits on the Company or Grantees (e.g., Code Sections 162(m), 409A, and 422, and Exchange Act Rule 16b-3), where such compliance is intended under the Plan.

c)	“Award” means an Option, Stock Appreciation Right, Stock Award, Cash-Based Award, or Other Stock-Based Award granted under the Plan.

d)	“Award Agreement” means the agreement, notice and/or terms or conditions by which an Award is evidenced, documented in such form (including by electronic communication) as may be approved by the Administrator.

e)	“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right.

f)	“Board” means the Board of Directors of the Company.

g)	“Cash-Based Award” means an Award granted under Section 9 of the Plan.

h)	“Cause” means, unless otherwise provided in an Award Agreement:
i)	A Grantee’s conviction of a crime involving fraud or dishonesty; or

ii)	A Grantee’s continued willful or reckless material misconduct in the performance of the Grantee’s duties after receipt of written notice from the Company concerning such misconduct, provided, however, that for purposes of this Section 2.h)ii), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Grantee in good faith to have been in or not opposed to the interest of the Company (without intent of the Grantee to gain, directly or indirectly, a profit to which the Grantee was not legally entitled).
i)	“Change in Control” means the happening of any of the following after the Plan has become effective, unless otherwise provided in an Award Agreement:
i)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Company or one of its Subsidiaries, provided, for the avoidance of doubt, that the sale of a Subsidiary shall not constitute a Change in Control if the Subsidiary does not represent substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole;

ii)	the adoption of a plan relating to the Company’s liquidation or dissolution, with all material contingencies satisfied or waived, and the taking of a substantial step to implement such liquidation or dissolution;

iii)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person other than the Company or its Subsidiaries, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s voting stock or other voting stock into which the Company’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

iv)	the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the voting stock of the Company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of voting stock of the Company outstanding immediately prior to such transaction directly or indirectly constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction; or

v)	the first day on which a majority of the members of the Board are not Continuing Directors. “Continuing Director” means, as of any date of determination with respect to any Award, any member of the Board who (1) was a member of the Board on the Date of Grant of such Award; or (2) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.]

j)	“Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation includes regulations, proposed regulations and applicable guidance thereunder.

k)	“Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

l)	“Common Stock” means the Common Stock, $.001 par value, of the Company.

m)	“Company” means Jabil Circuit, Inc., a Delaware corporation.

n)	“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services, excluding an Employee and Director performing services in his or her capacity as such.

o)	“Continuous Status as an Employee or Consultant or Non-Employee Director” means, unless otherwise provided in an Award Agreement, that the employment or service or consulting relationship is not interrupted or terminated in any way (whether by the Company, any Parent or Subsidiary, or by the Grantee). Unless otherwise provided in an Award Agreement, Continuous Status as an Employee or Consultant or Non-Employee Director shall not be considered interrupted in the case of (i) any leave of absence approved in writing by the Board, an Officer, or a person designated in writing by the Board or an Officer as authorized to approve a leave of absence, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute, or (ii) transfers between locations of the Company or between the Company, a Parent, Subsidiary or successor of the Company; or (iii) a change in the status of the Grantee from Employee to Consultant or Non-Employee Director, or from Consultant to Employee or Non-Employee Director, or from Non-Employee Director to Employee or Consultant (subject to Section 21 and other applicable requirements of Code Section 409A).

p)	“Covered Shares” means the Common Stock subject to an Award, including the gross number of shares underlying an Option or Stock Appreciation Right or Restricted Stock Unit Award.

q)	“Date of Grant” means the date specified by the Administrator on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Administrator makes the final determination granting the Award.

r)	“Date of Termination” means the date on which a Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates, unless otherwise specified in an Award Agreement (subject to Section 21 and other applicable requirements of Code Section 409A).

s)	“Director” means a member of the Board.

t)	“Disability” means, unless otherwise provided in an Award Agreement, total and permanent disability as defined in Section 22(e)(3) of the Code.

u)	“Dividend Equivalent” means a right to receive a payment equal to the amount of cash dividends and value of other distributions that would have been payable on Covered Shares during a period of time had such Covered Shares been issued to the Grantee during such period of time.

v)	“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

w)	“Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or regulation includes regulations and applicable guidance thereunder.

x)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
i)	If the Common Stock is listed on any established stock exchange and readily tradable on such market, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock in consolidated trading in such listed securities on the day of determination (or, if no closing sales price for such day is reported, on the latest previous trading day), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

ii)	In the absence of an established market for the Common Stock or ready tradability in such market, the Administrator shall determine Fair Market Value on a reasonable basis using a method that complies with Code Section 409A.
y)	“Good Reason” means, unless otherwise provided by an Award Agreement:
i)	The assignment to the Grantee of any duties adverse to the Grantee and materially inconsistent with the Grantee’s position (including status, titles and reporting requirement), authority, duties or responsibilities, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action that is not taken in bad faith;

ii)	Any material reduction in compensation; or

iii)	Change in location of office of more than 35 miles without prior consent of the Grantee;
provided, however, that the Grantee’s resignation will not constitute a resignation for Good Reason unless the Grantee first provides written notice to the Company of the existence of the Good Reason within 90 days following the effective date of the occurrence of the Good Reason, and the Good Reason remains uncorrected by the Company for more than 30 days following such written notice of the Good Reason from the Grantee to the Company, and the effective date of the Grantee’s resignation is within one year following the effective date of the occurrence of the Good Reason.

z)	“Grantee” means an individual who has been granted an Award.

aa)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

bb)	“Non-Employee Director” means a Director who is not an Employee.

cc)	“Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

dd)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

ee)	“Option” means an option to purchase Shares granted under Section 6 of the Plan.

ff)	“Option Price” means the purchase price payable upon the exercise of an Option.

gg)	“Other Stock-Based Award” means an Award granted under Section 10 of the Plan.

hh)	“Parent” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company holds at least 50 percent of the voting shares of one of the other corporations in such chain.

ii)	“Plan” means this 2011 Stock Award and Incentive Plan, as amended from time to time.

jj)	“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

kk)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

ll)	“Spread” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value per Share on the date when any such right is exercised exceeds the Base Price specified in such right.

mm)	“Stock Appreciation Right” or “SAR” means a right granted under Section 7 of the Plan.

nn)	“Stock Award” means Restricted Stock or Restricted Stock Units granted to a Grantee under Section 8 of the Plan.

oo)	“Subsidiary” means a corporation, domestic or foreign, of which not less than 50 percent of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary
3.	Stock Subject to the Plan.
a)	Reserved Shares. Subject to the provisions of Section 13 of the Plan and except as otherwise provided in this Section 3, the maximum aggregate number of Shares that may be subject to Awards under the Plan is 8,850,000. The Shares may be authorized, but unissued, or reacquired Common Stock. The Shares issued by the Company hereunder may be, at the Company’s option, either (i) evidenced by a certificate registered in the name of the Grantee, or (ii) credited to a book-entry account for the benefit of the Grantee maintained by the Company’s stock transfer agent or its designee. If an Award for any reason expires or is terminated or cancelled or forfeited, the Shares allocable to the expired, terminated, canceled, or forfeited portion of such Award shall become available for future Awards under the Plan (unless the Plan has terminated). If any portion of an outstanding award that was granted under the Jabil Circuit, Inc. 2002 Stock Incentive Plan (the “2002 Plan”) for any reason expires or is terminated or canceled or forfeited on or after the date of termination of the 2002 Plan, the Shares allocable to the expired, terminated, canceled, or forfeited portion of such 2002 Plan award shall be available for issuance under the Plan.

b)	Incentive Stock Option Maximum. In no event shall the number of Shares issued upon the exercise of Incentive Stock Options exceed 8,850,000 Shares, subject to adjustment as provided in Section 13 of the Plan.

c)	Maximum Fiscal Year Award. No Grantee may be granted Awards relating to more than 3,000,000 Covered Shares in any one fiscal year of the Company, subject to adjustment as provided in Section 13 of the Plan. In addition, the maximum amount that a Grantee may earn by satisfaction of performance goals under cash-denominated Awards during any one fiscal year of the Company is $45,000,000. For this purpose, the fiscal year in which a performance goal is met is the year in which this limitation applies, regardless of any continuing service-based vesting or other conditions relating to settlement of the Award.
4.	Administration of the Plan.
a)	Procedure.
i)	Multiple Administrative Bodies. The Plan may be administered by different bodies with respect to different groups of Employees and Consultants. Except as provided below, the Plan shall be administered by (A) the Board or (B) a committee designated by the Board and constituted to satisfy Applicable Law.

ii)	Rule 16b-3. To the extent the Board or the Committee considers it desirable for transactions relating to Awards to be eligible to qualify for an exemption under Rule 16b-3, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Rule 16b-3.

iii)	Section 162(m) of the Code. To the extent the Board or the Committee considers it desirable for compensation delivered pursuant to Awards to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Section 162(m) of the Code.

iv)	Authorization of Officers to Grant Options. In accordance with and to the extent permitted by Applicable Law, the Board may, by a resolution adopted by the Board, authorize one or more Officers to designate Employees (excluding Officers) to be Grantees of Awards and determine the number of Covered Shares to be granted to such Employees; provided, however, that the resolution adopted by the Board so authorizing such Officer or Officers shall specify the total number of Covered Shares such Officer or Officers may so grant and other terms as required by Delaware General Corporation Law Section 157(c) and other Applicable Law.

v)	Ministerial Actions. Officers are authorized to perform all ministerial functions under the Plan relating to all Grantees. “Ministerial functions” do not include granting Awards and do not include modifying Awards or taking other actions that materially increase benefits to a Grantee or result in material additional cost to the Company.
b)	Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee or an Officer, subject to the specific duties delegated by the Board to such Committee or Officer, the Administrator shall have the authority, in its discretion:
i)	to determine the Fair Market Value of the Common Stock;

ii)	to select the Consultants and Employees and Non-Employee Directors to whom Awards will be granted under the Plan;

iii)	to determine whether, when, to what extent and in what types and amounts Awards are granted under the Plan;

iv)	to determine the number of Covered Shares with respect to each Award granted under the Plan;

v)	to determine the forms of Award Agreements, which need not be the same for each grant or for each Grantee, and which may be delivered electronically, for use under the Plan;

vi)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted under the Plan. Such terms and conditions, which need not be the same for each grant or for each Grantee, include, but are not limited to, the Option Price, the time or times when Options and SARs may be exercised (which may be based on performance criteria), the extent to which vesting is suspended during a leave of absence, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or Covered Shares relating thereto, based in each case on such factors as the Administrator shall determine;

vii)	to construe and interpret the terms of the Plan and Awards;

viii)	to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limiting the generality of the foregoing, rules and regulations relating to the operation and administration of the Plan to accommodate the specific requirements of local and foreign laws and procedures;

ix)	to modify or amend each Award (subject to Section 15 of the Plan);

x)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

xi)	to determine the terms and restrictions applicable to Awards;

xii)	to make such adjustments or modifications to Awards granted to Grantees who are Employees of foreign Subsidiaries as are advisable to fulfill the purposes of the Plan or to comply with Applicable Law;

xiii)	to delegate its duties and responsibilities under the Plan with respect to sub-plans applicable to foreign Subsidiaries, except its duties and responsibilities with respect to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act;

xiv)	to provide any notice or agreement or other communication required or permitted by the Plan in either written or electronic form;

xv)	to determine the vesting period during which each Award shall be subject to a risk of forfeiture upon a voluntary termination of employment or service, or termination in other specified circumstances, and the terms upon which such risk will end (i.e., “vesting” will occur), at a stated date or dates or on an accelerated basis in specified circumstances; and

xvi)	to make all other determinations deemed necessary or advisable for administering the Plan.
c)	Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Grantees and any other holders of Awards.
5.	Eligibility and General Conditions of Awards.
a)	Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Non-Employee Directors, and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee, Non-Employee Director, or Consultant who has been granted an Award may be granted additional Awards. Modifications to outstanding Awards may be made without regard to whether the Grantee is then currently eligible for a new Award.

b)	Maximum Term. Subject to the following provision, the term during which an Award may be outstanding shall not extend more than ten years after the Date of Grant, and shall be subject to earlier termination as specified elsewhere in the Plan or Award Agreement; provided, however, that any deferral of a cash payment or of the delivery of Shares that is permitted or required by the Administrator pursuant to Section 12 of the Plan may, if so permitted or required by the Administrator, extend more than ten years after the Date of Grant of the Award to which the deferral relates.

c)	Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award, which need not be the same for each grant or for each Grantee, shall be set forth in an Award Agreement. The Administrator, in its discretion, may require as a condition to any Award Agreement’s effectiveness that the Award Agreement be executed by the Grantee, including by electronic signature or other electronic indication of acceptance, and that the Grantee agree to such further terms and conditions as specified in the Award Agreement.

d)	Death, Disability, Termination of Continuous Status as an Employee or Consultant or Non-Employee Director, and Related Events.
          i) Death. Except as otherwise provided in an Award Agreement, in the event that the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates due to death, then (a) all of the Grantee’s outstanding Options and Stock Appreciation Rights that are not yet fully exercisable shall immediately become exercisable in full at the date of death and shall remain exercisable in accordance with their terms, and (b) all of the Grantee’s outstanding unvested Stock Awards, Cash-Based Awards, and Other Stock-Based Awards shall become immediately fully vested and non-forfeitable at the date of death. Notwithstanding the preceding sentence, and except as otherwise provided in an Award Agreement, if the Grantee’s outstanding Award remains subject to performance-based forfeiture conditions immediately prior to the Grantee’s date of death, (a) a pro rata portion of the Grantee’s outstanding Award for each applicable performance measurement period that is an Option or a Stock Appreciation Right shall immediately become non-forfeitable and exercisable at the date of death and shall remain exercisable in accordance with its terms, and the remaining portion, if any, shall be forfeited at the date of death; (b) a pro rata portion of the Grantee’s outstanding Award for each applicable performance measurement period that is a Stock Award, Cash-Based Award or Other Stock-Based Award shall become immediately vested and non-forfeitable at the date of death, and the remaining portion, if any, shall be forfeited at the date of death; and (c) any other such outstanding Award for a performance measurement period that is not an applicable performance measurement period shall be forfeited at the date of death. The pro rata portion of the Grantee’s outstanding performance-based Award for each applicable performance measurement period that shall become non-forfeitable at the Grantee’s date of death shall be determined as follows:
               (A) The Company’s fiscal quarter-end coincident with or next preceding the Grantee’s death (or, if the Grantee’s death occurs in the first fiscal quarter of the applicable performance measurement period, then the Company’s fiscal quarter-end coincident with or next following the Grantee’s death) shall be treated as the end of the applicable performance measurement period, with the Administrator determining the actual level of the performance goal(s) achieved (such determination may be by means of a good faith estimate) and calculating, on a preliminary basis, the resulting portion of the Award that would have become non-forfeitable (or, with respect to Options and Stock Appreciation Rights, that would have become exercisable) for the applicable performance measurement period.
               (B) The portion of the Award determined under clause (A) above shall be pro-rated by multiplying that portion by a fraction, the numerator of which is the number of months from the beginning of the applicable performance measurement period through the date of death (rounding any partial month to the next whole month) and the denominator of which is the aggregate number of months in the applicable performance measurement period.
For purposes of this Section 5.d)i), “applicable performance measurement period” means a performance measurement period that commences before the date of the Grantee’s death and that ends after the date of the Grantee’s death. Any portion of an outstanding Award that remains subject to performance-based forfeiture conditions immediately prior to the Grantee’s date of death and that exceeds the pro rata portion of the Award determined under clause (A) and (B) above, including but not limited to any portion of the Award that was subject to performance-based forfeiture conditions for a performance measurement period that had not commenced at the Grantee’s date of death, shall be forfeited at the Grantee’s date of death.
     (ii) Disability. Except as otherwise provided in an Award Agreement, in the event that the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates due to Disability, then (a) all of the Grantee’s outstanding Options and Stock Appreciation Rights that are not yet fully exercisable shall immediately become exercisable in full at the date of termination and shall remain exercisable in accordance with their terms, and (b) all of the Grantee’s outstanding unvested Stock Awards, Cash-Based Awards, and Other Stock-Based Awards shall become immediately fully vested and non-forfeitable at the date of termination. Notwithstanding the preceding sentence, and except as otherwise provided in an Award Agreement, if the Grantee’s outstanding Award remains subject to performance-based forfeiture conditions immediately prior to the Grantee’s date of termination, (a) a pro rata portion of the Grantee’s outstanding Award for each applicable performance measurement period that is an Option or a Stock Appreciation Right shall remain outstanding at the Grantee’s date of termination and shall be eligible to become exercisable and non-forfeitable based on the actual achievement of the performance goal(s) in the applicable performance measurement period in accordance with the terms of the Award Agreement, and the remaining portion, if any, shall be forfeited at the date of termination; (b) a pro rata portion of the Grantee’s outstanding Award for each applicable performance measurement period that is a Stock Award, Cash-Based Award or Other Stock-Based Award shall remain outstanding at the Grantee’s date of termination and shall be eligible to become non-forfeitable based on the actual achievement of the performance goal(s) in the applicable performance measurement period in accordance with the terms of the Award Agreement, and the remaining portion, if any, shall be forfeited at the date of termination; and (c) any other such outstanding Award for a performance measurement period that is not an applicable performance measurement period shall be forfeited at the date of the Grantee’s termination due to Disability. The pro rata portion of the Grantee’s outstanding performance-based Award for each applicable performance measurement period that shall remain outstanding at the Grantee’s date of termination and that shall be eligible to become non-forfeitable shall be determined by multiplying the Award subject to the performance-based forfeiture conditions for the applicable performance measurement period as originally granted (i.e., the target Award for the applicable performance measurement period) by a fraction, the numerator of which is the number of months from the beginning of the applicable performance measurement period through the date of termination (rounding any partial month to the next whole month) and the denominator of which is the aggregate number of months in the applicable performance measurement period. For purposes of this Section 5.d)ii), “applicable performance measurement period” means a performance measurement period that commences before the Grantee’s date of termination and that ends after the date of the Grantee’s termination due to Disability. Non-forfeitability of such pro rata portion of the Grantee’s Award will remain subject to the achievement of the performance goal(s) for the applicable performance measurement period in accordance with the terms of the Award Agreement. The death of the Grantee following a termination governed by this Section 5.d)ii), or a Change in Control following such termination, shall not increase or decrease the portion of the Award forfeited or not forfeited under this Section 5.d)ii) except as otherwise provided in an Award Agreement. Any portion of an outstanding Award that remains subject to performance-based forfeiture conditions immediately prior to the Grantee’s date of termination due to Disability and that exceeds the pro rata portion of the Award that remains outstanding at the date of termination under this Section 5.d)ii), including but not limited to any portion of the Award that was subject to performance-based forfeiture conditions for a performance measurement period that has not commenced at the date of the Grantee’s termination due to Disability, shall be forfeited at the Grantee’s date of termination. Unless otherwise determined by the Administrator, as a condition to the non-forfeiture of an Award or any portion of an Award under this Section 5.d)ii), the Grantee shall be required to execute a separation agreement and release, in a form prescribed by the Administrator, setting forth covenants relating to noncompetition, nonsolicitation, nondisparagement, confidentiality and similar covenants for the protection of the Company’s business and releasing the Company from liability in connection with the Grantee’s termination.
          (iii) Non-Employee Directors; Other Termination Events Notwithstanding anything to the contrary in Sections 5.d)i) and 5.d)ii) above, such sections shall not apply to Awards granted to Non-Employee Directors. Except as otherwise provided in Sections 5.d)i) and 5.d)ii) above, the Administrator shall establish and set forth in each Award Agreement the manner in which the Grantee’s termination of Continuous Status as an Employee or Consultant or Non-Employee Director and related events will affect an Award.
e)	Buyout Provisions. Except as otherwise provided in this Section 5.e), the Administrator may at any time offer to buy out, for a payment in cash or Shares, an Award previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Grantee at the time that such offer is made. No such buy out shall occur without the prior approval or consent of the Company’s stockholders if such a transaction would constitute a “repricing” defined in Section 15 of the Plan. This provision is intended only to clarify the powers of the Administrator and shall not in any way be deemed to create any rights on the part of Grantees to buyout offers or payments.

f)	Nontransferability of Awards.
i)	Except as provided in Section 5.f)iii) below, each Award, and each right under any Award, shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative.

ii)	Except as provided in Section 5.f)iii) below, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or to the Company) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

iii)	To the extent and in the manner permitted by Applicable Law (including restrictions applicable to Incentive Stock Options), and to the extent and in the manner permitted by the Administrator, and subject to such terms and conditions as may be prescribed by the Administrator, a Grantee may transfer an Award to:
(a)	a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Grantee (including adoptive relationships);

(b)	any person sharing the employee’s household (other than a tenant or employee);

(c)	a trust in which persons described in (a) and (b) have more than 50 percent of the beneficial interest;

(d)	a foundation in which persons described in (a) or (b) or the Grantee control the management of assets; or

(e)	any other entity in which the persons described in (a) or (b) or the Grantee own more than 50 percent of the voting interests;

(f)	provided, however, that such transfer is not for value. The following shall not be considered transfers for value: a transfer under a domestic relations order in settlement of marital property rights, and a transfer to an entity in which more than 50 percent of the voting interests are owned by persons described in (a) above or the Grantee, in exchange for an interest in such entity.
6.	Options. The Administrator may grant Options to Employees or Consultants or Non-Employee Directors from time to time upon such terms and conditions as the Administrator may determine in accordance with the following provisions:
a)	Limitations on Incentive Stock Options. Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares as of the Date of Grant with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. In the case of an Incentive Stock Option granted to a Grantee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five years from the Date of Grant, or such shorter term as may be provided in the Award Agreement.

b)	Option Price and Consideration.
i)	Option Price. The per share Option Price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and, except as otherwise provided in this Section 6.b)i), shall be no less than 100 percent of the Fair Market Value per Share on the Date of Grant.
(a)	In the case of an Incentive Stock Option granted to an Employee who on the Date of Grant owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share Option Price shall be no less than 110 percent of the Fair Market Value per Share on the Date of Grant.

(b)	Any Option that is (1) granted to a Grantee in connection with the acquisition (“Acquisition”), however effected, by the Company of another corporation or entity (“Acquired Entity”) or the assets thereof, (2) associated with an option to purchase shares of stock or other equity interest of the Acquired Entity or an affiliate thereof (“Acquired Entity Option”) held by such Grantee immediately prior to such Acquisition, and intended to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Option, may be granted with such Option Price as the Administrator determines to be necessary to achieve such preservation of economic value.
c)	Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised (subject to Section 5.b)) and shall determine any conditions that must be satisfied before the Option may be exercised. An Option shall be exercisable only to the extent that it is vested and exercisable according to the terms of the Award Agreement.

d)	Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. The acceptable form of consideration may consist of any combination of cash, personal check, wire transfer or, subject to the approval of the Administrator:
i)	pursuant to rules and procedures approved by the Administrator, promissory note, provided however that, a promissory note shall not be an acceptable form of consideration to the extent that such a promissory note is prohibited by Applicable Law as a result of the Company’s acceptance of such a promissory note constituting (within the meaning of Section 13(k) of the Exchange Act) a direct or indirect (including through any Subsidiary) extension or maintenance of credit, arrangement for the extension of credit, or renewal of an extension of credit, in the form of a personal loan to or for any Director or executive Officer by the Company;

ii)	nonforfeitable, unrestricted Shares owned by the Grantee at the time of exercise and which have a value at the time of exercise that is equal to the Option Price;

iii)	net exercise, in which case the Company will not require a payment of the Option Option Price from the Grantee but will reduce the number of Shares issued upon the exercise by the number of whole Shares that has an aggregate Fair Market Value that equal to the aggregate Option Price for the portion of the Option exercised;

iv)	pursuant to procedures approved by the Administrator, through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the cash amount sufficient to pay the Option Price, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by the Grantee by reason of such exercise; or

v)	such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law.
e)	Exercise of Option.
i)	Procedure for Exercise; Rights as a Stockholder.
(a)	Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.

(b)	An Option may not be exercised for a fraction of a Share.

(c)	An Option shall be deemed exercised when the Company receives:
(1)	written or electronic notice of exercise (in accordance with the Award Agreement and any action taken by the Administrator pursuant to Section 4.b) of the Plan or otherwise) from the person entitled to exercise the Option, and

(2)	full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan.
(d)	Shares issued upon exercise of an Option shall be issued in the name of the Grantee or, if requested by the Grantee, in the name of the Grantee and his or her spouse (or other permitted transferee). Until the stock certificate evidencing such Shares is issued or delivery is otherwise effected by the Company (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate, or provide a commercially reasonable alternative means of delivery, promptly after the Option is exercised. No Dividend Equivalents will be credited on any outstanding Option and no adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are delivered upon exercise, except as provided in Section 13 of the Plan.

(e)	Exercising an Option in any manner shall decrease the number of Shares thereafter available under the Option, by the number of Shares as to which the Option is exercised.
7.	Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights to Employees or Consultants or Non-Employee Directors from time to time upon such terms and conditions as the Administrator may determine in accordance with the following provisions. A Stock Appreciation Right is the right of the Grantee to receive from the Company an amount in cash or Shares equal to the Spread at the time of the exercise of such right.
a)	Base Price. The Base Price shall be equal to or greater than the Fair Market Value on the Date of Grant.

b)	Exercise of SARs. SARs shall be exercised by the delivery of a written or electronic notice of exercise to the Company (in accordance with the Award Agreement and any action taken by the Administrator pursuant to Section 4.b) of the Plan or otherwise), setting forth the number of Covered Shares with respect to which the SAR is to be exercised.

c)	Payment of SAR Benefit. Upon exercise of a SAR, the Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying:
i)	the Spread; by

ii)	the number of Shares with respect to which the SAR is exercised; provided, that the Administrator may provide in the Award Agreement that the benefit payable on exercise of an SAR shall not exceed such limit (which may be expressed as a percentage of the Fair Market Value of a Share on the Date of Grant or as a fixed value limit or otherwise) as the Administrator shall specify (this limit cannot operate to exceed the Spread). As determined by the Administrator, the payment upon exercise of an SAR may be in cash, in Shares that have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment, or in some combination thereof, as set forth in the Award Agreement.
(a)	No Dividend Equivalents will be credited on any outstanding SAR and no adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares (if any) are delivered upon exercise of a SAR, except as provided in Section 13 of the Plan.
8.	Stock Awards.
a)	Authorization to Grant Stock Awards. The Administrator may grant Stock Awards to Employees or Consultants or Non-Employee Directors from time to time. A Stock Award may be made in Shares or denominated in units representing rights to receive Shares. Each Stock Award shall be evidenced by an Award Agreement that shall set forth the conditions, if any, which will need to be timely satisfied before the Stock Award will be vested and settled and the conditions, if any, under which the Grantee’s interest in the related Shares or units will be forfeited. Any such conditions for effectiveness or non-forfeitability may be based upon the passage of time and continued service by the Grantee, or the achievement of specified performance objectives, or both time-based and performance-based conditions. A Stock Award made in Shares that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of “Restricted Stock.” A Stock Award denominated in units that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of “Restricted Stock Units.” For the avoidance of doubt, the Administrator is authorized to grant Shares as a bonus, or to grant Shares or other Awards in lieu of obligations of the Company or a Subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Administrator.

b)	Dividends, Voting and Other Ownership Rights.
i)	Restricted Stock Awards. Unless otherwise determined by the Administrator, an Award of Restricted Stock shall entitle the Grantee to dividend, voting and other ownership rights during the period for which such substantial risk of forfeiture is to continue; provided, however, that, in the case of an Award of Restricted Stock that is conditioned on the attainment of performance goals, the Grantee shall not receive payment of any dividends unless and not earlier than such time as the Restricted Stock becomes earned. An Award Agreement may require that any or all dividends or other distributions paid on the Restricted Stock during the period for which the substantial risk of forfeiture is to continue be automatically sequestered and reinvested in additional Shares, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Administrator may determine.

ii)	Restricted Stock Unit Awards. Unless otherwise determined by the Administrator, a Grantee shall not have any rights as a stockholder with respect to Shares underlying an Award of Restricted Stock Units until such time, if any, as the underlying Shares are actually issued to the Grantee. The Administrator may provide in a Restricted Stock Unit Award Agreement for the payment of Dividend Equivalents to the Grantee at such times as paid to stockholders generally or at the time of vesting or other payout of the Restricted Stock Units, provided, however, that in the case of such an Award that is conditioned on the attainment of performance goals, the Grantee shall not receive payment of any Dividend Equivalents unless and not earlier than such time as the Restricted Stock Units have become earned, and provided further, that if the payment or crediting of Dividend Equivalents is in respect of an Award that is subject to Code Section 409A, then the payment or crediting of such dividends or Dividend Equivalents shall conform to the requirements of Code Section 409A.
9.	Cash-Based Awards. The Administrator may grant Cash-Based Awards to Employees or Consultants or Non-Employee Directors from time to time. Cash-Based Awards may be granted in such amounts and on such terms and conditions as the Administrator determines in its discretion. Cash-Based Awards may be denominated in cash, in Common Stock or other securities, in units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing, and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the discretion of the Administrator.

10.	Other Stock-Based Awards. The Administrator may grant Other Stock-Based Awards to Employees or Consultants or Non-Employee Directors from time to time. Other Stock-Based Awards may be granted in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by Applicable Law, as the Administrator determines in its discretion. Other Stock-Based Awards may be denominated in cash, in Common Stock or other securities, in units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing, and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the discretion of the Administrator.

11.	Code Section 162(m) Provisions.

a)	Notwithstanding any other provision of the Plan, if the Compensation Committee of the Board (the “Compensation Committee”) determines at the time an Award is granted to a Grantee that such Grantee is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a “covered employee” within the meaning of Code Section 162(m)(3), and to the extent the Compensation Committee considers it desirable for compensation delivered pursuant to such Award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Code Section 162(m), then the Compensation Committee may provide that this Section 11 is applicable to such Award under such terms as the Compensation Committee shall determine.

b)	If an Award is subject to this Section 11, then the lapsing of restrictions thereon and the distribution of Shares pursuant thereto or payment, as applicable, shall be subject to satisfaction of one, or more than one, objective performance goals. The Compensation Committee shall determine the performance goals that will be applied with respect to each Award subject to this Section 11 at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance goal(s) relate (or 25% of the specified performance measurement period if such period is less than one year). The performance criteria applicable to Awards subject to this Section 11 will be one or more of the following criteria: stock price; market share; sales, including to specified market segments or targeted customers; earnings per share, core earnings per share or variations thereof; return on equity; costs; revenue; cash to cash cycle; days payables outstanding; days of supply; days sales outstanding; cash flow; operating income; profit after tax; profit before tax; return on assets; return on net assets; return on sales; inventory turns; invested capital, including completion of a specified capital-raising transaction; net operating profit after tax; return on invested capital; total stockholder return; earnings; return on equity or average shareowners’ equity; return on capital; return on investment; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin; return on operating revenue; contract awards or backlog; overhead or other expense reduction; growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; credit rating; strategic plan development and implementation; net cash provided by operating activities; gross margin; economic value added; customer satisfaction; financial return ratios; market performance; completion of a specified acquisition or disposition; bookings; business divestitures and acquisitions; cash position; contribution margin; customer renewals; customer retention rates; earnings before interest and taxes; EBITDA; employee satisfaction; expenses; gross profit dollars; growth in bookings; growth in revenues; net profit; net sales; new product development; number of customers; productivity; operating cash flow; operating expenses; product defect measures; product release timelines; productivity; research and development milestones; revenue growth; time to market; working capital; or such similarly objectively determinable financial or other measures as may be adopted by the Compensation Committee.

c)	The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The targeted level or levels of performance may be established in terms of Company-wide objectives or objectives that are related to the performance of the individual Grantee or the Subsidiary, division, department or function within the Company or Subsidiary in which the Grantee is employed. The specified performance measurement period(s) may be annual, multi-year, quarterly, or of any other duration determined by the Compensation Committee. The Compensation Committee may specify that performance will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period. Performance goals need not be based on audited financial results.

d)	Notwithstanding any contrary provision of the Plan, the Compensation Committee may not increase the number of Shares granted pursuant to any Stock Award subject to this Section 11, nor may it waive the achievement of any performance goal established pursuant to this Section 11 after the performance goals(s) have been determined under Section 11.b).

e)	Prior to the payment of any Award subject to this Section 11, the Compensation Committee shall certify in writing that the performance goal(s) applicable to such Award was met.

f)	The Compensation Committee shall have the power to impose such other restrictions on Awards subject to this Section 11 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Code section 162(m).
12.	Deferral of Receipt of Payment. The Administrator may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the grant of or the lapse or waiver of restrictions with respect to Awards other than Options and SARs. If any such deferral is required or permitted, the Administrator shall establish such rules and procedures for such deferral, including rules and procedures implemented pursuant to Section 21 for compliance with Code Section 409A.

13.	Adjustments Upon Changes in Capitalization or Change of Control.
a)	Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Covered Shares, and the number of Shares which have been authorized for issuance under the Plan (including Section 3.a) and 3.b)) but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, and the annual per-person limitation on equity Awards, as well as the price per share of Covered Shares and share-based performance conditions of Awards, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, and in the event of an extraordinary dividend, spinoff or similar event affecting the value of Common Stock; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. In furtherance of the foregoing, a Grantee shall have a legal right to an adjustment to an Award which constitutes “share-based equity” in the event of an “equity restructuring,” as such terms are defined under Financial Accounting Standards Board Accounting Standards Codification Topic 718, which adjustment shall preserve without enlarging the value of the Award to the Grantee. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Covered Shares. No adjustment shall be made pursuant to this Section 13 in a manner that would cause Incentive Stock Options to violate Code Section 422(b) or cause an Award to be subject to adverse tax consequences under Code Section 409A.

b)	Change in Control. Unless otherwise provided in an Award Agreement, the following provisions shall apply to outstanding Awards in the event of a Change in Control.
i)	Continuation, Assumption, or Replacement of Awards.
(a)	In General. In the event of a Change in Control, the surviving or successor entity (or its parent corporation) may continue, assume, or replace Awards outstanding as of the date of the Change in Control (with such adjustments as may be required or permitted by the Plan), and such Awards or replacements therefore shall remain outstanding and be governed by their respective terms. A surviving or successor entity may elect to continue, assume, or replace all Awards or only some Awards or portions of Awards. For purposes of this subsection 13.b)i)(a), an Award shall be considered assumed or replaced if, in connection with the Change in Control and in a manner consistent with Code Sections 409A and 424, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its parent corporation) with appropriate adjustments to the number and type of securities subject to the Award and the Option Price thereof that preserves the intrinsic value of the Award existing at the time of the Change in Control, or (ii) the Grantee has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Change in Control without increasing the aggregate Option Price or Base Price of such Award and provides for a vesting or exercisability schedule that is the same as or more favorable to the Grantee.

(b)	Vesting following Continuation, Assumption, or Replacement.
(1)	If the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director does not terminate prior to the first anniversary of the date of the Change in Control (the “Change in Control Anniversary”), then on the Change in Control Anniversary (i) all of the Grantee’s continued, assumed, or replaced outstanding Options and Stock Appreciation Rights that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, (ii) all of the Grantee’s continued, assumed, or replaced unvested Stock Awards and Other Stock-Based Awards will become immediately fully vested and non-forfeitable; and (iii) any performance objectives applicable to the Grantee’s continued, assumed, or replaced unvested Awards for performance measurement periods not yet ended at the date of the Change in Control Anniversary will be deemed to have been satisfied at the greater of the designated target level or the level actually achieved by performance through the Change in Control Anniversary (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the Award. This subsection 13.b)i)(b)(1) shall supersede the standard vesting provision contained in an Award Agreement only to the extent that it results in accelerated vesting of the Award, and it shall not result in a delay of any vesting of an Award that otherwise would occur under the terms of the standard vesting provision contained in the Award Agreement.

(2)	If the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates prior to the Change in Control Anniversary as a result of termination by the Company without Cause or resignation by the Grantee for Good Reason, then on the Date of Termination (i) all of the Grantee’s outstanding continued, assumed, or replaced Options and Stock Appreciation Rights that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, (ii) all of the Grantee’s continued, assumed, or replaced unvested Stock Awards and Other Stock-Based Awards will become immediately fully vested and non-forfeitable; and (iii) any performance objectives applicable to the Grantee’s unvested continued, assumed, or replaced Awards for performance measurement periods not yet ended at the date of termination will be deemed to have been satisfied at the greater of the designated target level or the level actually achieved by performance through the date of termination (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the Award. This subsection 13.b)i)(b)(2) shall supersede the standard vesting provision contained in an Award Agreement only to the extent that it results in accelerated vesting of the Award, and it shall not result in a delay of any vesting of an Award that otherwise would occur under the terms of the standard vesting provision contained in the Award Agreement.
ii)	Acceleration of Awards. Except as otherwise provided in subsection 13.b)iii) of the Plan, if and to the extent that outstanding Awards are not continued, assumed or replaced in connection with a Change in Control, then (a) outstanding Options and Stock Appreciation Rights issued to the Grantee that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, (b) all unvested Stock Awards and Other Stock-Based Awards will become immediately fully vested and non-forfeitable; and (c) any performance objectives for performance measurement periods not yet ended at the date of the Change in Control will be deemed to have been satisfied at the greater of the designated target level or the level actually achieved by performance through the Change in Control (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the Award. The foregoing notwithstanding, an Award that constitutes a deferral of compensation under Code Section 409A will be settled on an accelerated basis only if and to the extent that such settlement does not result in tax penalties to Grantees under Section 409A.

iii)	Payment for Awards. If and to the extent that outstanding Awards are not continued, assumed or replaced in connection with a Change in Control, then the Administrator in its discretion may terminate some or all of such outstanding Awards, in whole or in part, as of the effective time of the Change in Control in exchange for payments to the holders as provided in this subsection 13.b)iii). The Administrator will not be required to treat all Awards similarly for purposes of this subsection 13.b)iii). The payment for any Award or portion thereof terminated shall be in an amount equal to the excess, if any, of (a) the fair market value (as determined in good faith by the Administrator) of the consideration that would otherwise be received in the Change in Control for the number of Shares subject to the Award or portion thereof being terminated, or, if no consideration is to be received by the Company’s stockholders in the Change in Control, the Fair Market Value of such number of shares immediately prior to the effective date of the Change in Control, over (b) the aggregate Option Price or Base Price (if any) for the Shares subject to the Award or portion thereof being terminated. If there is no excess, the Award may be terminated without payment. Any payment shall be made in such form, on such terms and subject to such conditions as the Administrator determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Change in Control, and may include subjecting such payments to vesting conditions comparable to those of the Award surrendered.
14.	Term of Plan. The Plan shall become effective upon its approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Law. The Plan shall continue in effect until October 21, 2020, unless terminated earlier under Section 15 of the Plan.

15.	Amendment and Termination of the Plan and Awards.
a)	Amendment and Termination. Subject to the requirements of this Section 15, the Board may at any time amend, alter, suspend or terminate the Plan. The Compensation Committee may amend, alter, suspend or terminate the Plan so long as such action complies with Applicable Law, except that any Plan amendment to be presented to the stockholders for approval shall first be approved by the Board. The Administrator may at any time amend, alter, suspend or terminate an outstanding Award.

b)	Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Law. Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the Applicable Law. Without the approval of stockholders, no amendment or alteration of the Plan or any outstanding Option or SAR will have the effect of amending or replacing such an Option or SAR in a transaction that constitutes a “repricing.” For this purpose, a “repricing” means: (1) amending the terms of an Option or SAR after it is granted to lower its Option Price or Base Price; (2) any other action that is treated as a repricing under generally accepted accounting principles; and (3) canceling an Option or SAR at a time when its strike price is equal to or greater than the fair market value of the underlying Stock, in exchange or substitution for another Option, SAR, Stock Award, other equity, or cash or other property. A cancellation and exchange or substitution described in clause (3) of the preceding sentence will be considered a repricing regardless of whether the Option, SAR, Stock Award, or other equity is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under generally accepted accounting principles, and regardless of whether it is voluntary on the part of the Grantee. Adjustments to Awards under Section 13 will not be deemed “repricings,” however. The Administrator shall have no authority to amend, alter, or modify any Award term after the Award has been granted to the extent that the effect is to waive a term that otherwise at that time would be mandatory for a new Award of the same type under the Plan.

c)	Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan or an Award (i) shall materially impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Company, which agreement must be in writing and signed by the Grantee and the Company, or (ii) impose any additional obligation on the Company or right on the Grantee unless evidenced in writing and signed by the Company.
16.	Conditions Upon Issuance of Shares.
a)	Legal Compliance. The Company shall not be obligated to issue Shares pursuant to an Award unless the exercise, if applicable, of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, other Applicable Law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and may be further subject to the approval of counsel for the Company with respect to such compliance.

b)	Investment Representations. As a condition to the exercise of an Award or issuance of Shares in connection with an Award, the Company may require the Grantee or permitted transferee to represent and warrant at the time of any such exercise or issuance that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required or advisable.
17.	Liability of Company.
a)	Inability to Obtain Authority. The inability of the Company to obtain authorization from any regulatory body having jurisdiction, which authorization is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. The Company shall use its best efforts to obtain such authorization.

b)	Grants Exceeding Allotted Shares. If the Covered Shares covered by an Award exceeds, as of the date of grant, the number of Shares that may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Covered Shares, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 15 of the Plan.
18.	Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

19.	Rights of Grantees. Neither the Plan nor any Award shall confer upon a Grantee any right with respect to continuing the Grantee’s employment, service as a Director or consulting relationship with the Company or a Subsidiary, nor shall they interfere in any way with the Grantee’s right or the Company’s right to terminate such employment, service or consulting relationship at any time, with or without cause.

20.	Sub-plans for Foreign Subsidiaries. The Board may adopt sub-plans applicable to particular foreign Subsidiaries. All Awards granted under such sub-plans shall be treated as grants under the Plan. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.

21.	Code Section 409A. It is intended that the Plan and all Awards hereunder be administered in a manner that will comply with Code Section 409A. The Administrator is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Code Section 409A. Notwithstanding anything in this Section to the contrary, no amendment to or payment under any Award will be made unless such transaction will result in no tax penalty to the Grantee. Without limiting the generality of the foregoing, if any amount shall be payable with respect to any Award hereunder as a result of a Grantee’s “separation from service” at such time as the Grantee is a “specified employee” (as those terms are defined for purposes of Code Section 409A) and such amount constitutes a deferral of compensation subject to Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the date six months after the Grantee’s separation from service (or the date of his or her earlier death). The Company may adopt a specified employee policy that will apply to identify the specified employees for all deferred compensation plans subject to Code Section 409A; otherwise, specified employees will be identified using the default standards contained in the regulations under Code Section 409A.

22.	Withholding. The Company and any Subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Grantee, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Administrator may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee’s withholding obligations, either on a mandatory or elective basis in the discretion of the Administrator. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, except a greater amount of Stock may be withheld provided that any such withholding transaction that potentially will result in additional accounting expense to the Company must be expressly authorized by the Administrator.

23.	Governing Law. The Plan and any Award Agreements and any and all determinations made and actions taken in connection with the Plan and Award Agreements, shall be governed by and construed in accordance with the Delaware General Corporation Law and applicable federal law, and in other respects with the substantive laws of the State of Florida.

APPENDIX B
JABIL CIRCUIT, INC.
SHORT-TERM INCENTIVE PLAN
1.	Purpose. The purpose of the Jabil Circuit, Inc. Short-Term Cash Incentive Plan is to motivate and reward short-term performance by providing cash bonus payments based upon the achievement of pre-established and objective performance goals for each fiscal year or portion of a fiscal year. The Plan is a continuation, in amended and restated form, of the plan previously known as the Jabil Circuit, Inc. Annual Incentive Plan.

2.	Definitions. The following definitions are applicable to the Plan:
(a)	“Annual Incentive Award” or “Award” means an annual incentive award made pursuant to Section 5 of the Plan.

(b)	“Base Salary” means the base rate of cash compensation paid by the Company to or for the benefit of a Participant for services rendered or labor performed while a Participant in this Plan, including base pay a Participant could have received in cash in lieu of deferrals under the Jabil 401(k) Retirement Plan or to any cafeteria plan under Section 125 of the Code maintained by the Company.

(c)	“Board” means the Board of Directors of the Corporation.

(d)	“Code” means the Internal Revenue Code of 1986, as amended, including Treasury Regulations.

(e)	“Committee” means the Compensation Committee of the Board, which shall be appointed by, and serve at the pleasure of, the Board, and shall consist of members of the Board who are not employees of the Corporation or any affiliate thereof and who qualify as “outside directors” under Section 162(m) of the Code, as amended from time to time, and the regulations promulgated thereunder.

(f)	“Company” means Jabil Circuit, Inc., a Delaware corporation.

(g)	“Executive Officer” means an employee of the Company whom the Board has designated as an executive officer of the Corporation for purposes of reporting under the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

(h)	“Fiscal Year” means the fiscal year of the Company.

(i)	“Participant” means any Executive Officers designated by the Committee to participate in the Plan.

(j)	“Performance Period” means the performance measurement period specified by the Committee to which the performance target(s) under an Award relate. The Performance Period may be the Fiscal Year or any portion of the Fiscal Year.

(k)	“Plan” means this Jabil Circuit, Inc. Short-Term Incentive Plan, as it may be amended from time to time.

(l)	“Target Determination Cutoff Date” means the latest possible date that will not jeopardize an Annual Incentive Award’s qualification as performance-based compensation within the meaning of Section 162(m) of the Code.
3.	Administration of Plan. The Plan shall be administered by the Committee. The Committee shall have the authority to select Executive Officers to participate in the Plan, to determine performance goals and the Annual Incentive Award amounts to be paid upon achievement of the performance goals, to determine other terms and conditions of Awards under the Plan, to establish and amend rules and regulations relating to the Plan, and to make all other determinations necessary and advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. All decisions made by the Committee pursuant to the Plan shall be made in the Committee’s discretion and shall be final and binding on Executive Officers, Participants, and the Company.

4.	Designation of Participants. Participants in the Plan shall be selected by the Committee on an annual basis from among the Executive Officers.

5.	Annual Incentive Awards.
(a)	Each Participant shall be eligible to receive such Annual Incentive Award, if any, for a Performance Period as may be established by the Committee and payable pursuant to the performance criteria described below. Annual Incentive Awards consist of cash amounts payable upon the achievement during a Performance Period of specified objective performance goals. No later than the Target Determination Cutoff Date, the Committee will establish the performance goal(s) and the amount to be paid if the performance goal(s) are achieved. The Annual Incentive Award opportunity, including any designated target, threshold or maximum opportunity, for each Participant will be specified as a percentage of the Participant’s Base Salary, or as the sum of a percentage of the funds available for the payment of such Annual Incentive Award or as a stated dollar amount or dollar amount calculated under a formula based on the relevant performance goal. The maximum aggregate Annual Incentive Award that may be awarded to a Participant for a Fiscal Year shall be 300% of the Participant’s Base Salary for such Fiscal Year. In addition, the maximum aggregate Annual Incentive Award payable to any Participant during any Fiscal Year shall be $45,000,000.

(b)	Participants shall have their Annual Incentive Awards, if any, determined on the basis of the degree of achievement of performance goals which shall be established by the Committee in writing. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company, shall be used by the Committee in establishing performance goals for Annual Incentive Awards: stock price; market share; sales, including to specified market segments or targeted customers; earnings per share, core earnings per share or variations thereof; return on equity; costs; revenue; cash to cash cycle; days payables outstanding; days of supply; days sales outstanding; cash flow; operating income; profit after tax; profit before tax; return on assets; return on net assets; return on sales; inventory turns; invested capital, including completion of a specified capital-raising transaction; net operating profit after tax; return on invested capital; total shareholder return; earnings; return on equity or average shareowners’ equity; return on capital; return on investment; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin; return on operating revenue; contract awards or backlog; overhead or other expense reduction; growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; credit rating; strategic plan development and implementation; net cash provided by operating activities; gross margin; economic value added; customer satisfaction; financial return ratios; market performance; completion of a specified acquisition or disposition; bookings; business divestitures and acquisitions; cash position; contribution margin; customer renewals; customer retention rates; earnings before interest and taxes; EBITDA; employee satisfaction; expenses; gross profit dollars; growth in bookings; growth in revenues; net profit; net sales; new product development; number of customers; productivity; operating cash flow; operating expenses; product defect measures; product release timelines; productivity; research and development milestones; revenue growth; time to market; working capital; or such similarly objectively determinable financial or other measures as may be adopted by the Committee.

(c)	The targeted level or levels of performance with respect to such measurement criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The Committee may, in establishing performance goals on or prior to the Target Determination Cutoff Date, specify that performance will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period, and may provide that the attainment of the performance goal will be measured by appropriately adjusting the evaluation of performance goal performance to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results. The targeted level or levels of performance may be established in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the subsidiary, division, department or function within the Company or subsidiary in which the Participant is employed. The Committee may specify that performance will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period. Performance goals need not be based on audited financial results.

(d)	The Compensation Committee shall have the power to impose such other restrictions on Annual Incentive Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Code section 162(m).

(e)	The Committee shall, for each Performance Period, establish the performance goal or goals from among the foregoing to apply to each Participant and a formula or matrix prescribing the extent to which such Participant’s Annual Incentive Award shall be earned based upon the achievement of such performance goal or goals. The performance goals may differ from Participant to Participant and from Award to Award.

(f)	Each Annual Incentive Award shall be earned only if at least one performance goal established in accordance with Section 5(a) and (b) has been achieved, except that the Committee may specify that the Award may become payable in the event of death, disability or a change in control to the extent permissible under Code Section 162(m) as of the end of the Performance Period. The Committee shall have no discretion to increase the amount of the Annual Incentive Award, but shall retain discretion to decrease the amount of the Annual Incentive Award at any time through the last day of the Fiscal Year in which the Performance Period ended, generally referred to as “negative discretion.” No Annual Incentive Award shall be payable except upon written certification by the Committee that the performance goals have been satisfied to a particular extent and that any other material terms and conditions precedent to payment of an Annual Incentive Award have been satisfied.

(g)	Payment of any Annual Incentive Award amount to be paid to a Participant based upon the degree of attainment of the applicable performance goals shall be made following the end of the Performance Period for which such Annual Incentive Award was earned, and in no event later than the date that is two and one-half months following the last day of the Fiscal Year for which such Annual Incentive Award was earned.

(h)	Annual Incentive Awards will be denominated in cash and will be payable in cash, except that the Committee may denominate an Annual Incentive Award in shares of the Company’s Common Stock and/or settle an Award in shares of Common Stock if and to the extent that shares of the Company’s Common Stock are authorized for use in incentive awards and available under a Company equity compensation plan approved by stockholders of the Company.

(i)	The Committee may defer payment of any Annual Incentive Award, or any portion thereof, to a Participant as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m) of the Code, provided that payment of the Annual Incentive Award is made as soon as reasonably practicable following the first date on which the Committee anticipates or reasonably should anticipate that, if the payment were made on such date, the Company’s deduction with respect to such payment would no longer be restricted due to the application of Section 162(m) of the Code. In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion and shall be made in accordance with Section 409A of the Code.
6.	Additional Forfeiture Provisions. The Committee may impose as a condition of Annual Incentive Awards, and as a condition of a Participant’s right to receive or retain cash, Common Stock or other property in connection with an Award, requirements that the Participant comply with specified conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its subsidiaries and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment or service to the Company.

7.	Participant’s Interests. A Participant’s interest in any Awards shall at all times be reflected on the Company’s books as a general unsecured and unfunded obligation of the Company subject to the terms and conditions of the Plan. The Plan shall not give any person any right or security interest in any asset of the Company or any fund in which any deferred payment is deemed invested. None of the Company, the Board, or the Committee shall be responsible for the adequacy of the general assets of the Company to discharge, or required to reserve or set aside funds for, the payment of its obligations hereunder.

8.	Non-Alienation of Benefits; Beneficiary Designation. All rights and benefits under the Plan are personal to the Participant and neither the Plan nor any right or interest of a Participant or any other person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment. Subject to the foregoing, the Company shall establish such procedures as it deems necessary for a Participant to designate one or more beneficiaries to whom any payment the Committee determines to make would be payable in the event of the Participant’s death.

9.	Withholding for Taxes. Notwithstanding any other provisions of this Plan, the Company shall withhold from any payment made by it under the Plan such amount or amounts as required for purposes of complying with any federal, state and local tax or withholding requirements, unless otherwise determined by the Committee (in which case withholding may be from other payments from the Company to the Participant, if so determined b the Committee.

10.	No Employment Rights. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate a Participant’s employment at any time, or confer upon any Participant any right to continued employment with the Company or any of its subsidiaries or affiliates. A Participant shall not be entitled to any claim or recourse if any action or inaction by the Company, or any other circumstance or event, including any circumstance or event outside the control of the Participant, adversely affects the ability of the Participant to satisfy a performance goal or in any way prevents the satisfaction of a performance goal.

11.	Determinations Final. Each determination provided for in the Plan shall be made by the Committee under such procedures as may from time to time be prescribed by the Committee and shall be made in the discretion of the Committee. Any such determination shall be conclusive.

12.	Adjustment of Awards. The Committee shall make adjustments in the method of calculating attainment of performance goals in recognition of unusual or nonrecurring events affecting the Corporation or its financial statements or changes in applicable laws, regulations or accounting principles; provided, however, that no such adjustment shall materially impair the rights of any Participant without his consent and that any such adjustments with respect to Annual Incentive Awards shall be made in a manner consistent with Section 162(m) of the Code.

13.	Nonexclusivity of the Plan. The adoption of this Plan and the grant of Annual Incentive Awards hereunder shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangement or award such other compensation as it may deem advisable with respect to any Participant.

14.	Amendment or Termination. The Board may amend, suspend or terminate the Plan from time to time. The Committee may amend, alter, suspend or terminate the Plan so long as such action complies with Applicable Law, except that any Plan amendment to be presented to the stockholders for approval shall first be approved by the Board. No such termination or amendment shall alter a Participant’s right to receive a distribution as previously earned, as to which this Plan shall remain in effect following its termination until all such amounts have been paid, except as the Company may otherwise determine. “Applicable Law” means the legal requirements relating to the administration of the Plan under applicable federal, state, local and foreign corporate, tax, securities, contract and other laws, and the rules and requirements of any stock exchange or quotation system on which the Company’s common stock is listed or quoted, all as amended through the applicable date. The term “Applicable Law” includes laws and regulations that are not mandatory but compliance with which confers benefits on the Company or Participants (e.g., Code Sections 162(m) and 409A), where such compliance is intended under the Plan.

15.	Code Section 409A. The Plan and the Awards granted hereunder are intended to meet the “short-term deferral” exception to the provisions of Section 409A of the Code and Treasury regulations issued thereunder or to otherwise comply with Section 409A of the Code and the Treasury regulations and guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Committee intends to administer the Plan so that it will comply with the requirements of Section 409A of the Code, neither the Committee nor the Company represents or warrants that the Plan will comply with Section 409A of the Code or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to a Participant (or any other individual claiming a benefit through a Participant) for any tax, interest, or penalties a Participant may owe as a result of compensation paid under the Plan, and the Company shall have no obligation to indemnify or otherwise protect a Participant from the obligation to pay any taxes pursuant to Section 409A of the Code.

APPENDIX C
JABIL CIRCUIT, INC.
2011 EMPLOYEE STOCK PURCHASE PLAN
     The following constitute the provisions of the 2011 Employee Stock Purchase Plan of Jabil Circuit, Inc. (the “Company”).
1.	Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended.

2.	Definitions.
(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)	“Common Stock” shall mean the Common Stock, .001 par value, of the Company.

(d)	“Company” shall mean Jabil Circuit, Inc., a Delaware corporation.

(e)	“Compensation” shall mean all base straight time gross earnings including payments for shift premium, commissions and overtime, incentive compensation, incentive payments, regular bonuses and other compensation.

(f)	“Designated Subsidiaries” shall mean the Subsidiaries that have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(g)	“Employee” shall mean any individual who is an employee of the Company or any Designated Subsidiary for purposes of tax withholding under the Code and whose customary employment with the Company or any Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Board, an Officer, or a person designated in writing by the Board or an Officer as authorized to approval a leave of absence. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

(h)	“Enrollment Date” shall mean the first day of each Offering Period.

(i)	“Exercise Date” shall mean the last day of each Offering Period.

(j)	“Fair Market Value” shall mean the value of Common Stock determined as follows:
(i)	If the Common Stock is listed on any established stock exchange, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii)	In the absence of an established market for the Common Stock, the Board shall determine Fair Market Value on a reasonable basis.
(k)	“Offering Period” shall mean a period of approximately six months, commencing on the first Trading Day on or after January 1 and terminating on the last Trading Day occurring in the period ending the following June 30, or commencing on the first Trading Day on or after July 1 and terminating on the last Trading Day occurring in the period ending the following December 31, except that the first Offering Period shall commence on the first Trading Day on or after July 1, 2011, and end on the last Trading Day occurring in the period ending December 31, 2011. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

(l)	“Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(m)	“Plan” shall mean this 2011 Employee Stock Purchase Plan.

(n)	“Purchase Price” shall mean an amount equal to 85 percent of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

(o)	“Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(p)	“Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50 percent of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(q)	“Trading Day” shall mean a day on which United States national stock exchanges and the National Association of Securities Dealers Automated Quotation (NASDAQ) System are open for trading.
3.	Eligibility.
(a)	Any person who is an Employee, as defined in Section 2(g), who has been continuously employed by the Company or a Designated Subsidiary for at least 90 days (taking into account all of the Employee’s periods of employment) and who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date shall be eligible to participate in the Plan.

(b)	Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds 25,000 dollars worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(c)	All Employees who participate in the Plan shall have the same rights and privileges under the Plan, except for differences that may be mandated by local law and that are consistent with Code section 423(b)(5); provided, however, that Employees participating in a sub-plan adopted pursuant to Section 13(c) that is not designated to qualify under Section 423 of the Code need not have the same rights and privileges as Employees participating in the Code Section 423 Plan. In addition, the Board may impose restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or State securities laws or foreign laws.
4.	Offering Periods. The Plan shall be implemented by consecutive Offering Periods until the Plan is terminated in accordance with Section 19 hereof. Subject to the requirements of Section 19, the Board shall have the power to change the duration of Offering Periods with respect to future offerings without stockholder approval if such change is announced at 15 days prior to the scheduled beginning of the first Offering Period to be affected.

5.	Participation.
(a)	An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form (including by electronic communication) provided by the Company and filing it with the Company’s payroll office in accordance with procedures established by the Company at least five business days prior to the applicable Enrollment Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given Offering Period.

(b)	Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10.
6.	Payroll Deductions.
(a)	At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 10 percent of the Compensation which he or she receives on each pay day during the Offering Period, and the aggregate of such payroll deductions during the Offering Period shall not exceed 10 percent of the participant’s Compensation during said Offering Period.

(b)	All payroll deductions made for a participant shall be credited to his or her account under the Plan and will be with held in whole percentages only. A participant may not make any additional payments into such account.

(c)	A participant may discontinue his or her payroll deductions during the Offering Period as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during an Offering Period by completing and filing (including by electronic communication) with the Company in accordance with procedures established by the Company a new subscription agreement authorizing a change in payroll reduction rate; provided, however that a participant may not change his or her rate of payroll deductions more than once in a given Offering Period. The change in rate shall be effective with the first full payroll period following five business days after the Company’s receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10.

(d)	Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant’s payroll deductions may be decreased to zero percent at such time during any Offering Period which is scheduled to end during the current calendar year (the “Current Offering Period”) that the aggregate of all payroll deductions which were previously used to purchase stock under the Plan in a prior Offering Period which ended during that calendar year plus all payroll deductions accumulated with respect to the Current Offering Period equal $25,000. Payroll deductions shall recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.
(e)	At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, foreign or other tax or social insurance withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefit attributable to sale or early disposition of Common Stock by the Employee.
7.	Grant of Option.
(a)	On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Offering Period more than a number of shares determined by dividing $12,500 by the fair market value of a share of the Company’s Common Stock on the Enrollment Date, and provided further that such purchase shall be subject to the limitations set forth in Section 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 and shall expire on the last day of the Offering Period.

(b)	Options may be granted under the Plan from time to time in substitution for stock options held by employees of another corporation who become, or who became prior to the effective date of the Plan, Employees of the Company or a Designated Subsidiary as a result of a merger or consolidation of such other corporation with the Company, or the acquisition by the Company or a Designated Subsidiary of all or a portion of the assets of such other corporation, or the acquisition by the Company or a Designated Subsidiary of stock of such other corporation with the result that such other corporation becomes a Designated Subsidiary.
8.	Exercise of Option. A participant’s option for the purchase of shares will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares will be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period. Any other monies left over in a participant’s account after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9.	Delivery. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the transfer of the shares purchased upon exercise of each participant’s option in electronic form to a broker designated by the participant, or, in the discretion of the Company, the delivery to the participant of a certificate representing such shares.

10.	Discontinuance of Payroll Deductions; Termination of Employment.
(a)	A participant may discontinue his or her payroll deductions during an Offering Period no later than 21 calendar days before the end of the Offering Period by giving written or electronic notice to the Company in the form provided by the Company. The discontinuance shall be effective with the first full payroll period following five business days after the Company’s receipt of the notice of discontinuance unless the Company elects to process a given discontinuance more quickly. Although no further payroll deductions for the purchase of shares will be made during the Offering Period, all of the participant’s payroll deductions credited to his or her account prior to the discontinuance will be applied to the purchase of shares in accordance with Section 8. If a participant discontinues his or her payroll deductions during an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b)	Upon a participant’s ceasing to be an Employee for any reason or upon termination of a participant’s employment relationship (as described in Section 2(g)), the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and such participant’s option will be automatically terminated.

(c)	In the event an Employee fails to remain an Employee for at least 20 hours per week during an Offering Period in which the Employee is a participant, he or she will be deemed to have elected to discontinue payroll deductions.

(d)	A participant’s discontinuance of payroll deductions during an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period during which the participant discontinues payroll deductions.
11.	Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

12.	Stock.
(a)	The maximum number of shares of the Company’s Common Stock that may be made available for sale under the Plan is 6,000,000, subject to adjustment upon changes in capitalization of the Company as provided in Section 18. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.
(b)	The participant will have no interest or voting right in shares covered by his option until such option has been exercised.
(c)	Shares to be delivered to a participant under the Plan will be registered in the name of the participant.
13.	Administration.
(a)	The Plan shall be administered by the Board of the Company or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan, and to provide or permit any notice or other communication required or authorized by the Plan in either written or electronic form. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties. Members of the Board who are eligible Employees are permitted to participate in the Plan, provided that:
(i)	Members of the Board who are eligible to participate in the Plan may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan.

(ii)	If a Committee is established to administer the Plan, no member of the Board who is eligible to participate in the Plan may be a member of the Committee.
(b)	Notwithstanding the provisions of Subsection (a) of this Section 13, in the event that Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision (“Rule 16b-3”) provides specific requirements for the administrators of plans of this type, the Plan shall be only administered by such a body and in such a manner as shall comply with the applicable requirements of Rule 16b-3.

(c)	The Board may adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Board is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which may vary with local requirements. The Board may also adopt sub-plans applicable to particular Subsidiaries, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 12(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.
14.	Designation of Beneficiary.
(a)	A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b)	Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
15.	Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

16.	Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.	Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, and the number of shares purchased.

18.	Adjustments Upon Changes in Capitalization, Dissolution, Merger, Asset Sale or Change of Control.
(a)	Changes in Capitalization . Subject to any required action by the stockholders of the Company, the Reserves as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

(c)	Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board deter mines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”) or to cancel each outstanding right to purchase and refund all sums collected from participants during the Offering Period then in progress. If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least 10 business days prior to the New Exercise Date, that the Exercise Date for his option has been changed to the New Exercise Date and that his option will be exercised automatically on the New Exercise Date. For purposes of this Section, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock and the sale of assets or merger.
19.	The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event the Company effects one or more reorganizations, recapitalization, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

20.	Amendment or Termination.
(a)	The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or under Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b)	Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.
21.	Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.	Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.	Term of Plan. The Plan shall become effective upon the approval by the stockholders of the Company. It shall continue in effect until it is terminated under Section 19.

24.	Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.
SCHEDULE TO THE JABIL CIRCUIT, INC.
2011 EMPLOYEE STOCK PURCHASE PLAN
Adopted by the Company by resolution of the Board on October 21, 2010
     The Government of India has under Section 17(2)(iii) of the Income-tax Act, 1961 issued Notification No.F.No.142/48/2001-TPL prescribing guidelines for Employee Stock Option Plan or Scheme.
I.	Purpose:
Jabil Circuit, Inc, a company incorporated under United States laws and having its registered office at Florida intends to adopt this Sub Plan as an addendum to the overall Jabil Circuit, Inc. 2011 Employee Stock Purchase Plan. The Sub Plan incorporates specific additional terms, conditions and restrictions applicable to stock options granted to employees of Jabil Circuit India Private Limited, Jabil Circuit Technology India Private Limited, and any other company of the Jabil group in India which may be formed or acquired at a later date or time. These additional terms, conditions and restrictions are intended to ensure compliance of the Jabil Circuit, Inc. 2011 Employee Stock Purchase Plan (‘the Plan’) to the ESOP Guidelines issued by the Indian Government.
II.	The rules of this India Sub Plan take precedence over other provisions of the Plan but unless otherwise specifically superseded by terms of the India Sub Plan, the provisions of the Plan shall govern the operations of the India Sub Plan.

III.	The India Sub Plan shall be effective from January 20, 2011.

IV.	Shareholder Approval:

Shareholder approval for the Plan has been granted on January 20, 2011

V.	An employee who is a promoter or belongs to the promoter group or is a director who either by himself or through his relative/body corporate, directly or indirectly holds more than 10% of the outstanding equity shares of the company, shall not be eligible to participate under the Sub Plan.
1.1	For purposes of the above, “Promoter” means:
a)	the person/s who are in over-all control of the company; or

b)	the person/s who are instrumental in the formation of the company; or the programme pursuant to which shares were offered to the public; or

c)	the person/s named in the offer document as promoter(s).
A director or officer of the company will not be deemed to be a promoter if he is acting as such only in his professional capacity. (Explanation: Where a promoter of a company is a body corporate, the promoter of that body corporate shall also be deemed to be a promoter of the company.)
1.2	“Promoter group” means:
a)	an immediate relative of the promoter (i.e. spouse of that person, or any parent, brother, sister or child of the person or of the spouse); or

b)	persons whose shareholding is aggregated for the purpose of disclosing “shareholding of the promoter group” in the offer document.
VI.	The India Sub Plan as applicable to India shall not be subject to changes as required by the ESOP Guidelines unless prior approvals from the relevant Indian regulatory authorities, if required, have been obtained in this behalf.

VII.	Plan Terms and Conditions Binding:
Shares granted under this Sub-Plan shall be subject to all other terms and conditions of the Plan.
VIII.	Amendment:
The Sub Plan may be suspended or discontinued at any time.

JABIL

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 P.M., Eastern Time, January 19, 2011.

Vote by Internet

- Log on to the Internet and go to **www.investorvote.com/JBL**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4, 5 and 6.

1. Election of Directors: 01 - Mel S. Lavitt; 02 - Timothy L. Main; 03 - William D. Morean; 04 - Lawrence J. Murphy; 05 - Frank A. Newman; 06 - Steven A. Raymund; 07 - Thomas A. Sansone; 08 - David M. Stout

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08
☐	☐	☐	☐	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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C123456789 I IMPORTANT ANNUAL MEETING INFORMATION\ ENDJSEI*KT_LINE SACKIACK mm,m IflASANlE DESIGIATI(N[IFAIV) ADD1 ADD 2 ADD 3 ADD 4 Electronic Voting Inductions Youcan vote by Internet or telephone! Available 24 housa day, 7 daysa week! Irdead d mailing your frcxy, you may choose oe d the twovding methodsoutlined below tovdeyojrprocy. VALIDATKBDETAILSAE LffiATED BELOWNTHE TITLE BAR Roxiesabmitted by the Internet ortelerjione mut be received by 11:59 EM., Eastern Tme, Janiaiy 19, 2011. Using a black ink pen mark vojrvdeswith an Xasshcwnin thisexamfle. Rtease dond. write outside the designated areas Vote by Internet • Lqg ontothe Irtemet art goto www.investoivote.com/JBL • Fdlov the stepsoutlired onthe secured webste. Vote by telephone Call tdl free 1-800-652-VaE (8683) withinthe USA, US tenitoiesS Canada ary time ana tcuch to* telepnoe. There is ICCHAR3E toyojfathe call. Fdlovthe irdructiropxvided by the recorded message. Annial Meeting Poxy Card (1234 5678 9012 345) T IF YOU HAVE KFVCED VIA TIE IIERETCR BLENdE, FOLD ALOE “HE lEHFfflMOU DETACH AM) ETJMHE BOIM WKJIINHE ErCLCSED ErVELOE. T Q Roposals— Tie Board of Directorsrecommendsa vote FOR all the nomineeslisted and F(R RopDsals2, 3,4, 5 and 6. 1. Electiond Directors 01 — Ml S. Lavitt 02 — Timdhy L. Min 03 — Wiam D. Wean 04 — Lawrence J. Mrpny j. 05 - Frartc A. Mwman 06 — StevenA. Symund 07 — ThomasA. Sanare 08 — David MStout p Mark here to vote FOR all nominees Mark here to tfUHOLD vote from all nominees 01 02 03 04 05 06 07 08 D For All E)CEFT — Towithhdd a vde fa o«e a more noninees mark the boc tothe left and the correswding numbered boc(es) tothe right. I For Against Abstain For Against Abstain 2. Toratify the apprtmert d ErrS & Yojng LLPasJabil’s3. Toanonve the Jabil Circuit, Inc. 2011 Stock Award and .. independert registered public accajrting firm fa the fiscal IrcertiveRan year ending August 31, 2011. 4. Toapfra/e the amendmert and restatemert d the Jabil 5. Toapro/e the Jabil Circuit, Inc. 2011 Employee Stock Circuit, Ire. Short-Term Ircertive Fan Brchase Ran I 6. Totrareact such dher bus’ressasmay properly come before I—I the AnAJal Meting, including ary adjojrrmert thered. 0 Ntn-Voting Items Chanae of Address —Rtease airt new addressbelov. Meetina Attendance Mrk ba tothe right if you flantoattend the Anual Meting. Q Adhorized Signatues— Tiissection mid be comrJeted for you vote to be couited. — Date and Sign Below fftease sgl Jy asname(s) apsearshereoa Jdrt ovrersshould each sign Iftfensigring asattoney, executor, admiiistrator , coprate dficer, trustee, guardian or custodian pease give full title. Date (miBmyyyy) — Rtease pnrt date below. Signature 1 — Rtease keepsgnature withinthe boc. Signature 2 — Ftease keepsgnature withinthe boc. C1?4’Sfi78Qn INT iwsakieithisaiieaissetuftos, L/ IZOfOD/OyU J IN I 14OCHAffiCTER5)l(KSAI(lEAI1DI*! m, SAIftE AMD l» SAW.E AMD m, SAB 1UPX 1056611 I* SAIftE AMD IdASAWE AMD »W SAB

RECEIVE FUTlire RW WLTEHALS ELECTRICALLY. Receiving dockhdder material electrorically via the Irtemet helpsreduce Jabi I’smailing and prirting ccSs Toreceive future pcxy materialselectrcrically, if made available by Jabil, goto http//www.conpjteriiare.c on/usfecammsard fdlov the irdructicrepwded. Your participationinthispqgram will remainineffect urtil you cancel your emjlmert. You are free tocancel your enrcHmert at ary time by gbrg tohttp//www.conpjteriiare.cam/u3(econmscnthe Irternet. T IF YOU HAVE KFVCED VIA TIE IIERETCR ELENaE, FOLD ALOE “HE lEHFfflMOU DETACH AN) ETJMHE BOIM WKJIINHE EICUSED EtVELOE. JArBIL RDxy-JABIL CIRCUITIIC. RW SftlCrED BY THE BGMD F DIKCTO FRAWJAL MEETM5 F STOCKHOLDERS The underagred hereby aborts RBEFT L. ftVERand F(BES I.J. ALE)ftNDERcr either tf them, each with pwerrf aibditutioia nd revocatio) asthe pcxy cr fraiestf the underagred torefresrt the underagned and vde all larestf the conmoidock d Jabil Circuit, Inc. that the underagned would be ertitled tovde if perarally peaert at the Amial Meting f Stekhdderatf Jabil Circuit, Ire., tobe held at the Rraisarce Viny Gdf Club, Suret Bahrain, 600 Srell Ide Boulevard, St. leter&urg, Florida 33704, onThuraJay, Jamary 20, 2011, at 10:00 a.m., EademTime, and at ary adjourrmertsthereof, upo nthe matters33t forth onthe revets ade and more fully dexribed inthe Mice and ftxy Statemert for aid Anual Meting and intheir disretionupmall drier mattersthat may fraerly cone before aid Artual Meting and ary adjourrmert thereof. HE SHAES CtfEIED BY fllS HW VLL BE VCED INACCODAICE W TIE CHOCES MADE. WENICCHOCE IS MADE, TIIS HW W.L BE VCED (1) FR_ ALL LISTED IttlllEES F(RDIICCT?(2) F(R BMFICATOKF TIE AHW1/IEIT(F ERBT& YODN3 LLPAS JABIL’S IIDEEIDEIT EGISTIICD RJBLIC ACCQIWN3 FIH/I FKHE FISCAL YEAREIDIIC AUGUST31, 2011, (3) F(R AHWAL (F TIE JABIL CIRCUIT IK- 2011 STBK AWID AN) IICEWVE R.AN(4) F(R AHWAL (F TIE AMEtDMEITAH) lESfEMEITCF TIE JABIL CIRCUIT IK. SHGFEM IICEIiVE B.AN (5) RRrVAL S TIE JABIL CIRCUITIIC. 2011 EMUffEE STOK RJRCHASE R-AfWH) (6) F(R TAI«ACT(NF SUCH CHERBUSIIf SS AS MAY RQERYJE BEFOE TIE AMJAL MEETIC, IICLUDIN3 ANT ADJOHRMEITTIEIECF. TheArrual Meting may be held asxheduled oriy if a majority of the laresoutdanding are repesrted attheArrual Meting by attendance or pcxy. Accodingly, pteaae conbete thispcxy, and retumit ponftly inthe erclced en/elqe. ItEASE MK, SIGN DATE AND KTUffiTTHE HW CAR) HOTLY USIN3 THE EfCLSED EWEL(E. DCMT HETUffilY(DJRfW CARD IF Y(DJ ARE VCTIKB BY IfTERET (BBY TELEHHflff. CflSTINUED AND TCBE SIGfCD (MEVERSE SIDE